                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM U5S


                                  ANNUAL REPORT

                      For the Year Ended December 31, 1999



                              Filed pursuant to the
                   Public Utility Holding Company Act of 1935



                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                            13880 Dulles Corner Lane
                             Herndon, Virginia 20171

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.




                                    FORM U5S




                                  ANNUAL REPORT

                      For the Year Ended December 31, 1999




                              Filed pursuant to the
                   Public Utility Holding Company Act of 1935




                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                            13880 Dulles Corner Lane
                             Herndon, Virginia 20171

                                TABLE OF CONTENTS

                                                                                                       PAGE NO.
                                                                                                          OR
 ITEM                                                                                                  EXHIBIT
 ----                                                                                                  -------

  1      System Companies and Investment Therein as of December 31, 1999....................              3-8

  2      Acquisitions or Sales of Utility Assets............................................              9

  3      Issue, Sale, Pledge, Guarantee or Assumption of System Securities..................              9

  4      Acquisition, Redemption or Retirement of System Securities.........................              10-13

  5      Investments in Securities of Nonsystem Companies...................................              13

  6      Officers and Directors.............................................................              14-80

  7      Contributions and Public Relations.................................................              81

  8      Service, Sales and Construction Contracts..........................................              82-84

  9      Wholesale Generators and Foreign Utility Companies.................................              85-86

 10      Financial Statements and Exhibits..................................................              87-88

         Consolidating Financial Statements.................................................              87(F1 to F6)

         Signature of Registrant's Officer..................................................              89

         Exhibits:                                                                                        90

           Securities and Exchange Act of 1934 Reports......................................              A

           Index to Corporate Organization & By-Laws Exhibits...............................              B

           Indentures or Contracts..........................................................              C

           Tax Allocation Agreement for 1999................................................              D

           Other Documents Prescribed by Rule or Order......................................              E

           Report of Independent Public Accountants ........................................              F

           Financial Data Tables............................................................              G

           Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding
           Companies........................................................................              H

           Audited Financial Statements of Exempt Wholesale Generators or Foreign Utility
           Holding Companies................................................................              I

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999


                                                                                               Issuer             Owner
                                                                                 % Of          Book               Book
                                                             Number of Common    Voting        Value              Value
      Name of Company (Company Abbreviation)                   Shares Owned      Power         ($000)             ($000)
      --------------------------------------                   ------------      -----          ------             ------
Columbia Energy Group  (Registrant, CG)
   Columbia Gas of Kentucky, Inc. (CKY) ..................          952,248        100.0           78,644           78,644
      Unsecured Debt .....................................               --           --           54,494           54,494
   Columbia Gas of Maryland, Inc. (CMD) ..................            2,883        100.0           24,124           24,124
      Unsecured Debt .....................................               --           --           17,819           17,819
   Columbia Gas of Ohio, Inc. (COH) ......................        4,769,585        100.0          437,148          437,148
      Unsecured Debt .....................................               --           --          319,959          319,959
   Columbia Gas of Pennsylvania, Inc. (CPA) ..............        1,805,112        100.0          181,219          181,219
      Unsecured Debt .....................................               --           --          188,451          188,451
   Columbia Gas of Virginia, Inc.  (CGV) .................        1,306,106        100.0          169,489          169,489
      Unsecured Debt .....................................               --           --          136,667          136,667
   Columbia Gas Transmission Corporation (TCO) ...........            1,934        100.0        1,022,297        1,022,297
      Unsecured Debt (a) .................................               --           --               --               --
      Secured Debt .......................................               --           --          643,000          643,000
      Unconsolidated Affiliate:
            Millennium Pipeline Company, L.P.(b) .........               --         47.5           20,739           20,739
            Millennium Pipeline Management Co., L.L.C. (c)               --         47.5              209              209
   Columbia Gulf Transmission Company (CGT) ..............            1,993        100.0          113,866          113,866
      Unsecured Debt .....................................               --           --           88,414           88,414
      Unconsolidated Affiliates:
         Trailblazer Pipeline Corporation (d) ............               --           --               --               --
   Columbia Pipeline Corporation (CPL) ...................                1        100.0              337              337
      Subsidiary:
         Columbia Deep Water Services (CDW) ..............                1        100.0              274              274
   Columbia Atlantic Trading Corporation (CAT) ...........              308        100.0              578              578
   Columbia Energy Group Service Corporation (CS) ........            3,000        100.0              300              300
      Unsecured Debt .....................................               --           --           26,176           26,176
   Columbia LNG Corporation (CLG) ........................            3,519         92.1           31,249           31,249
      CLNG Corporation (CLNG) ............................              155        100.0              371              371
      Unconsolidated Affiliate:
         Cove Point LNG Limited Partnership (e) ..........               --         50.0           14,677           14,677

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999

                                                                                               Issuer        Owner
                                                                                 % Of          Book          Book
                                                           Number of Common      Voting        Value         Value
Name of Company (Company Abbreviation)                       Shares Owned        Power         ($000)        ($000)
--------------------------------------                       ------------        -----         ------        ------
Columbia Energy Resources, Inc. (CER) ................               3           100.0         262,237       262,237
  Unsecured Debt .....................................              --              --         123,850       123,850
  Subsidiaries:
     Columbia Natural Resources, Inc. (CNR) ..........               2           100.0         249,607       249,607
       Unsecured Debt ................................              --              --         121,850       121,850
         Unconsolidated Affiliates:
         Clarksburg Gas Limited Partnership (f) ......              --             2.0             281           281
     Hawg Hauling & Disposal, Inc. (HH) ..............             900           100.0           1,035         1,035
     Alamco-Delaware, Inc. (AD) ......................             100           100.0           6,870         6,870
     CNR-Canada, Ltd. (CU) ...........................               3           100.0          18,736        18,736
Columbia Propane Corporation (CPC) ...................           1,377           100.0         222,271       222,271
  Unsecured Debt .....................................              --              --         151,662       151,662
  Subsidiaries:
     Columbia Petroleum Corporation (PET) (g) ........           1,000           100.0          34,245        34,245
         Unsecured Debt ..............................              --              --          23,729        23,729
     CP Holdings, Inc. (CPH) (h) .....................           1,000           100.0           4,413         4,413
         Unsecured Debt ..............................              --              --         137,997       137,997
     Columbia Propane LP (PLP) (i) ...................              --              --          86,850        86,850
         Unsecured Debt ..............................              --              --         137,997       137,997
  Unconsolidated Affiliate:
      Atlantic Energy, Inc. (AEI) (j) ................           3,500            50.0           2,003         2,003
Columbia Networks Services Corporation (CNS) .........             900           100.0           4,275         4,275
  Subsidiaries:
     CNS Microwave, Inc. (CMC) .......................              80           100.0           1,034         1,034
     EnergyNet, L.L.C. (EN) ..........................              --           100.0              45            45
Columbia Insurance Corporation, Ltd. (CIC) ...........           4,800           100.0           1,144         1,144
Columbia Energy Services Corporation (CES) ...........         421,657           100.0        (132,348)     (132,348)
  Subsidiaries:
     Columbia Energy Marketing Corporation (CEM) .....             101           100.0           1,696         1,696
     Columbia Energy Power Marketing Corporation (CPM)               1           100.0          (2,154)       (2,154)
     Columbia Energy Retail Corporation (CERC) (k) ...           2,000           100.0          (6,391)       (6,391)
     Columbia Service Partners, Inc. (CSP) ...........             200           100.0             624           624
       Subsidiary:
        Columbia Assurance Agency, Inc. (CAA) ........             850           100.0              10            10
     Energy.com (ECC) ................................             500           100.0            (420)         (420)

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999

                                                                                                         Issuer           Owner
                                                                                         % Of            Book             Book
                                                                    Number of Common     Voting          Value            Value
Name of Company (Company Abbreviation)                                Shares Owned       Power           ($000)           ($000)
--------------------------------------                                ------------       -----           ------           ------
Columbia Energy Group Capital Corporation (CCC) ...............          40,001            100.0          48,135          48,135
   Subsidiaries:
         Columbia Transmission Communications Corporation (CTC)               1            100.0          46,722          46,722
         TriStar Gas Technologies, Inc. (TGT) .................          40,000            100.0           1,375           1,375
          Unconsolidated Affiliate:
           Enertek Partners, LP (l) ...........................              --             16.5           1,201           1,201
Columbia Finance Corporation (CFC) (m) ........................              10            100.0           6,928           6,928
   Subsidiary:
     Columbia Accounts Receivable Corporation (CAR) (n) .......              10            100.0           6,929           6,929
Columbia Electric Corporation (CEC) ...........................           1,835            100.0         105,171         105,171
   Subsidiaries:
     Columbia Electric Pedrick General Corporation (CGP) ......           3,000            100.0           5,396           5,396
       Unconsolidated Affiliate:
          Pedricktown Cogeneration Limited Partnership (o) ....              --             50.0             145             145
     Columbia Electric Pedrick Limited II Corporation (CEPL) ..               1            100.0           6,095           6,095
       Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited Partnership (o) .....              --               --           2,026           2,026
     Columbia Electric Pedrick General II Corporation (CEPG) ..              --            100.0              --              --
     Columbia Electric Pedrick Limited Corporation (CLP) ......              42            100.0          12,995          12,995
       Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited Partnership (o) .....              --               --           5,065           5,065
     Columbia Electric Binghamton General Corporation (CBG) ...             118            100.0             281             281
       Unconsolidated Affiliate:
         Binghamton Cogeneration Limited Partnership (p) ......              --             33.0              31              31
     Columbia Electric Binghamton Limited Corporation (CBL) ...             142            100.0             527             527
       Unconsolidated Affiliate:
         Binghamton Cogeneration Limited Partnership (p) ......              --               --              72              72
     Columbia Electric Vineland General Corporation (CVG) .....           2,704            100.0             497             497
       Unconsolidated Affiliate:
         Vineland Cogeneration Limited Partnership (q) ........              --             50.0             360             360
     Columbia Electric Vineland Limited Corporation (CVL) .....           2,385            100.0           3,678           3,678
       Unconsolidated Affiliate:
         Vineland Cogeneration Limited Partnership (q) ........              --               --           3,239           3,239
     Columbia Electric Rumford Limited Corporation (CRL) ......               1            100.0           5,299           5,299
       Unconsolidated Affiliate:
         Rumford Cogeneration Company Limited Partnership (r) .              --               --           8,985           8,985

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999

                                                                                           Issuer          Owner
                                                                                           % Of            Book             Book
                                                                     Number of Common      Voting          Value            Value
Name of Company (Company Abbreviation)                                 Shares Owned        Power           ($000)           ($000)
--------------------------------------                                 ------------        -----           ------           ------
     Columbia Electric Limited Holdings Corporation (CEH) (s)             1,127            100.0          11,106           11,106
       Unconsolidated Affiliate:
         Gregory Power Partners, L.P. (t) .....................              --               --              23               23
         Gregory Partners LLC (u) .............................              --               --            (464)            (464)
         Free State Electric LLC (v) ..........................              --               --              --               --
         Haverstraw Bay LLC (w) ...............................              --               --              --               --
     Columbia Electric Liberty Member Corporation (CLM) (x) ...              --            100.0             404              404
       Unconsolidated Affiliated:
         Liberty Electric Power LLC (x) .......................              --               --              --               --
     Columbia Electric Gregory General Corporation (CGG) ......              27            100.0             267              267
       Unconsolidated Affiliate:
         Gregory Power Partners L.P. (t) ......................              --             50.0              --               --
     Columbia Electric Gregory Remington Corporation (CGR) ....              11            100.0              94               94
       Unconsolidated Affiliate:
         Gregory Partners LLC (u) .............................              --             50.0              (9)              (9)
     Columbia Electric Liberty Corporation(CEL) ...............               3            100.0              36               36
       Unconsolidated Affiliate:
         Liberty Electric Power LLC(x) ........................              --             50.0              --               --
     Columbia Electric Kelson Corporation (CEK) (v) ...........               4            100.0              40               40
       Unconsolidated Affiliate:
         Free State Electric LLC (v) ..........................              --            100.0              --               --
     Columbia Electric Haverstraw Corporation (CHC) (w) .......              --            100.0              --               --
       Unconsolidated Affiliate:
         Haverstraw Bay LLC (w) ...............................              --            100.0              --               --
     Columbia Capacity, LLC (CCL) (y) .........................              --            100.0          16,638           16,638
     Columbia Electric Liberty Member II Corporation (LLM) (x)                             100.0              --               --
     Columbia Electric Liberty II Corporation (LLL) (x) .......              --            100.0              --               --
     Liberty Electric PA LLC (x) ..............................              --            100.0              --               --
     Unconsolidated Affiliate:
       Cogeneration Partners of America *(z) ..................              --             50.0              --               --

*    Inactive

(a)  During 1999, debt related to TCO's bankruptcy was retired.

(b) Partnership interest in the Millennium Pipeline Company. Columbia Gas Transmission Corporation owns 47.5% interest.

(c) Columbia Gas Transmission Corporation owns 47.5% interest of Millennium Pipeline Management Company, LLC.

(d) In December 1999, Columbia Gulf Transmission Company sold its thirty-three and one-third percent (33-1/3%) interest in the Trailblazer Pipeline Corporation.

(e) Partnership interest in Cove Point LNG Limited Partnership. CLNG Corporation and Cove Point Energy Company, Inc. are each general partners in the Partnership. Each of the general partners has a one (1%) percent ownership interest and fifty (50%) percent of the Partnership's voting power. Columbia LNG Corporation and Pepco Energy Company, Inc. each are limited partners of the Partnership, holding respectively, forty-nine (49%) percent ownership interests in the Partnership. The limited partners have no voting power (except in certain extraordinary situations).

(f) Partnership interest in Clarksburg Gas Limited Partnership. Columbia Natural Resources, Inc. is a general partner with a 2% interest in the partnership.

(g) On May 12, 1999, Columbia Propane Corporation acquired the assets of Carlos Leffler, Inc. for $70,665,038. Columbia Petroleum Corporation was established to operate the petroleum assets of $55,347,014 acquired in the transaction. The propane assets of $15,318,024 acquired were assumed by Columbia Propane Corporation.

(h) CP Holdings, Inc. was established in 1999 as the 100% General Partner to Columbia Propane LP.

(i) On July 19, 1999, Columbia Propane Corporation purchased the outstanding units of National Propane, LP (Columbia Propane LP). Columbia Propane Corporation is the limited partner with 99% partnership interest and Triarc, Inc., maintaining a 1% limited partnership interest.

(j) Atlantic Energy, Inc. is an unconsolidated subsidiary of Columbia Propane Corp., accounted for as an investment using the equity method. Columbia Propane Corp. and Conoco, Inc. each have a fifty percent (50%) ownership interest in Atlantic Energy.

(k) Columbia Energy Retail Corporation (CERC) was incorporated in the state of Delaware on October 28, 1998 and capitalized in January 1999. CERC participates in Natural Gas and Electricity deregulation programs by selling gas and electricity to residential and small commercial customers.

(l) Partnership interest in Enertek Partners, L.P. (EnerTech). EnerTek is a gas industry fund that invests in companies developing new technologies to enhance the supply, transportation and utilization of natural gas. The limited partners and their ownership interest include Battelle Memorial Institute (8.26%); Brooklyn Union Gas Company (16.32%), CNG Technologies, Inc. (16.54%); Enron Venture Capital Company (16.54%); Equitable Resources, Inc. (8.26%), Southern California Gas Company (16.54%); and TriStar Gas Technologies, Inc. (16.54%). Scientific Advances, Inc. is the general partner owning (1.00%).

(m) Columbia Finance Corporation was incorporated in the State of Delaware on September 20, 1999.

(n) Columbia Accounts Receivable (CAR) Corporation was incorporated in the State of Delaware on September 20, 1999. CAR is engaged in the purchase and sale of trade receivables.

(o) Partnership interest in Pedricktown Cogeneration Limited Partnership. On November 29, 1999, Columbia Electric Pedrick General Corporation (CGP) created a subsidiary, Columbia Electric Pedrick Limited II Corporation
     (CEPL). CEC transferred a 14% general partnership interest into CEPL, and converted that interest to a limited partnership interest. The general partners and their respective ownership interests are Pedrick General, Inc. (15%) and Columbia Electric Pedrick General Corporation (1%). The limited partners and their respective ownership interests are ATE (35%), Columbia Electric Pedrick Limited Corporation (35%), and CEPL (14%). Pedrick General, Inc. is a subsidiary of Atlantic Generation, Inc and ATE is a subsidiary of Conective.

(p) Columbia Electric Binghamton General Corporation, Binghamton General, Inc. and S.N.W. Binghamton I, L.P., each of which owns one-third of the thirty percent (30%) general partnership interest. The limited partners are Binghamton Limited, Inc.; S.N.W. Binghamton II, L.P.; and Columbia Electric Binghamton Limited Corporation, each of which owns one-third of the seventy percent (70%) limited partnership interest. Binghamton General, Inc. and Binghamton Limited, Inc. are subsidiaries of Atlantic Generation, Inc. and S.N.W. Binghamton I, L.P. and S.N.W. Binghamton II, L.P. are subsidiaries of Stone & Webster Development Corp.

(q) Partnership interest in Vineland Cogeneration Limited Partnership. The general partners are Vineland General, Inc. and Columbia Electric Vineland General Corporation each of which owns one-half of the ten percent (10%) general partnership interest. The limited partners are Vineland Limited, Inc. and Columbia Electric Vineland Limited Corporation, each of which owns one-half of the ninety percent (90%) limited partnership interest. Vineland General, Inc. and Vineland Limited, Inc. are subsidiaries of Atlantic Generation, Inc.

(r) Partnership interest in Rumford Cogeneration Company Limited Partnership. The limited partners and the percent of ownership interest of each include:
     Columbia Electric Rumford Limited Corporation (10.2%), UtilCo Group, Inc. (10.2%), Nichimen America, Inc. (10.2%), Dominion Energy, Inc. (10.2%), Rumford Power Associates, Inc. (14.1%) and Catamount Rumford Corp. (15.1%). Rumford Cogeneration, Inc. is the general partner owning 30.0%.

(s) Columbia Electric Limited Holdings Corporation (CEH) owns 100% of Columbia Electric Liberty Member Corporation (CLM), and maintains limited holdings in Gregory Power Partners, LP, Gregory Partners LLC, Free State Electric LLC, and Haverstraw Bay LLC.

(t) Partnership Interest in Gregory Power Partners, L.P. The general partners are Columbia Electric Gregory General Corporation and LG&E Power Gregory IV Inc., each of which owns one-half of two percent (2%). The limited partners are Columbia Electric Limited Holdings Corporation and LG&E Power Gregory I Inc., each of which owns one-half of ninety-eight percent (98%). LG&E Power Gregory IV Inc. and LG&E Power Gregory I Inc. are subsidiaries of LG&E Power.

(u) Partnership Interest in Gregory Partners LLC. The general partners are Columbia Electric Gregory Remington Corporation and LG&E Power Gregory II Inc. each of which owns one-half of two percent (2%). The limited partners are Columbia Electric Limited Holdings Corporation and LG&E Power Gregory III Inc., each of which owns one-half of ninety-eight percent (98%). LG&E Power Gregory II Inc. and LG&E Power Gregory III Inc., are subsidiaries of LG&E Power.

(v) Free State Electric LLC was organized on November 10, 1999 in connection with the development, ownership, financing, construction, and operating of a power generation project to be located in Charles County, Maryland. The general partner is Columbia Electric Kelson Corporation (CEK), which owns two percent (2%). The limited partner is Columbia Electric Limited Holdings Corporation (CEH), which owns ninety-eight percent (98%).

(w) Haverstraw Bay LLC was organized on September 14, 1999 in connection with the development ownership, financing, construction, and operating of a power generation project to be located in Haverstraw, New York. The general partner is Columbia Electric Haverstraw Corporation (CHC), which owns two percent (2%). The limited partner is Columbia Electric Limited Holdings Corporation (CEH), which owns ninety-eight percent (98%).

(x) Partnership interest in Liberty Electric Power LLC. The general partners are Columbia Electric Liberty Corporation and Westcoast Energy (U.S.) Inc., each of which owns one-half of two percent (2%). On December 23, 1999, Columbia Electric Limited Holdings Corporation (CEH) created Columbia Electric Liberty Member Corporation (CLM) and transferred its limited partnership interest to CLM. The limited partners are CLM and Westcoast Power (U.S.) Inc., each of which owns one-half of ninety-eight percent (98%). Westcoast Energy (U.S.) Inc. and Westcoast Power (U.S.) Inc., are subsidiaries of Westcoast Power, Inc.

(y) Columbia Capacity LLC (CCL) was organized on August 11, 1999 to enter into a turbine purchase agreement for the purchase of six turbine generating units to be used in the Eastern Central Area Reliability (ECAR) peaking project.

(z) Partnership interest in Cogeneration Partners of America. Columbia Electric Corporation and Atlantic Generation, Inc. each own 50%. Cogneration Partners of America ceased operations in May 1994. The activities formerly performed by Cogeneration Partners of America are being performed Columbia Electric Corporation and Atlantic Generation, Inc.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

         None.


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

         CONFIDENTIAL TREATMENT REQUESTED

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1999

         CONFIDENTIAL TREATMENT REQUESTED

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1999 (Continued)


         CONFIDENTIAL TREATMENT REQUESTED

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1999 (Continued)

         CONFIDENTIAL TREATMENT REQUESTED

Notes

          CONFIDENTIAL TREATMENT REQUESTED






ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

          CONFIDENTIAL TREATMENT REQUESTED

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1999.

The names, principal address and positions held as of December 31, 1999 of the officers and directors of System companies is presented in the tables on pages 16 through 65. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (36). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.


Ref.#     Address
-----     -------
1         13880 Dulles Corner Lane, Herndon, Virginia  20171-4600
2         200 Civic Center Drive, Columbus, Ohio 43215
3         10 G Street, NE, Suite 580, Washington, D.C.  20002
4         77 Beachside Avenue, Green Farms, Connecticut 06436
5         2077 Jupiter Hills Lane, Henderson, Nevada 89012
6         10 Harleston Green, Hilton Head, South Carolina 29928
7         62 Sherwood Drive, New Providence, New Jersey 07974
8         One Seagate, Suite 1400, Toledo, Ohio  43653
9         4680 Parkway Drive, Suite 200, Mason, Ohio  45040-5301
10        15501 North Dial Boulevard, Scottsdale, Arizona  85260-1619
11        8905 E. Doughlas Avenue, Wichita, Kansas 67207
12        R. R. No. 1, Box 31D Route 343, Millbrook, New York 12545
13        2603 Augusta, Houston, Texas 77057-5637
14        205 Bricker Hall, 190 North Oval Mall, Columbus, Ohio 43210
15        51 Brams Point Road, Hilton Head, South Carolina 29926
16        1455 Pennsylvania Avenue, Washington, DC  20004
17        9200 Arboretum Parkway, Richmond, Virginia  23236
18        900 Pennsylvania Avenue, Charleston, West Virginia  25302
19        2100 Cove Point Road, Lusby, Maryland 20657
20        14 Brookside Rd., Biltmore Forest, Asheveille, North Carolina 28803
21        No. 4 Bottomley Crescent, New Albany, Ohio  43054
22        509 Preston Avenue, Blacksburg, Virginia 24060
23        12801 Fair Lakes Parkway, Fairfax, Virginia  22030
24        2001 Mercer Road, Lexington, Kentucky 40511
25        9001 Arboretum Parkway, Richmond, Virginia  23235
26        650 Washington Road, Pittsburgh, Pennsylvania  15228-2703
27        505 King Avenue, Columbus, Ohio 43201-2693
28        200 First Street, Suite 1700 Alliant Tower, Cedar Rapids, Iowa 52401
29        P.O. Box 2197, Houston, Texas 77252
30        P.O. Box 278, 225 E. Main Street, Richland, Pennsylvania 17087-0278
31        5501 Frantz Road, Dublin, Ohio 43017
32        1330 Post Oak Boulevard, 20th Floor, Houston, Texas 77056
33        921 Easwind Drive, Suite 112, Westerville, Ohio 43081
34        1700 MacCorkle Avenue, S.E., Charleston, West Virginia 23236
35        1600 Dublin Road, Columbus, Ohio 43215
36        Site 29, Box 21, RR No. 12, Calgary, Alberta T3E6W3

POSITION KEY CODE

KEY

CB - Chairman of the Board        CLO - Chief Legal Officer       S - Secretary

D - Director                      P - President                   C - Controller

CEO - Chief Executive Officer     SVP - Senior Vice President     GA - General Auditor

COO - Chief Operating Officer     VP - Vice President             GC - General Counsel

CFO - Chief Financial Officer     T - Treasurer

ITEM 6.  Continued


                                     CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
Catherine G. Abbott
Fairfax, Virginia (23)

Carolyn M. Afshar
Herndon, Virginia (1)

Richard F. Albosta                                    D
New Providence, New Jersey (7)

Philip R. Aldridge
Herndon, Virginia (1)

Steven R. Anastasio
Herndon, Virginia (1)

Michael Ashford
Herndon, Virginia (1)

Gary W. Babin                                VP
Columbus, Ohio (2)

Ross E. Bailey
Herndon, Virginia (1)

Theresa A. Balog                     VP               VP      VP      VP
Columbus, Ohio (2)

Gary A. Barnard
Charleston, West Virginia (34)

T. Jay. Barrymore                                                                      S        S
Herndon, Virginia (1)

Laura M. Bateman                                                      VP
Richmond, Virginia (25)                                                D

Richard W. Beardsley                                                                                            VP
Charleston, West Virginia (18)                                                                                   D

Margaret W. Beasley
Richmond, Virginia (17)

Robert H. Beeby                                                D
Green Farms, Connecticut (4)

Napoleon A. Bell                              D
Henderson, Nevada (5)

ITEM 6.  Continued


                                     CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP     CAA
Catherine G. Abbott
Fairfax, Virginia (23)

Carolyn M. Afshar                                      S
Herndon, Virginia (1)

Richard F. Albosta                                     D
New Providence, New Jersey (7)

Philip R. Aldridge                                     T
Herndon, Virginia (1)

Steven R. Anastasio
Herndon, Virginia (1)

Michael Ashford                               S
Herndon, Virginia (1)

Gary W. Babin
Columbus, Ohio (2)

Ross E. Bailey
Herndon, Virginia (1)

Theresa A. Balog
Columbus, Ohio (2)

Gary A. Barnard
Charleston, West Virginia (34)

T. Jay. Barrymore
Herndon, Virginia (1)

Laura M. Bateman
Richmond, Virginia (25)

Richard W. Beardsley                 VP
Charleston, West Virginia (18)

Margaret W. Beasley                                                                     S
Richmond, Virginia (17)

Robert H. Beeby                                        D
Green Farms, Connecticut (4)

Napoleon A. Bell
Henderson, Nevada (5)

ITEM 6.  Continued

                                      ECC   CERC   CCC    CTC    TGT     CNS     CMC     EN      CPL     CDW     CAT     CEC   CGP
Catherine G. Abbott                                        D              D       D
Fairfax, Virginia (23)

Carolyn M. Afshar
Herndon, Virginia (1)

Richard F. Albosta
New Providence, New Jersey (7)

Philip R. Aldridge                                  P             P       P       P       P       P       D
Herndon, Virginia (1)                                                     D       D                       P

Steven R. Anastasio
Herndon, Virginia (1)

Michael Ashford
Herndon, Virginia (1)

Gary W. Babin
Columbus, Ohio (2)

Ross E. Bailey
Herndon, Virginia (1)

Theresa A. Balog
Columbus, Ohio (2)

Gary A. Barnard                                                                                   C       C
Charleston, West Virginia (34)

T. Jay. Barrymore
Herndon, Virginia (1)

Laura M. Bateman
Richmond, Virginia (25)

Richard W. Beardsley
Charleston, West Virginia (18)

Margaret W. Beasley
Richmond, Virginia (17)

Robert H. Beeby
Green Farms, Connecticut (4)

Napoleon A. Bell
Henderson, Nevada (5)

ITEM 6.  Continued


                                       CEPL    CEPG     CGT       TCO       CLP     CBL    CVG     CVL     CRL    CEH    CLM   CGG
Catherine G. Abbott                                      D         D
Fairfax, Virginia (23)                                  CEO      CEO, P

Carolyn M. Afshar
Herndon, Virginia (1)

Richard F. Albosta
New Providence, New Jersey (7)

Philip R. Aldridge
Herndon, Virginia (1)

Steven R. Anastasio
Herndon, Virginia (1)

Michael Ashford
Herndon, Virginia (1)

Gary W. Babin
Columbus, Ohio (2)

Ross E. Bailey
Herndon, Virginia (1)

Theresa A. Balog
Columbus, Ohio (2)

Gary A. Barnard                                          T         T
Charleston, West Virginia (34)                           C         C

T. Jay. Barrymore
Herndon, Virginia (1)

Laura M. Bateman
Richmond, Virginia (25)

Richard W. Beardsley
Charleston, West Virginia (18)

Margaret W. Beasley
Richmond, Virginia (17)

Robert H. Beeby
Green Farms, Connecticut (4)

Napoleon A. Bell
Henderson, Nevada (5)

ITEM 6.  Continued


                                                     CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
Catherine G. Abbott                                                                                                             D
Fairfax, Virginia (23)

Carolyn M. Afshar                                                                                                               S
Herndon, Virginia (1)

Richard F. Albosta
New Providence, New Jersey (7)

Philip R. Aldridge                                                                                              P       D      VP
Herndon, Virginia (1)                                                                                                           T

Steven R. Anastasio                                                                                                            VP
Herndon, Virginia (1)

Michael Ashford
Herndon, Virginia (1)

Gary W. Babin
Columbus, Ohio (2)

Ross E. Bailey                                                                                                                 VP
Herndon, Virginia (1)

Theresa A. Balog
Columbus, Ohio (2)

Gary A. Barnard
Charleston, West Virginia (34)

T. Jay. Barrymore
Herndon, Virginia (1)

Laura M. Bateman
Richmond, Virginia (25)

Richard W. Beardsley
Charleston, West Virginia (18)

Margaret W. Beasley
Richmond, Virginia (17)

Robert H. Beeby
Green Farms, Connecticut (4)

Napoleon A. Bell
Henderson, Nevada (5)

ITEM 6.  Continued


                                        CKY     COH     CMD     CPA     CGV    CBG     CLG     CLNG     CER     CNR      HH     AD
Mary C. Bloom
Herndon, Virginia (1)

Melissa E. Bockelmann                                                                   VP      VP
Herndon, Virginia (1)

Douglas G. Borror                                D
Dublin, Ohio (31)

Debbie S. Bowyer                                                                                                 T
Charleston, West Virginia (18)

Andrew Mason Brent
Richmond, Virginia (17)

L. Michael Bridges                                                                     CEO      CEO
Herndon, Virginia (1)                                                                  P, D     P, D

Wilson K. Cadman                         D
Wichita, Kansas (11)

Reginald L. Carter                              SVP
Columbus, Ohio (2)

Richard A. Casali
Washington, DC (3)

Michael Casdorph
Charleston, West Virginia (34)

Shawn E. Casey                                                                                                  VP
Charleston, West Virginia (18)                                                                                   D

Mark A. Chandler                                                                                        VP     VP, D     T      VP
Charleston, West Virginia (18)                                                                           T      CFO      D     T, D

Kenneth W. Christman                                     GC     GC
Pittsburgh, Pennsylvania (26)                            D       D

Mark A. Cleaves
Richmond, Virginia (17)

Neil K. Cody
Herndon, Virginia (1)

Elden Condie
Herndon, Virginia (1)

Mark C. Darrell                                                         GC
Richmond, Virginia (25)                                                  D


ITEM 6.  Continued


                                            CU     CIC     CG      CPC     PET     CPH     AEI     CES     CEM    CPM    CSP   CAA
Mary C. Bloom
Herndon, Virginia (1)

Melissa E. Bockelmann
Herndon, Virginia (1)

Douglas G. Borror
Dublin, Ohio (31)

Debbie S. Bowyer                            T
Charleston, West Virginia (18)

Andrew Mason Brent                                                  D       D       D      CB
Richmond, Virginia (17)                                           P,CEO           P,CEO     D

L. Michael Bridges
Herndon, Virginia (1)

Wilson K. Cadman                                            D
Wichita, Kansas (11)

Reginald L. Carter
Columbus, Ohio (2)

Richard A. Casali
Washington, DC (3)

Michael Casdorph
Charleston, West Virginia (34)

Shawn E. Casey                              VP
Charleston, West Virginia (18)

Mark A. Chandler                           CFO
Charleston, West Virginia (18)            VP, D

Kenneth W. Christman
Pittsburgh, Pennsylvania (26)

Mark A. Cleaves                                                    VP              VP
Richmond, Virginia (17)

Neil K. Cody
Herndon, Virginia (1)

Elden Condie                                                                                        VP
Herndon, Virginia (1)

Mark C. Darrell
Richmond, Virginia (25)

ITEM 6.  Continued


                                          ECC    CERC    CCC    CTC    TGT    CNS    CMC     EN     CPL     CDW    CAT    CEC    CGP
Mary C. Bloom
Herndon, Virginia (1)

Melissa E. Bockelmann
Herndon, Virginia (1)

Douglas G. Borror
Dublin, Ohio (31)

Debbie S. Bowyer
Charleston, West Virginia (18)

Andrew Mason Brent
Richmond, Virginia (17)

L. Michael Bridges                                                                                                  P
Herndon, Virginia (1)                                                                                             CEO,D

Wilson K. Cadman
Wichita, Kansas (11)

Reginald L. Carter
Columbus, Ohio (2)

Richard A. Casali
Washington, DC (3)

Michael Casdorph
Charleston, West Virginia (34)

Shawn E. Casey
Charleston, West Virginia (18)

Mark A. Chandler
Charleston, West Virginia (18)

Kenneth W. Christman
Pittsburgh, Pennsylvania (26)

Mark A. Cleaves
Richmond, Virginia (17)

Neil K. Cody                                                                                                               VP
Herndon, Virginia (1)

Elden Condie
Herndon, Virginia (1)

Mark C. Darrell
Richmond, Virginia (25)

ITEM 6.  Continued


                                            CEPL    CEPG     CGT     TCO     CLP    CBL    CVG     CVL    CRL     CEH    CLM    CGG
Mary C. Bloom
Herndon, Virginia (1)

Melissa E. Bockelmann                                         VP      VP
Herndon, Virginia (1)

Douglas G. Borror
Dublin, Ohio (31)

Debbie S. Bowyer
Charleston, West Virginia (18)

Andrew Mason Brent
Richmond, Virginia (17)

L. Michael Bridges
Herndon, Virginia (1)

Wilson K. Cadman
Wichita, Kansas (11)

Reginald L. Carter
Columbus, Ohio (2)

Richard A. Casali
Washington, DC (3)

Michael Casdorph                                                     SVP
Charleston, West Virginia (34)

Shawn E. Casey
Charleston, West Virginia (18)

Mark A. Chandler
Charleston, West Virginia (18)

Kenneth W. Christman
Pittsburgh, Pennsylvania (26)

Mark A. Cleaves
Richmond, Virginia (17)

Neil K. Cody                                 VP      VP                                                            VP            VP
Herndon, Virginia (1)

Elden Condie
Herndon, Virginia (1)

Mark C. Darrell
Richmond, Virginia (25)

ITEM 6.  Continued

                                                     CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
Mary C. Bloom                                                                                                                   VP
Herndon, Virginia (1)

Melissa E. Bockelmann
Herndon, Virginia (1)

Douglas G. Borror
Dublin, Ohio (31)

Debbie S. Bowyer
Charleston, West Virginia (18)

Andrew Mason Brent
Richmond, Virginia (17)

L. Michael Bridges
Herndon, Virginia (1)

Wilson K. Cadman
Wichita, Kansas (11)

Reginald L. Carter
Columbus, Ohio (2)

Richard A. Casali                                                                                                               VP
Washington, DC (3)

Michael Casdorph
Charleston, West Virginia (34)

Shawn E. Casey
Charleston, West Virginia (18)

Mark A. Chandler
Charleston, West Virginia (18)

Kenneth W. Christman
Pittsburgh, Pennsylvania (26)

Mark A. Cleaves
Richmond, Virginia (17)

Neil K. Cody                                          VP              VP       VP      VP
Herndon, Virginia (1)                                                                  D

Elden Condie
Herndon, Virginia (1)

Mark C. Darrell
Richmond, Virginia (25)

ITEM 6.  Continued

                                       CKY    COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                       ---------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)

Clay Deaton
Houston, Texas (32)

Robert L. Dennis                       VP     VP       VP      VP      VP      VP                       VP      VP       VP      VP
Herndon, Virginia (1)

Dennis P. Detar                                                                CFO
Herndon, Virginia (1)                                                           T

Bruce M. Diamond
Herndon, Virginia (1)

James H. Dissen                                                                                                 VP
Charleston, West Virginia (18)                                                                                   D

Sheree L. Parks Downey
Charleston, West Virginia (34)

Scott S. Eblin
Fairfax, Virginia (23)

Benga L. Farina
Herndon, Virginia (1)

John T. Fay
Herndon, Virginia (1)

Mark A. Ferman                                                                                                  VP
Charleston, West Virginia (18)                                                                                   D

Sharon O. Flanery
Charleston, West Virginia (34)

Louis E. Font
Herndon, Virginia (1)

Michael J. Fox
Herndon, Virginia (1)

Donato Furlano
Herndon, Virginia (1)

V. M. Galio
Charleston, West Virginia (34)

Phil Glaessner
Houston, Texas (32)

ITEM 6.  Continued

                                       CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM     CSP    CAA
                                       ---------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)

Clay Deaton                                                                                       VP      VP       VP
Houston, Texas (32)

Robert L. Dennis                        VP       VP              VP      VP       VP              VP      VP       VP      VP    VP
Herndon, Virginia (1)

Dennis P. Detar
Herndon, Virginia (1)

Bruce M. Diamond
Herndon, Virginia (1)

James H. Dissen                         VP
Charleston, West Virginia (18)

Sheree L. Parks Downey
Charleston, West Virginia (34)

Scott S. Eblin
Fairfax, Virginia (23)

Benga L. Farina
Herndon, Virginia (1)

John T. Fay
Herndon, Virginia (1)

Mark A. Ferman                          VP
Charleston, West Virginia (18)

Sharon O. Flanery
Charleston, West Virginia (34)

Louis E. Font
Herndon, Virginia (1)

Michael J. Fox
Herndon, Virginia (1)

Donato Furlano
Herndon, Virginia (1)

V. M. Galio
Charleston, West Virginia (34)

Phil Glaessner                                                                                    SVP     SVP     SVP
Houston, Texas (32)

ITEM 6.  Continued

                                   ECC   CERC    CCC    CTC      TGT     CNS     CMC      EN      CPL    CDW     CAT     CEC     CGP
                                   -------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)

Clay Deaton
Houston, Texas (32)

Robert L. Dennis                   VP     VP     VP      VP      VP      VP      VP       VP      VP     VP      VP       VP     VP
Herndon, Virginia (1)

Dennis P. Detar                                                                                                          CFO     CFO
Herndon, Virginia (1)                                                                                                     T       T

Bruce M. Diamond
Herndon, Virginia (1)

James H. Dissen
Charleston, West Virginia (18)

Sheree L. Parks Downey
Charleston, West Virginia (34)

Scott S. Eblin
Fairfax, Virginia (23)

Benga L. Farina                                                                                                   S
Herndon, Virginia (1)

John T. Fay
Herndon, Virginia (1)

Mark A. Ferman
Charleston, West Virginia (18)

Sharon O. Flanery                                        S
Charleston, West Virginia (34)

Louis E. Font
Herndon, Virginia (1)

Michael J. Fox                                                                                                            VP
Herndon, Virginia (1)

Donato Furlano                                                            T       T
Herndon, Virginia (1)

V. M. Galio
Charleston, West Virginia (34)

Phil Glaessner
Houston, Texas (32)

ITEM 6.  Continued

                                   CEPL   CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM     CGG
                                   -------------------------------------------------------------------------------------------------
Rene Dartez                                         VP
Houston, Texas (13)

Clay Deaton
Houston, Texas (32)

Robert L. Dennis                   VP      VP                          VP      VP      VP       VP      VP      VP      VP       VP
Herndon, Virginia (1)

Dennis P. Detar                    CFO     CFO                         CFO     CFO     CFO     CFO      CFO     CFO     CFO     CFO
Herndon, Virginia (1)               T       T                           T       T       T       T        T       T       T       T

Bruce M. Diamond
Herndon, Virginia (1)

James H. Dissen
Charleston, West Virginia (18)

Sheree L. Parks Downey                                        VP
Charleston, West Virginia (34)

Scott S. Eblin                                      VP        VP
Fairfax, Virginia (23)

Benga L. Farina
Herndon, Virginia (1)

John T. Fay
Herndon, Virginia (1)

Mark A. Ferman
Charleston, West Virginia (18)

Sharon O. Flanery
Charleston, West Virginia (34)

Louis E. Font
Herndon, Virginia (1)

Michael J. Fox                                                                                                          VP
Herndon, Virginia (1)

Donato Furlano
Herndon, Virginia (1)

V. M. Galio                                                   VP
Charleston, West Virginia (34)

Phil Glaessner
Houston, Texas (32)

ITEM 6.  Continued

                                                     CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                                     -------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)

Clay Deaton
Houston, Texas (32)

Robert L. Dennis                                     VP      VP       VP      VP      VP      VP       VP      VP      VP
Herndon, Virginia (1)

Dennis P. Detar                                      CFO     CFO     CFO      CFO     CFO     CFO     CFO
Herndon, Virginia (1)                                 T       T       T        T       T       T       T

Bruce M. Diamond                                                                                                               VP
Herndon, Virginia (1)

James H. Dissen
Charleston, West Virginia (18)

Sheree L. Parks Downey
Charleston, West Virginia (34)

Scott S. Eblin
Fairfax, Virginia (23)

Benga L. Farina
Herndon, Virginia (1)

John T. Fay                                                                                                                    VP
Herndon, Virginia (1)

Mark A. Ferman
Charleston, West Virginia (18)

Sharon O. Flanery
Charleston, West Virginia (34)

Louis E. Font                                                                                                                  SVP
Herndon, Virginia (1)                                                                                                           D

Michael J. Fox                                               VP                               VP       VP
Herndon, Virginia (1)

Donato Furlano
Herndon, Virginia (1)

V. M. Galio
Charleston, West Virginia (34)

Phil Glaessner
Houston, Texas (32)

ITEM 6.  Continued

                                       CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH     AD
                                       ---------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman                                                         CEO
Herndon, Virginia (1)                                                           P,D

Stephen E. Greene                              VP
Columbus, Ohio (2)

Jeffrey W. Grossman
Herndon, Virginia (1)

Frederick R. Gumbinner                                                           S
Herndon, Virginia (1)                                                            D

Gerald T. Gwaltney
Richmond, Virginia (17)

Patricia A. Hammick
Herndon, Virginia (1)

Janis L. Hannuksela                                                      T
Richmond, Virginia (25)

William H. Harmon                                                                                        CEO     CEO      P       P
Charleston, West Virginia (18)                                                                           P,D     P,D      D       D

James W. Hart, Jr.
Houston, Texas (13)

Edward D. Harvey, Jr.
Herndon, Virginia (1)

Sharon B. Heaton
Herndon, Virginia (1)

W. F. Hederman
Fairfax, Virginia (23)

James P. Heffernan                                               D
Millbrook, New York (12)

Karen L. Hendricks                                                       D
Mason, Ohio (9)

Charles P. Hollands
Herndon, Virginia (1)

Malcolm T. Hopkins                      D
Asheville, North Carolina (20)

John Hritcko, Jr.                                                                                 D
Herndon, Virginia (1)

ITEM 6.  Continued

                                        CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP   CAA
                                        --------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman
Herndon, Virginia (1)

Stephen E. Greene
Columbus, Ohio (2)

Jeffrey W. Grossman                              D       VP
Herndon, Virginia (1)                                     C

Frederick R. Gumbinner
Herndon, Virginia (1)

Gerald T. Gwaltney                                               VP
Richmond, Virginia (17)

Patricia A. Hammick
Herndon, Virginia (1)

Janis L. Hannuksela
Richmond, Virginia (25)

William H. Harmon                      CEO
Charleston, West Virginia (18)         P,D

James W. Hart, Jr.
Houston, Texas (13)

Edward D. Harvey, Jr.                            T
Herndon, Virginia (1)

Sharon B. Heaton                                 D                        D       D
Herndon, Virginia (1)                            VP

W. F. Hederman
Fairfax, Virginia (23)

James P. Heffernan                                        D
Millbrook, New York (12)

Karen L. Hendricks                                        D
Mason, Ohio (9)

Charles P. Hollands
Herndon, Virginia (1)

Malcolm T. Hopkins                                        D
Asheville, North Carolina (20)

John Hritcko, Jr.
Herndon, Virginia (1)

ITEM 6.  Continued

                                   ECC     CERC     CCC     CTC      TGT     CNS     CMC     EN     CPL    CDW    CAT     CEC    CGP
                                   -------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman                                                                                                   CEO    CEO
Herndon, Virginia (1)                                                                                                     P,D    P,D

Stephen E. Greene
Columbus, Ohio (2)

Jeffrey W. Grossman                                  T       C        T                              T      T      T
Herndon, Virginia (1)                                                                                              D

Frederick R. Gumbinner                                                                                                     S      S
Herndon, Virginia (1)                                                                                                             D

Gerald T. Gwaltney
Richmond, Virginia (17)

Patricia A. Hammick                                  D                        D       D
Herndon, Virginia (1)

Janis L. Hannuksela
Richmond, Virginia (25)

William H. Harmon
Charleston, West Virginia (18)

James W. Hart, Jr.                                                                                  VP     VP
Houston, Texas (13)

Edward D. Harvey, Jr.                                                                        T
Herndon, Virginia (1)

Sharon B. Heaton                                     S                D                              S      S
Herndon, Virginia (1)

W. F. Hederman
Fairfax, Virginia (23)

James P. Heffernan
Millbrook, New York (12)

Karen L. Hendricks
Mason, Ohio (9)

Charles P. Hollands
Herndon, Virginia (1)

Malcolm T. Hopkins
Asheville, North Carolina (20)

John Hritcko, Jr.
Herndon, Virginia (1)

ITEM 6.  Continued

                                   CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM     CGG
                                   -------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman             CEO     CEO                         CEO     CEO     CEO     CEO      CEO     CEO     CEO     CEO
Herndon, Virginia (1)               P,D     P,D                         P,D     P,D     P,D     P,D      P,D     P,D     P,D     P,D

Stephen E. Greene
Columbus, Ohio (2)

Jeffrey W. Grossman
Herndon, Virginia (1)

Frederick R. Gumbinner               S       S                           S       S       S       S        S       S       S       S
Herndon, Virginia (1)                D       D                           D       D       D       D        D       D       D       D

Gerald T. Gwaltney
Richmond, Virginia (17)

Patricia A. Hammick
Herndon, Virginia (1)

Janis L. Hannuksela
Richmond, Virginia (25)

William H. Harmon
Charleston, West Virginia (18)

James W. Hart, Jr.                                   VP
Houston, Texas (13)

Edward D. Harvey, Jr.
Herndon, Virginia (1)

Sharon B. Heaton
Herndon, Virginia (1)

W. F. Hederman                                                 VP
Fairfax, Virginia (23)

James P. Heffernan
Millbrook, New York (12)

Karen L. Hendricks
Mason, Ohio (9)

Charles P. Hollands
Herndon, Virginia (1)

Malcolm T. Hopkins
Asheville, North Carolina (20)

John Hritcko, Jr.
Herndon, Virginia (1)

ITEM 6.  Continued

                                                     CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                                     -------------------------------------------------------------------------------
Dr. Michael J. Gluckman                              CEO     CEO     CEO      CEO     CEO     CEO     CEO
Herndon, Virginia (1)                                P,D     P,D     P,D      P,D     P,D     P,D     P,D

Stephen E. Greene
Columbus, Ohio (2)

Jeffrey W. Grossman                                                                                             T       T      VP
Herndon, Virginia (1)                                                                                                           C

Frederick R. Gumbinner                                S       S       S        S               S       S
Herndon, Virginia (1)                                 D       D       D        D               D       D

Gerald T. Gwaltney
Richmond, Virginia (17)

Patricia A. Hammick                                                                                                            SVP
Herndon, Virginia (1)                                                                                                           D

Janis L. Hannuksela
Richmond, Virginia (25)

William H. Harmon
Charleston, West Virginia (18)

James W. Hart, Jr.
Houston, Texas (13)

Edward D. Harvey, Jr.
Herndon, Virginia (1)

Sharon B. Heaton                                                                                                S              GC
Herndon, Virginia (1)                                                                                                          VP

W. F. Hederman
Fairfax, Virginia (23)

James P. Heffernan
Millbrook, New York (12)

Karen L. Hendricks
Mason, Ohio (9)

Charles P. Hollands                                                                                                     P
Herndon, Virginia (1)

Malcolm T. Hopkins
Asheville, North Carolina (20)

John Hritcko, Jr.
Herndon, Virginia (1)

ITEM 6.  Continued

                                        CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH    AD
                                        --------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)

Cynthia Jones-Hundley                           VP
Columbus, Ohio (2)

Philip J. Iracane                                                        VP
Richmond, Virginia (25)                                                   D

Edward P. Jarmas
Herndon, Virginia (1)

James A. Jarrell
Fairfax, Virginia (23)

Mike A. John                                                                                                      VP
Charleston, West Virginia (18)                                                                                     D

C. D. Johnson
Calgary, Alberta, Canada (36)

J. Bennett Johnston                                                       D
Washington, D.C. (16)

Malcolm Jozoff                           D
Scottsdale, Arizona (10)

Joseph W. Kelly                         VP
Lexington, Kentucky (24)               COO,D

Charlotte P. Kessler                             D
New Albany, Ohio (21)

Glen L. Kettering
Fairfax, Virginia (23)

William E. Kirwan                                D
Columbus, Ohio (14)

Fredrick G. Kolb                                                                          VP      VP              VP       VP
Charleston, West Virginia (18)                                                                                     D       D

Marshall D. Lang
Fairfax, Virginia (23)

Nancy Laranjo
Herndon, Virginia (1)

William E. Lavery                                                         D
Blacksburg, Virginia (22)

ITEM 6.  Continued

                                       CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM     CSP     CAA
                                       ---------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)

Cynthia Jones-Hundley
Columbus, Ohio (2)

Philip J. Iracane
Richmond, Virginia (25)

Edward P. Jarmas
Herndon, Virginia (1)

James A. Jarrell
Fairfax, Virginia (23)

Mike A. John                           VP
Charleston, West Virginia (18)

C. D. Johnson                          D
Calgary, Alberta, Canada (36)

J. Bennett Johnston                                      D
Washington, D.C. (16)

Malcolm Jozoff                                           D
Scottsdale, Arizona (10)

Joseph W. Kelly
Lexington, Kentucky (24)

Charlotte P. Kessler
New Albany, Ohio (21)

Glen L. Kettering
Fairfax, Virginia (23)

William E. Kirwan
Columbus, Ohio (14)

Fredrick G. Kolb                       VP                       VP
Charleston, West Virginia (18)

Marshall D. Lang
Fairfax, Virginia (23)

Nancy Laranjo                                                                                    VP
Herndon, Virginia (1)

William E. Lavery                                        D
Blacksburg, Virginia (22)

ITEM 6.  Continued

                                 ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN    CPL     CDW     CAT    CEC    CGP
                                 ---------------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)

Cynthia Jones-Hundley
Columbus, Ohio (2)

Philip J. Iracane
Richmond, Virginia (25)

Edward P. Jarmas                                                                                                          VP
Herndon, Virginia (1)

James A. Jarrell
Fairfax, Virginia (23)

Mike A. John
Charleston, West Virginia (18)

C. D. Johnson
Calgary, Alberta, Canada (36)

J. Bennett Johnston
Washington, D.C. (16)

Malcolm Jozoff
Scottsdale, Arizona (10)

Joseph W. Kelly
Lexington, Kentucky (24)

Charlotte P. Kessler
New Albany, Ohio (21)

Glen L. Kettering
Fairfax, Virginia (23)

William E. Kirwan
Columbus, Ohio (14)

Fredrick G. Kolb                                                                                                          VP
Charleston, West Virginia (18)

Marshall D. Lang
Fairfax, Virginia (23)

Nancy Laranjo
Herndon, Virginia (1)

William E. Lavery
Blacksburg, Virginia (22)

ITEM 6.  Continued

                                 CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM     CGG
                                 ---------------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)

Cynthia Jones-Hundley
Columbus, Ohio (2)

Philip J. Iracane
Richmond, Virginia (25)

Edward P. Jarmas
Herndon, Virginia (1)

James A. Jarrell                                             S
Fairfax, Virginia (23)                                       GC

Mike A. John
Charleston, West Virginia (18)

C. D. Johnson
Calgary, Alberta, Canada (36)

J. Bennett Johnston
Washington, D.C. (16)

Malcolm Jozoff
Scottsdale, Arizona (10)

Joseph W. Kelly
Lexington, Kentucky (24)

Charlotte P. Kessler
New Albany, Ohio (21)

Glen L. Kettering                                            D
Fairfax, Virginia (23)                                      SVP

William E. Kirwan
Columbus, Ohio (14)

Fredrick G. Kolb
Charleston, West Virginia (18)

Marshall D. Lang                                             VP
Fairfax, Virginia (23)

Nancy Laranjo
Herndon, Virginia (1)

William E. Lavery
Blacksburg, Virginia (22)

ITEM 6.  Continued

                                                     CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                                     -------------------------------------------------------------------------------
Thomas L. Hughes                                                                                                               VP
Herndon, Virginia (1)

Cynthia Jones-Hundley
Columbus, Ohio (2)

Philip J. Iracane
Richmond, Virginia (25)

Edward P. Jarmas
Herndon, Virginia (1)

James A. Jarrell
Fairfax, Virginia (23)

Mike A. John
Charleston, West Virginia (18)

C. D. Johnson
Calgary, Alberta, Canada (36)

J. Bennett Johnston
Washington, D.C. (16)

Malcolm Jozoff
Scottsdale, Arizona (10)

Joseph W. Kelly
Lexington, Kentucky (24)

Charlotte P. Kessler
New Albany, Ohio (21)

Glen L. Kettering
Fairfax, Virginia (23)

William E. Kirwan
Columbus, Ohio (14)

Fredrick G. Kolb
Charleston, West Virginia (18)

Marshall D. Lang
Fairfax, Virginia (23)

Nancy Laranjo
Herndon, Virginia (1)

William E. Lavery
Blacksburg, Virginia (22)

ITEM 6. Continued


                                      CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                      ---     ---     ---      ---     ---     ---     ---     ----     ---     ---      --      --
James R. Lee                          SVP     SVP     SVP      SVP     SVP
Columbus, Ohio (2)

Edward R. Lincoln                                                                                                C
Charleston, West Virginia (18)

Christopher J. Lord
Herndon, Virginia (1)

Clayton Thomas Lowrie
Richmond, Virginia (17)

David L. Lugar
Houston, Texas (29)

Stephen T. MacQueen                                                                     C        C
Lusby, Maryland (19)                                                                             D

Philip L. Magley
Herndon, Virginia (1)

Kenneth H. Marks, Jr.
Herndon, Virginia (1)

W. Harris Marple
Houston, Texas (13)

Gerald E. Mayo                                 D
Hilton Head, South Carolina (15)

Don McClure
Herndon, Virginia (1)

Dennis W. McFarland                    T      SVP
Columbus, Ohio (2)                             T

James A. McGehee, Jr.
Richmond, Virginia (17)

Terrance L. McGill
Houston, Texas (13)

Steve R. Melton
Houston, Texas (13)

Jeffrey A. Meyers
Columbus, Ohio (35)

Ellen L. Milnes                               VP
Columbus, Ohio (2)

ITEM 6. Continued


                                    CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP       CAA
                                    --      ---      --      ---     ---     ---      ---     ---     ---     ---      ---       ---
James R. Lee
Columbus, Ohio (2)

Edward R. Lincoln                   C
Charleston, West Virginia (18)

Christopher J. Lord
Herndon, Virginia (1)

Clayton Thomas Lowrie                                        VP
Richmond,Virginia (17)

David L. Lugar                                                                         P
Houston, Texas (29)                                                                    D

Stephen T. MacQueen
Lusby, Maryland (19)

Philip L. Magley
Herndon, Virginia (1)

Kenneth H. Marks, Jr.                                                 S
Herndon, Virginia (1)

W. Harris Marple
Houston, Texas (13)

Gerald E. Mayo                                        D
Hilton Head, South Carolina (15)

Don McClure                                                                                   CFO     CFO     CFO      CFO        D
Herndon, Virginia (1)                                                                        D, T    D, T     D, T      D

Dennis W. McFarland
Columbus, Ohio (2)

James A. McGehee, Jr.                                         D
Richmond, Virginia (17)                                      VP

Terrance L. McGill
Houston, Texas (13)

Steve R. Melton
Houston, Texas (13)

Jeffrey A. Meyers                                                                                                       VP       VP
Columbus, Ohio (35)

Ellen L. Milnes
Columbus, Ohio (2)

ITEM 6. Continued


                                  ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN      CPL     CDW     CAT    CEC  CGP
                                  ---     ----     ---     ---      ---     ---     ---      --      ---     ---     ---    ---  ---
James R. Lee
Columbus, Ohio (2)

Edward R. Lincoln
Charleston, West Virginia (18)

Christopher J. Lord                                                  S
Herndon, Virginia (1)

Clayton Thomas Lowrie
Richmond,Virginia (17)

David L. Lugar
Houston, Texas (29)

Stephen T. MacQueen
Lusby, Maryland (19)

Philip L. Magley
Herndon, Virginia (1)

Kenneth H. Marks, Jr.                                                        S       S       S
Herndon, Virginia (1)

W. Harris Marple
Houston, Texas (13)

Gerald E. Mayo
Hilton Head, South Carolina (15)

Don McClure                       CFO     CFO
Herndon, Virginia (1)                      D

Dennis W. McFarland
Columbus, Ohio (2)

James A. McGehee, Jr.
Richmond, Virginia (17)

Terrance L. McGill                                                                                    D       D
Houston, Texas (13)

Steve R. Melton
Houston, Texas (13)

Jeffrey A. Meyers
Columbus, Ohio (35)

Ellen L. Milnes
Columbus, Ohio (2)

ITEM 6. Continued


                                     CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM   CGG
                                     ----    ----     ---       ---       ---     ---     ---     ---      ---     ---     ---   ---
James R. Lee
Columbus, Ohio (2)

Edward R. Lincoln
Charleston, West Virginia (18)

Christopher J. Lord
Herndon, Virginia (1)

Clayton Thomas Lowrie
Richmond,Virginia (17)

David L. Lugar
Houston, Texas (29)

Stephen T. MacQueen
Lusby, Maryland (19)

Philip L. Magley
Herndon, Virginia (1)

Kenneth H. Marks, Jr.
Herndon, Virginia (1)

W. Harris Marple                                       VP
Houston, Texas (13)

Gerald E. Mayo
Hilton Head, South Carolina (15)

Don McClure
Herndon, Virginia (1)

Dennis W. McFarland
Columbus, Ohio (2)

James A. McGehee, Jr.
Richmond, Virginia (17)

Terrance L. McGill                                     D        SVP
Houston, Texas (13)                                    P

Steve R. Melton                                        VP
Houston, Texas (13)                                  GC, S

Jeffrey A. Meyers
Columbus, Ohio (35)

Ellen L. Milnes
Columbus, Ohio (2)

ITEM 6. Continued


                                      CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                      ---     ---     ---      ---     ---     ---     ---      ---     ---     --
James R. Lee
Columbus, Ohio (2)

Edward R. Lincoln
Charleston, West Virginia (18)

Christopher J. Lord                                                     S                                S
Herndon, Virginia (1)

Clayton Thomas Lowrie
Richmond, Virginia (17)

David L. Lugar
Houston, Texas (29)

Stephen T. MacQueen
Lusby, Maryland (19)

Philip L. Magley                                                                                                SVP
Herndon, Virginia (1)                                                                                            D

Kenneth H. Marks, Jr.
Herndon, Virginia (1)

W. Harris Marple
Houston, Texas (13)

Gerald E. Mayo
Hilton Head, South Carolina (15)

Don McClure
Herndon, Virginia (1)

Dennis W. McFarland
Columbus, Ohio (2)

James A. McGehee, Jr.
Richmond, Virginia (17)

Terrance L. McGill
Houston, Texas (13)

Steve R. Melton
Houston, Texas (13)

Jeffrey A. Meyers
Columbus, Ohio (35)

Ellen L. Milnes
Columbus, Ohio (2)

ITEM 6. Continued

                                      CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                      ---     ---     ---      ---     ---     ---     ---     ----     ---     ---      --      --
Richard Morris
Herndon, Virginia (1)

Terrence J. Murphy                                    SVP      SVP
Pittsburgh, Pennsylvania (26)

Richard A. Newbold                            VP
Columbus, Ohio (2)

Sheldon M. Nordin
Richmond, Virginia (17)

Gary B. Nunnally
Houston, Texas (29)

J. M. O'Brien
Fairfax, Virginia (23)

Michael W. O'Donnell                                                                    D        D       D
Herndon, Virginia (1)

Kathleen O' Leary
Fairfax, Virginia (23)

Douglas E. Olesen                              D
Columbus, Ohio (27)

James J. Ostertag
Herndon, Virginia (1)

Nicholas A. Parillo
Herndon, Virginia (1)

John W. Partridge, Jr.                        SVP
Columbus, Ohio (2)

David C. Pentzien
Fairfax, Virginia (23)

Thomas E. Perkins, Jr.
Richmond, Virginia (17)

Cheryl A. Peters                              VP
Columbus, Ohio (2)

Dennis A. Pick
Herndon, Virginia (1)

R. Neal Pierce, Jr.                                                                                     VP     GC,VP     S       VP
Charleston, West Virginia (18)                                                                           S      S,D      D       S,D

ITEM 6. Continued


                                       CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP    CAA
                                       --      ---      --      ---     ---     ---      ---     ---     ---     ---      ---    ---
Richard Morris                                  D
Herndon, Virginia (1)

Terrence J. Murphy
Pittsburgh, Pennsylvania (26)

Richard A. Newbold
Columbus, Ohio (2)

Sheldon M. Nordin                                                T       T       T        T
Richmond, Virginia (17)

Gary B. Nunnally                                                                          D
Houston, Texas (29)

J. M. O'Brien
Fairfax, Virginia (23)

Michael W. O'Donnell                                    SVP      D
Herndon, Virginia (1)                                   CFO

Kathleen O' Leary
Fairfax, Virginia (23)

Douglas E. Olesen                                        D
Columbus, Ohio (27)

James J. Ostertag                               D
Herndon, Virginia (1)                           VP

Nicholas A. Parillo                             D
Herndon, Virginia (1)                           P

John W. Partridge, Jr.
Columbus, Ohio (2)

David C. Pentzien
Fairfax, Virginia (23)

Thomas E. Perkins, Jr.                                          VP       D       D        D
Richmond, Virginia (17)                                         COO     VP       VP

Cheryl A. Peters
Columbus, Ohio (2)

Dennis A. Pick
Herndon, Virginia (1)

R. Neal Pierce, Jr.                    S
Charleston, West Virginia (18)         VP

ITEM 6. Continued


                                 ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN      CPL     CDW     CAT     CEC  CGP
                                 ---     ----     ---     ---      ---     ---     ---      --      ---     ---     ---     ---  ---
Richard Morris
Herndon, Virginia (1)

Terrence J. Murphy
Pittsburgh, Pennsylvania (26)

Richard A. Newbold
Columbus, Ohio (2)

Sheldon M. Nordin
Richmond, Virginia (17)

Gary B. Nunnally
Houston, Texas (29)

J. M. O'Brien
Fairfax, Virginia (23)

Michael W. O'Donnell                               D       D                D       D                D               D       D
Herndon, Virginia (1)

Kathleen O' Leary
Fairfax, Virginia (23)

Douglas E. Olesen
Columbus, Ohio (27)

James J. Ostertag
Herndon, Virginia (1)

Nicholas A. Parillo
Herndon, Virginia (1)

John W. Partridge, Jr.
Columbus, Ohio (2)

David C. Pentzien                                          P
Fairfax, Virginia (23)

Thomas E. Perkins, Jr.
Richmond, Virginia (17)

Cheryl A. Peters
Columbus, Ohio (2)

Dennis A. Pick
Herndon, Virginia (1)

R. Neal Pierce, Jr.
Charleston, West Virginia (18)

ITEM 6. Continued


                                     CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM   CGG
                                     ----    ----     ---       ---       ---     ---     ---     ---      ---     ---     ---   ---
Richard Morris
Herndon, Virginia (1)

Terrence J. Murphy
Pittsburgh, Pennsylvania (26)

Richard A. Newbold
Columbus, Ohio (2)

Sheldon M. Nordin
Richmond, Virginia (17)

Gary B. Nunnally
Houston, Texas (29)

J. M. O'Brien                                                    VP
Fairfax, Virginia (23)

Michael W. O'Donnell                                   D         D
Herndon, Virginia (1)

Kathleen O' Leary                                      VP        VP
Fairfax, Virginia (23)

Douglas E. Olesen
Columbus, Ohio (27)

James J. Ostertag
Herndon, Virginia (1)

Nicholas A. Parillo
Herndon, Virginia (1)

John W. Partridge, Jr.
Columbus, Ohio (2)

David C. Pentzien                                                VP
Fairfax, Virginia (23)

Thomas E. Perkins, Jr.
Richmond, Virginia (17)

Cheryl A. Peters
Columbus, Ohio (2)

Dennis A. Pick
Herndon, Virginia (1)

R. Neal Pierce, Jr.
Charleston, West Virginia (18)

ITEM 6. Continued


                                      CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                      ---     ---     ---      ---     ---     ---     ---      ---     ---     --
Richard Morris
Herndon, Virginia (1)

Terrence J. Murphy
Pittsburgh, Pennsylvania (26)

Richard A. Newbold
Columbus, Ohio (2)

Sheldon M. Nordin
Richmond, Virginia (17)

Gary B. Nunnally
Houston, Texas (29)

J. M. O'Brien
Fairfax, Virginia (23)

Michael W. O'Donnell                                                                             D       D      SVP
Herndon, Virginia (1)                                                                                          CFO,D

Kathleen O' Leary
Fairfax, Virginia (23)

Douglas E. Olesen
Columbus, Ohio (27)

James J. Ostertag
Herndon, Virginia (1)

Nicholas A. Parillo                                                                                             VP
Herndon, Virginia (1)

John W. Partridge, Jr.
Columbus, Ohio (2)

David C. Pentzien
Fairfax, Virginia (23)

Thomas E. Perkins, Jr.
Richmond, Virginia (17)

Cheryl A. Peters
Columbus, Ohio (2)

Dennis A. Pick                                                                                                  VP
Herndon, Virginia (1)

R. Neal Pierce, Jr.
Charleston, West Virginia (18)

ITEM 6. Continued


                                      CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                      ---     ---     ---      ---     ---     ---     ---     ----     ---     ---      --      --
Olga A. Polemitou
Herndon, Virginia (1)

Melanie K. Popovich                                    VP      VP
Pittsburgh, Pennsylvania (26)

R. A. Rankin, Jr.
Herndon, Virginia (1)

Sarah Bloom Raskin
Herndon, Virginia (1)

Oliver G. Richard III                                                                   D                D
Herndon, Virginia (1)

Gary J. Robinson                                       P        P
Pittsburgh, Pennsylvania (26)                        CEO,D    CEO,D

R. D. Robinson
Charleston, West Virginia (34)

Ronald R. Rominiecki
Richmond, Virginia  (17)

Edward A. Santry                                       VP      VP
Pittsburgh, Pennsylvania (26)

Donald F. Schalk
Richland, Pennsylvania (30)

Stephen A. Schmotzer                          VP
Columbus, Ohio (2)

Glen E. Schuler
Charleston, West Virginia (34)

Peter M. Schwolsky                                                                      D                D
Herndon, Virginia (1)

Joseph T. Sinclair                                     VP      VP
Pittsburgh, Pennsylvania (26)

Robert C. Skaggs, Jr.                  P       P
Columbus, Ohio (2)                   CEO,D   CEO,D

Rose M. Smith                                 VP
Columbus, Ohio (2)

Stephen P. Smith
Herndon, Virginia (1)

ITEM 6. Continued


                                       CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP    CAA
                                       --      ---      --      ---     ---     ---      ---     ---     ---     ---      ---    ---
Olga A. Polemitou
Herndon, Virginia (1)

Melanie K. Popovich
Pittsburgh, Pennsylvania (26)

R. A. Rankin, Jr.
Herndon, Virginia (1)

Sarah Bloom Raskin                                              GC               GC               D       D       D        D     GC
Herndon, Virginia (1)                                            S               S              GC,S    GC,S     GC,S     GC,S    S

Oliver G. Richard III                                  CB,P      D
Herndon, Virginia (1)                                  CEO,D

Gary J. Robinson
Pittsburgh, Pennsylvania (26)

R. D. Robinson
Charleston, West Virginia (34)

Ronald R. Rominiecki                                            CFO             CFO
Richmond, Virginia  (17)

Edward A. Santry
Pittsburgh, Pennsylvania (26)

Donald F. Schalk                                                         P
Richland, Pennsylvania (30)                                             CEO

Stephen A. Schmotzer
Columbus, Ohio (2)

Glen E. Schuler
Charleston, West Virginia (34)

Peter M. Schwolsky                                      SVP      D
Herndon, Virginia (1)                                   CLO

Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)

Robert C. Skaggs, Jr.
Columbus, Ohio (2)

Rose M. Smith
Columbus, Ohio (2)

Stephen P. Smith
Herndon, Virginia (1)

ITEM 6. Continued


                                      ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN      CPL   CDW   CAT   CEC   CGP
                                      ---     ----     ---     ---      ---     ---     ---      --      ---   ---   ---   ---   ---
Olga A. Polemitou
Herndon, Virginia (1)

Melanie K. Popovich
Pittsburgh, Pennsylvania (26)

R. A. Rankin, Jr.
Herndon, Virginia (1)

Sarah Bloom Raskin                     D       D
Herndon, Virginia (1)                GC,S     GC,S

Oliver G. Richard III
Herndon, Virginia (1)

Gary J. Robinson
Pittsburgh, Pennsylvania (26)

R. D. Robinson
Charleston, West Virginia (34)

Ronald R. Rominiecki
Richmond, Virginia  (17)

Edward A. Santry
Pittsburgh, Pennsylvania (26)

Donald F. Schalk
Richland, Pennsylvania (30)

Stephen A. Schmotzer
Columbus, Ohio (2)

Glen E. Schuler
Charleston, West Virginia (34)

Peter M. Schwolsky                                                                                                          D
Herndon, Virginia (1)

Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)

Robert C. Skaggs, Jr.                                                            D       D
Columbus, Ohio (2)

Rose M. Smith
Columbus, Ohio (2)

Stephen P. Smith                                                VP
Herndon, Virginia (1)                                           T

ITEM 6. Continued


                                     CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM   CGG
                                     ----    ----     ---       ---       ---     ---     ---     ---      ---     ---     ---   ---
Olga A. Polemitou
Herndon, Virginia (1)

Melanie K. Popovich
Pittsburgh, Pennsylvania (26)

R. A. Rankin, Jr.
Herndon, Virginia (1)

Sarah Bloom Raskin
Herndon, Virginia (1)

Oliver G. Richard III                                  D         D
Herndon, Virginia (1)

Gary J. Robinson
Pittsburgh, Pennsylvania (26)

R. D. Robinson                                                   VP
Charleston, West Virginia (34)

Ronald R. Rominiecki
Richmond, Virginia  (17)

Edward A. Santry
Pittsburgh, Pennsylvania (26)

Donald F. Schalk
Richland, Pennsylvania (30)

Stephen A. Schmotzer
Columbus, Ohio (2)

Glen E. Schuler                                                  VP
Charleston, West Virginia (34)

Peter M. Schwolsky                                     D         D                                                  D
Herndon, Virginia (1)

Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)

Robert C. Skaggs, Jr.
Columbus, Ohio (2)

Rose M. Smith
Columbus, Ohio (2)

Stephen P. Smith                                     D,SVP       D
Herndon, Virginia (1)                                 CFO

ITEM 6. Continued


                                      CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                      ---     ---     ---      ---     ---     ---     ---      ---     ---     --
Olga A. Polemitou                                                                                               VP
Herndon, Virginia (1)                                                                                           GA

Melanie K. Popovich
Pittsburgh, Pennsylvania (26)

R. A. Rankin, Jr.                                                                                               VP
Herndon, Virginia (1)

Sarah Bloom Raskin
Herndon, Virginia (1)

Oliver G. Richard III                                                                                          CB,P
Herndon, Virginia (1)                                                                                          CEO,D

Gary J. Robinson                                                                                                 D
Pittsburgh, Pennsylvania (26)

R. D. Robinson
Charleston, West Virginia (34)

Ronald R. Rominiecki
Richmond, Virginia  (17)

Edward A. Santry
Pittsburgh, Pennsylvania (26)

Donald F. Schalk
Richland, Pennsylvania (30)

Stephen A. Schmotzer
Columbus, Ohio (2)

Glen E. Schuler
Charleston, West Virginia (34)

Peter M. Schwolsky                                                                                              SVP
Herndon, Virginia (1)                                                                                          CLO,D

Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)

Robert C. Skaggs, Jr.                                                                                            D
Columbus, Ohio (2)

Rose M. Smith
Columbus, Ohio (2)

Stephen P. Smith                                                                                                SVP
Herndon, Virginia (1)

ITEM 6. Continued


                                      CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                      ---     ---     ---      ---     ---     ---     ---     ----     ---     ---      --      --
Lawrence D. Smore                                                      VP
Richmond, Virginia (25)                                                 D

Andrew J. Sonderman                   GC      GC       S        S       S
Columbus, Ohio (2)                   S, D    S, D      D        D

Robert D. Stuart
Fairfax, Virginia (23)

William Thomas
Columbus, Ohio (35)

Jerry A. Tischer                              VP
Toledo, Ohio (8)

James W. Trost
Herndon, Virginia (1)

Anthony Trubisz, Jr.                                                    P
Richmond, Virginia (25)                                               CEO,D

Genevieve A. Tuchow                           VP
Columbus, Ohio (2)

Tom Ulry
Westerville, Ohio (33)

Roger D. Vari                                          VP      VP
Pittsburgh, Pennsylvania (26)                          T        T

Bernard T. Walsh
Charleston, West Virginia (34)

Stephen M. Warnick
Fairfax, Virginia (23)

Willard A. Watson, Jr.                                                                                          VP       VP
Charleston, West Virginia (18)                                                                                   D       D

Brian J. Watt
Herndon, Virginia (1)

William H. White
Charleston, West Virginia (34)

Larry L. Willeke
Fairfax, Virginia (23)

Stephen M. Wilner
Fairfax, Virginia (23)

ITEM 6. Continued


                                       CU      CIC      CG      CPC     PET     CPH      AEI    CES     CEM     CPM     CSP     CAA
                                       --      ---      --      ---     ---     ---      ---    ---     ---     ---     ---     ---
Lawrence D. Smore
Richmond, Virginia (25)

Andrew J. Sonderman
Columbus, Ohio (2)

Robert D. Stuart
Fairfax, Virginia (23)

William Thomas                                                                                                                   D
Columbus, Ohio (35)

Jerry A. Tischer
Toledo, Ohio (8)

James W. Trost
Herndon, Virginia (1)

Anthony Trubisz, Jr.
Richmond, Virginia (25)

Genevieve A. Tuchow
Columbus, Ohio (2)

Tom Ulry
Westerville, Ohio (33)

Roger D. Vari
Pittsburgh, Pennsylvania (26)

Bernard T. Walsh
Charleston, West Virginia (34)

Stephen M. Warnick
Fairfax, Virginia (23)

Willard A. Watson, Jr.                 VP
Charleston, West Virginia (18)

Brian J. Watt                                                                                    D       D       D       D       D
Herndon, Virginia (1)                                                                          CEO,P   CEO,P   CEO,P   CEO,P   P,CEO

William H. White
Charleston, West Virginia (34)

Larry L. Willeke
Fairfax, Virginia (23)

Stephen M. Wilner
Fairfax, Virginia (23)

ITEM 6. Continued


                                      ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN      CPL   CDW   CAT   CEC   CGP
                                      ---     ----     ---     ---      ---     ---     ---      --      ---   ---   ---   ---   ---
Lawrence D. Smore
Richmond, Virginia (25)

Andrew J. Sonderman
Columbus, Ohio (2)

Robert D. Stuart
Fairfax, Virginia (23)

William Thomas
Columbus, Ohio (35)

Jerry A. Tischer
Toledo, Ohio (8)

James W. Trost
Herndon, Virginia (1)

Anthony Trubisz, Jr.
Richmond, Virginia (25)

Genevieve A. Tuchow
Columbus, Ohio (2)

Tom Ulry                               P
Westerville, Ohio (33)                 D

Roger D. Vari
Pittsburgh, Pennsylvania (26)

Bernard T. Walsh
Charleston, West Virginia (34)

Stephen M. Warnick
Fairfax, Virginia (23)

Willard A. Watson, Jr.
Charleston, West Virginia (18)

Brian J. Watt                          D       D
Herndon, Virginia (1)                 CEO     CEO

William H. White
Charleston, West Virginia (34)

Larry L. Willeke
Fairfax, Virginia (23)

Stephen M. Wilner
Fairfax, Virginia (23)

ITEM 6. Continued


                                     CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM   CGG
                                     ----    ----     ---       ---       ---     ---     ---     ---      ---     ---     ---   ---
Lawrence D. Smore
Richmond, Virginia (25)

Andrew J. Sonderman
Columbus, Ohio (2)

Robert D. Stuart                                       VP        VP
Fairfax, Virginia (23)

William Thomas
Columbus, Ohio (35)

Jerry A. Tischer
Toledo, Ohio (8)

James W. Trost
Herndon, Virginia (1)

Anthony Trubisz, Jr.
Richmond, Virginia (25)

Genevieve A. Tuchow
Columbus, Ohio (2)

Tom Ulry
Westerville, Ohio (33)

Roger D. Vari
Pittsburgh, Pennsylvania (26)

Bernard T. Walsh                                                 VP
Charleston, West Virginia (34)

Stephen M. Warnick                                     VP        D
Fairfax, Virginia (23)

Willard A. Watson, Jr.
Charleston, West Virginia (18)

Brian J. Watt
Herndon, Virginia (1)

William H. White                                                 VP
Charleston, West Virginia (34)

Larry L. Willeke                                       VP        VP
Fairfax, Virginia (23)

Stephen M. Wilner                                      VP        VP
Fairfax, Virginia (23)

ITEM 6. Continued


                                      CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                                      ---     ---     ---      ---     ---     ---     ---      ---     ---     --
Lawrence D. Smore
Richmond, Virginia (25)

Andrew J. Sonderman
Columbus, Ohio (2)

Robert D. Stuart
Fairfax, Virginia (23)

William Thomas
Columbus, Ohio (35)

Jerry A. Tischer
Toledo, Ohio (8)

James W. Trost                                                                                   D              VP
Herndon, Virginia (1)

Anthony Trubisz, Jr.                                                                                             D
Richmond, Virginia (25)

Genevieve A. Tuchow
Columbus, Ohio (2)

Tom Ulry
Westerville, Ohio (33)

Roger D. Vari
Pittsburgh, Pennsylvania (26)

Bernard T. Walsh
Charleston, West Virginia (34)

Stephen M. Warnick
Fairfax, Virginia (23)

Willard A. Watson, Jr.
Charleston, West Virginia (18)

Brian J. Watt                                                                                                   SVP
Herndon, Virginia (1)                                                                                            D

William H. White
Charleston, West Virginia (34)

Larry L. Willeke
Fairfax, Virginia (23)

Stephen M. Wilner
Fairfax, Virginia (23)

ITEM 6. Continued


                                      CKY     COH     CMD      CPA     CGV     CBG     CLG     CLNG     CER     CNR      HH      AD
                                      ---     ---     ---      ---     ---     ---     ---     ----     ---     ---      --      --
Martin A. Woods
Cedar Rapids, Iowa (28)

Robert M. Zulandi                                                              SVP
Herndon, Virginia (1)                                                           D

ITEM 6. Continued


                                       CU      CIC      CG      CPC     PET     CPH      AEI     CES     CEM     CPM      CSP    CAA
                                       --      ---      --      ---     ---     ---      ---     ---     ---     ---      ---    ---
Martin A. Woods                                                 VP
Cedar Rapids, Iowa (28)

Robert M. Zulandi
Herndon, Virginia (1)

ITEM 6. Continued


                            ECC     CERC     CCC     CTC      TGT     CNS     CMC      EN      CPL     CDW     CAT     CEC      CGP
Martin A. Woods
Cedar Rapids, Iowa (28)

Robert M. Zulandi                                                                                                      SVP      SVP
Herndon, Virginia (1)                                                                                                   D        D

ITEM 6. Continued


                           CEPL    CEPG     CGT       TCO       CLP     CBL     CVG     CVL      CRL     CEH     CLM     CGG
                           ----    ----     ---       ---       ---     ---     ---     ---      ---     ---     ---     ---
Martin A. Woods
Cedar Rapids, Iowa (28)

Robert M. Zulandi           SVP     SVP                         SVP     SVP     SVP     SVP      SVP     SVP     SVP     SVP
Herndon, Virginia (1)        D       D                           D       D       D       D        D       D       D       D

ITEM 6. Continued


                            CGR     CEL     CEK      CHC     CCL     LLM     LLL      CFC     CAR     CS
                            ---     ---     ---      ---     ---     ---     ---      ---     ---     --
Martin A. Woods
Cedar Rapids, Iowa (28)

Robert M. Zulandi           SVP     SVP     SVP      SVP      D      SVP     SVP
Herndon, Virginia (1)        D       D       D        D               D       D

Part II.  Financial connections as of December 31, 1999*

                                                                        Position
                                                                         Held In                  Applicable
          Name of Officer         Name and Location of                  Financial                  Exemption
           or Director            Financial Institution                Institution                   Rule
               (1)                         (2)                             (3)                        (4)
          ---------------         ---------------------                -----------                -----------

       William E. Lavery          First Union of VA/MD/DC                Director                70(a) & 70(c)
                                  Richmond, Virginia

       *Since such information rests peculiarly within the knowledge of the respective officers and directors, the Registrant disclaims responsibility for the accuracy and completeness of such information.

       PART III(a).  COMPENSATION OF OFFICERS AND DIRECTORS

       1999 EXECUTIVE COMPENSATION PLAN

       COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

       EXECUTIVE COMPENSATION REPORT TO THE STOCKHOLDERS

       GENERAL - Through the Compensation Committee (the "Committee") of the Corporation's Board of Directors, the Board of Directors has developed an aggressive "PAY FOR PERFORMANCE" executive compensation philosophy and programs to implement that philosophy. Effective since 1996, these programs combine to form the basis of the total compensation plan for senior management of the Corporation and its subsidiaries (the "Group"), which is designed to focus management's attention on the Corporation's strategic business initiatives and financial performance objectives. The Committee believes that the design and execution of the executive compensation program implemented in 1996 continue to be critical to the Corporation's future success by FOCUSING MANAGEMENT'S ATTENTION on the competitive business environment through compensation awards largely based on COLUMBIA VALUE ADDED ("CVA") FINANCIAL PERFORMANCE MEASURES and SHAREHOLDER RETURN. CVA performance measures determine the real value of a particular investment by the extent the return on that investment exceeds the cost of the investment, including the cost of capital.

       COMPENSATION PHILOSOPHY - The Board of Directors believes that total compensation is not only payment for services rendered to the Group, but also a means to provide a strong motivational vehicle for the achievement of key financial and strategic goals. The Group provides executives with the opportunity to increase their total compensation above base salary through annual and longer-term incentive compensation programs. Goals and objectives within the executive compensation program are established such that their achievement will result in added value to the Group over appropriate periods of time. This is how compensation is linked to corporate performance. To implement the pay for performance philosophy that the Group instituted in 1996, its executive compensation program is designed to:

              -PLACE AT RISK significant amounts of the executives' total compensation.

              -Base greater amounts of the executives' total compensation upon CREATING LONG-TERM VALUE FOR THE STOCKHOLDERS.

              -TIE COMPENSATION MORE CLOSELY TO THE FORTUNES OF THE STOCKHOLDERS through the use of a combination of cash and STOCK-BASED INCENTIVE COMPENSATION PLANS.

              -Emphasize the achievement of both short- and longer-term internal VALUE ADDED PERFORMANCE MEASURES as well as STOCKHOLDER RETURN EXPECTATIONS in relationship to peer companies.

              -Provide total compensation rewards to executives in relation to the overall financial performance of the Corporation.

       As a general matter, the executive compensation program is designed to provide base salary compensation levels that target the median of the marketplace in similar-sized energy and industrial companies; maintain equitable relationships among the compensation levels established for jobs within the Group; provide for the recognition of performance delivered year-to-year and over the long term; and ensure that appropriate controls are in place for compensation to be fully earned. Because of the Group's size and integrated nature, a number of well-known energy and general industry executive compensation surveys are utilized to determine competitive remuneration for executives. Most of the companies in the S&P Natural Gas Utility Index, which comprises the peer group are included in one or more of these surveys. However, no single authoritative executive compensation survey currently covers all of the companies in the S&P Natural Gas Utility Index. The Committee uses independent compensation consulting firms to assist it in determining the competitiveness of the Group's compensation plans and programs. In 1999 two such firms, Hewitt Associates, LLC and Towers Perrin, were principally used.

      IMPLEMENTATION OF PHILOSOPHY - The Group's executive compensation program is administered by the Committee. The Committee is composed of six independent, nonemployee Directors. As of December 31, 1999, the Group's executive total compensation program consisted of the following:

              1. Base Salary Program

              2. Annual Incentive Compensation Plan

              3. Long-Term Incentive Plan

              4. Other Arrangements

      1. BASE SALARY PROGRAM - A base salary is established for each executive position based on a comparison of compensation levels of similar positions in the external market. Competitive base salary levels are needed to attract and retain competent executives. Based on the energy and general industry compensation surveys referred to above, the base salary levels for the approximately 190 individuals comprising the executive/key employee group presently approximate the median for similar groups with corporations of similar size and complexity. At the minimum opportunity levels for earning Annual Incentive Compensation Plan and Long-Term Incentive Plan awards, the executive compensation program is designed to deliver 40 to 54 percent of total compensation in the form of base pay, dependent upon the executive's level in the executive compensation program. At the maximum opportunity levels, base pay represents 28 to 43 percent of an executive's compensation. In keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary generally are made only in cases of promotions or marketplace equity adjustments, if individual performance warrants.

      2. ANNUAL INCENTIVE COMPENSATION PLAN - This plan, which was amended and re-implemented effective January 1, 1996, provides the opportunity for payment of cash awards to key employees generally for attainment of specific goals which contribute directly to the present and future financial health of the Group. Awards for 1999 performance, granted in 2000 after financial results for 1999 were final, are reflected in the Summary Compensation Table and in the Executive Compensation Report subsection entitled "1999 Chief Executive Officer's Pay." The award opportunities for 1999 ranged from zero to 75 percent of an individual's annual base salary at target level performance, which generally depends upon the achievement of CVA financial goals and the individual's level of responsibility within the organization, along with an assessment of the individual's ability to contribute directly to the financial performance of the Group. Additional amounts can be awarded should financial performance exceed the target level and, in certain circumstances, should the individual exceed his or her personal performance goals. In limited circumstances, awards may be granted based on non-CVA goals, such as attainment of project milestones or personal performance goals.

      On February 22, 2000, in accordance with the Corporation's "pay for performance" philosophy, the Committee awarded cash awards to executives whose operating units met or exceeded the CVA goals, financial performance compared to peer companies, and/or specific 1999 individual employee performance objectives. Awards were granted at various levels. The average award represented 31 percent of the average base salary of all executives receiving Annual Incentive Compensation Plan awards, excluding Mr. Richard, the Chairman, President and CEO of the Corporation.

      3. LONG-TERM INCENTIVE PLAN - The executive compensation program also includes a component to bring special attention to the important area of stockholder return. The Long-Term Incentive Plan provides long-term incentives to officers and other key employees of Group companies through the granting of incentive stock options, non-qualified stock options, stock appreciation rights, contingent stock awards, restricted stock awards, and/or any award in other forms that the Committee may deem appropriate, consistent with the plan's purpose. For most option awards, the Corporation's Total Shareholder Return performance (stock price appreciation plus dividend accruals) has been compared to the peer group of companies included in the S&P Natural Gas Utility Index as included elsewhere in this report. For most option awards for 1999, the Committee provided awards as a result of the Corporation's Total Shareholder Return exceeding the third quartile Total Shareholder Return of the companies which comprise this peer group (excluding the Corporation). Dependent upon each employee's position, individual performance, and the Corporation's Total Shareholder Return, options for 3,000 to 40,000 shares may be awarded for performance at the third quartile (target, or above median), while options for 6,000 to 60,000 shares may be awarded for performance at the fourth quartile (stretch, or top quartile). Additional amounts can be awarded should an individual exceed his or her personal performance goals or if circumstances otherwise warrant. Option awards to key employees may be made for reasons other than Total Shareholder Return, subject to the discretion of the Committee. The purchase price per share of stock deliverable upon the exercise of a non-qualified stock option is 100 percent of the fair market value of the stock on the date of grant. The price of options issued under the plan is credited with dividend equivalents. Such credits may be made directly through a reduction in the purchase price of stock subject to options. Alternatively, at the discretion of the Committee, dividend equivalent credits may be provided indirectly, for example through the establishment of an unsecured, unfunded bookkeeping "account" that would track dividends declared on the stock subject to options and that would be paid in cash to an optionee upon the exercise of an option or, in certain circumstances, upon expiration of the option. The amount of dividend equivalent credits may not exceed the option purchase price less par value. The Long-Term Incentive Plan was approved by the stockholders of the Corporation on April 26, 1996, and the plan became effective as of February 21, 1996. The plan was amended and restated on November 18, 1998, further amended on February 17, 1999, and approved by the Corporation's stockholders on May 19, 1999. Awards made in 2000 for 1999 performance are reflected in the Options Table elsewhere in this report as well as the subsection of this report entitled "1999 Chief Executive Officer's Pay."

      On February 22, 2000, the Committee awarded options for 765,300 shares (excluding Mr. Richard) of the Corporation's stock in the form of non-qualified stock options for 1999 Total Shareholder Return performance at the target level, with individual performance bearing on the number delivered to employees. Key employees who were granted non-qualified stock options received an average of 4,373 shares.

      4. OTHER ARRANGEMENTS - Mr. Richard, Mr. Schwolsky, Senior Vice President and Chief Legal Officer of the Corporation, and Ms. Abbott, Chief Executive Officer and President of Columbia Gas Transmission Corporation and Chief Executive Officer of Columbia Gulf Transmission Company, were granted employment agreements upon hire. In addition, the Corporation has entered into change-in-control agreements with key executives, including Mr. O'Donnell, Senior Vice President and Chief Financial Officer of the Corporation, and Ms. Hammick, Senior Vice President of Columbia Energy Group Service Corporation. For a more detailed description of the agreements, please see "Employment Agreements" elsewhere in this report.

      DEDUCTIBILITY OF COMPENSATION - The Committee has reviewed the potential impact on the Group of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions that the Group may claim for annual compensation in excess of one million dollars paid to any of the CEO and the four other most highly compensated executive officers. The Committee has determined that under current compensation arrangements, the impact of
      Section 162(m) on the Group would be limited and, therefore, has decided not to take any action at this time to meet the requirements for a deduction.

      EVALUATION PROCESS - Each year, the Board of Directors of the Corporation reviews and approves strategic business and financial plans for the Corporation and each of its subsidiaries. In addition to various business strategies, these plans include specific financial goals such as CVA or other measures to evaluate whether stockholder value has increased. The goals set forth in these strategic plans are the bases for evaluating the performance of the CEO of the Corporation and other senior executives whose compensation falls under the direct purview of the Committee. Attainment of meaningful strategic goals over reasonable time periods increases value to stockholders, and the increased compensation opportunities for executives are directly linked to the attainment of these goals.

       1999 CHIEF EXECUTIVE OFFICER'S PAY

       BASE SALARY - When Mr. Richard was hired as CEO in 1995, the Corporation entered into an employment agreement with Mr. Richard that provides a base salary of $750,000 per year. The Board approved a marketplace adjustment for Mr. Richard in 1996 that increased his base salary to $787,500. As noted above, in keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary for the executive group generally are made only in cases of promotions or marketplace equity adjustments. For those reasons, the Board approved no increases to Mr. Richard's base salary for 1997, 1998 or 1999.

       ANNUAL INCENTIVE COMPENSATION - No Annual Incentive Compensation award was granted to Mr. Richard for 1999.

       LONG-TERM INCENTIVE PLAN - On May 20, 1996, Mr. Richard received a grant of 29,785 shares (44,677 post-stock split shares) of restricted stock under his amended employment agreement. To provide an additional incentive to Mr. Richard to continue his employment with the Corporation, the amended employment agreement provides that only 20 percent of such restricted stock vests each year; 60 percent is vested as of January 4, 1999. On February 22, 2000, based on 1999 Total Shareholder Return performance at the target level and individual performance, the Committee awarded Mr. Richard, under the Long-Term Incentive Plan, a grant of non-qualified stock options to purchase 40,000 shares of common stock, with one-third vesting on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. The effective date of the grant and pricing of the options is discussed in the "Long-Term Incentive Plan" subsection of the "Implementation of Philosophy" section of this report. The awards are included in the Options Table.


                         BY THE COMPENSATION COMMITTEE:

               Gerald E. Mayo                        James P. Heffernan
               Robert H. Beeby, Chairman             Malcolm T. Hopkins
               Wilson K. Cadman                      Malcolm Jozoff

       EMPLOYMENT AGREEMENTS

       In order to secure the services of Mr. Richard, Mr. Schwolsky and Ms. Abbott, the Corporation has entered into employment agreements with each of these individuals. Set forth below is a brief description of the material terms of these agreements, as amended.

       Mr. Richard's agreement was entered into in 1995 and was amended in 1996 and again in 1999. As amended, Mr. Richard's agreement provides for a three year term, with automatic annual extensions (unless either party to the agreement gives notice that the agreement shall not be extended), and provides that he will serve as the Chairman, President and Chief Executive Officer of the Corporation. In addition to salary, short- and long-term incentive compensation (as previously discussed in this report in the Executive Compensation Report of the Compensation Committee), and other fringe benefits, Mr. Richard's agreement provides for severance benefits if his employment is terminated under various scenarios. For example, if Mr. Richard's employment is terminated by the Corporation for a reason other than cause, death or disability, if Mr. Richard terminates his employment because the Corporation has removed him from his current position or has reduced his duties or if the Corporation prevents the term of the agreement from automatically extending, Mr. Richard will receive severance benefits. Such severance benefits would include a payment of salary and annual incentive for 24 months, a supplemental retirement benefit, and fringe benefits. If Mr. Richard terminates his employment for various reasons following a change in control (as defined in the agreement), he would be entitled to enhanced severance benefits. Such severance benefits would include a payment equal to three times his annual salary and annual incentive, a prorated bonus for the year of termination, supplemental retirement plan benefits including an amount equal to the contributions that would have been contributed under certain retirement plans to which the Corporation contributes, vesting of stock options and restricted stock, continuation of health, welfare and fringe benefits for three years and other perquisites. In addition, if a "parachute payment" excise tax is triggered under the Internal Revenue Code, the Corporation will provide a gross-up payment to Mr. Richard.

       Mr. Schwolsky's employment agreement was entered into in 1995 and was amended in 1999. As amended, Mr. Schwolsky's agreement provides for a three-year term, with automatic annual extensions (unless either party to the agreement gives notice that the agreement shall not be extended), and provides that he will serve as the Senior Vice President and Chief Legal Officer of the Corporation. In addition to stock-based grants made in 1995, the agreement provides an annual base salary of $285,000, subject to such increases as may be approved by the Board. Besides being eligible to participate in all incentive compensation plans and employee benefit programs provided to other senior executives of the Group, the agreement provides severance benefits substantially the same as those provided to Mr. Richard, as described in the preceding paragraph, but based on Mr. Schwolsky's levels of compensation and benefits.

       Ms. Abbott's employment agreement was entered into in 1996 and was amended in 1999. As amended, Ms. Abbott's agreement provides for a three-year term, with automatic annual extensions (unless either party to the agreement gives notice that the agreement shall not be extended), and provides that she will serve as the Chief Executive Officer of the Corporation's transmission subsidiaries. In addition to a grant of stock made in 1996, the agreement provides for an annual base salary of $325,000, subject to such increases as may be approved by the Board. The agreement also provides that Ms. Abbott is eligible to participate in all employee benefit programs provided to other transmission company executives and in all incentive compensation programs of the transmission companies appropriate for her status. The agreement further provides severance benefits substantially the same as those provided to Mr. Richard and Mr. Schwolsky, as described above, but based on Ms. Abbott's levels of compensation and benefits.

       In addition, in order to retain the services of Mr. O'Donnell and Ms. Hammick, the Corporation has entered into change-in-control agreements with these individuals. Generally, the agreements provide these individuals with benefits similar to those provided to Messrs. Richard and Schwolsky and Ms. Abbott in the event of an employment termination following a change in control, except that benefits under Mr. O'Donnell's and Ms. Hammick's agreements do not become payable by the Corporation upon a voluntary termination (or termination without "good reason") of employment after the occurrence of a change in control.

OPTION/SAR GRANTS IN LAST FISCAL YEAR**

       Individual Grants                                                                          Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock Price
                                                                                                   Appreciation for Option Term
       -----------------                                                                        ------------------------------------

              (a)                (b)                  (c)                 (d)           (e)              (f)                (g)

            Name              Number of     % of Total Options/SARs   Exercise or   Expiration           5%                 10%
                             Securities     Granted to Employees in   Base Price       Date              ($)                ($)
                             Underlying           Fiscal Year           ($/Sh)
                            Options/SARs
                             Granted (#)
            ----            ------------    -----------------------   -----------   ----------  --------------          -----------
O. G. Richard III
Chairman, President & CEO       40,000                 5.2             $58.9375       2/22/10       1,482,619*          3,757,248*

M. W. O'Donnell
Senior Vice President &         15,000                 1.9             $58.9375       2/22/10       555,982*            1,408,968*
Chief Financial Officer

P. M. Schwolsky
Senior Vice President &         15,000                 1.9             $58.9375       2/22/10       555,982*            1,408,968*
Chief Legal Officer

C. G. Abbott
CEO of Corporation's Gas
Transmission Segment            15,000                 1.9             $58.9375       2/22/10        555,982*           1,408,968*

P. A. Hammick
Senior Vice President
Columbia Energy Group            7,000                 0.9             $58.9375       2/22/10        259,458*           657,518*
Service Corporation

* Because dividend equivalents are associated with this award, the potential realizable value shall increase as dividends are paid on stock subject to options. In no event may dividend equivalents exceed the grant price less the par value of the underlying stock.

 ** Granted February 22, 2000, for 1999 performance, the options vest one-third upon the first anniversary of grant, one-third on the second anniversary of grant, and the final third on the third anniversary of grant.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

              (a)                           (b)               (c)                   (d)                         (e)

                                                                               Number of Securities       Value of Unexercised
                                                                              Underlying Unexercised   In-the-Money Options/SARs
                                                                                 Options/SARs at            at Year-End ($)
                                                                                   Year-End (#)

                                       Shares Acquired    Value Realized          Exercisable/                Exercisable/
             Name                      on Exercise (#)        ($) *              Unexercisable               Unexercisable *
             ----                      ---------------    --------------      ----------------------    ------------------------
O. G. Richard III                             -0-               -0-             270,000/120,000          6,864,375/1,568,128

M. W. O'Donnell                             1,265          $156,565               57,300/40,000            1,356,930/528,595

P. M. Schwolsky                               -0-               -0-               52,500/40,000            1,192,406/528,595

C. G. Abbott                                  -0-               -0-               45,000/40,000              873,281/528,595

P. A. Hammick                                 -0-               -0-                3,500/19,000               43,677/251,230

All Other Officers (Part I)                   -0-               -0-               50,000/61,000              833,804/808,315


       * Market value of underlying securities at exercise or FY-end, minus the exercise or base price.

                           SUMMARY COMPENSATION TABLE

The compensation for services in all capacities payable to or earned by the executive officers of the Corporation and its subsidiaries during the year 1999 was as follows:


                                                                        Long-Term Compensation

                                                                                                                      All Other
                               Annual  Compensation                             Awards                  Payouts       Comp. (1)
        (a)            (b)          (c)               (d)                (f)               (g)            (h)            (i)

      Name and                                                                         Securities
      Principal                                                      Restricted        Underlying         LTIP        All Other
      Position         Year       Salary             Bonus          Stock Awards       Options -        Payouts       Comp. (1)
                                                                                          SARs
                                   ($)                ($)                ($)             (#) (4)          ($)           ($)
      ---------        ----       ------             -----          ------------       ----------       -------      ----------
O.G. RICHARD           1999       787,500             -0-              -0- (6)          40,000(3)         -0-           23,625
III
Chairman, President    1998       787,500           295,000              -0-            60,000(4)         -0-           23,625
& CEO
                       1997       787,500           725,000              -0-            90,000(5)         -0-           23,625

M. W. O'DONNELL        1999       325,000             -0-                -0-            15,000(3)       156,565         19,500
Senior Vice
President & Chief      1998       325,000            97,500              -0-            25,000(4)         -0-           19,500
Financial Officer
                       1997       325,000           230,000              -0-            22,500(5)         -0-           19,500

P. M. SCHWOLSKY        1999       325,000             -0-                -0-            15,000(3)         -0-            9,750
Senior Vice
President & Chief      1998       325,000            97,500              -0-            25,000(4)         -0-            9,750
Legal Officer
                       1997       325,000           241,000              -0-            22,500(5)         -0-           13,206

C. G. ABBOTT           1999       325,000           170,000              -0-            15,000(3)         -0-            9,750
CEO of
Corporation's Gas      1998       325,000           253,500              -0-            25,000(4)         -0-            9,750
Transmission
Segment                1997       325,000           275,000              -0-            22,500(5)         -0-           11,026

P. A. HAMMICK          1999       211,167             -0-                -0-             7,000(3)         -0-            6,235
Senior Vice
President Columbia     1998       190,667            44,400              -0-            12,000(4)         -0-            2,955
Energy Group
Service Corporation    1997       156,771(2)         55,000              -0-           10,500(5)          -0-              N/A


                          *   Adjusted for June 1998 stock split.

(1) Reflects employer matching contributions, if any, to the Employees' Thrift Plan of Columbia Energy Group, which is qualified under the Internal Revenue Code, and the Thrift Restoration Plan, a nonqualified plan. The contributions to all officers, namely those listed in Part I, totaled $771,458. The compensation to all officers as a group, namely those listed in Part I, totaled $26,817,000.

(2)   Partial year salary.

(3) Options to purchase shares granted to executive group on February 22, 2000, for 1999 performance at a price of $58.9375 per share, which options vest one-third upon the first anniversary of grant, one-third upon the second anniversary, and one-third upon the third anniversary.

(4) Options to purchase shares granted to executive group on February 22, 1999, for 1998 performance at a price of $49.59375 per share, which options vest one-third upon the first anniversary of grant, one-third upon the second anniversary, and one-third upon the third anniversary.

(5) Options to purchase shares granted to executive group on February 17, 1998, for 1997 performance at a price of $50.77083 per share, which options vest one-third upon the first anniversary of grant, one-third upon the second anniversary, and one-third upon the third anniversary.

(6) Pursuant to Mr. Richard's amended employment agreement, on May 20, 1996, Mr. Richard was granted a restricted stock award for 44,677 (29,785 pre-stock split) shares of common stock at a value of $1,459,465, as based on the closing price of $49.00 per share on May 20, 1996. The shares vest annually in five equal installments commencing January 2, 1997. Mr. Richard receives dividends on the restricted stock as dividends are declared on shares of common stock. At December 31, 1999, Mr. Richard held 17,871 shares of restricted stock, at an aggregate value of $1,130,341.

RETIREMENT INCOME PLAN

A non-contributory defined benefit plan is maintained for all eligible employees of the Corporation's participating subsidiaries. The Plan consists of two options: a final average pay option and (as of January 1, 2000) as account balance option. Eligible participants in the plan will be offered a one-time election to remain in the final average pay option or switch to the account balance option. Employees will make their election between March 15, 2000 and April 30, 2000. Eligible employees hired on or after January 1, 2000 will automatically be enrolled in the account balance option.



The annual benefit under the final average pay option is based upon final average annual compensation and years of credited service. Final average annual compensation is calculated using base compensation (shown in the "Summary Compensation Table" as "Salary") paid to the employee for the highest 36 months of the last 60 months prior to retirement.



Estimated annual benefits payable under the final average pay option upon retirement are as follows with respect to the specified remuneration and years of credited service.


ESTIMATED ANNUAL BENEFITS AS OF JANUARY 1, 2000, FROM RETIREMENT INCOME PLAN *

                                                       Representative Years of Credited Service **

Final Average
Annual Compensation              15              20                25               30             35             40
                                 --              --                --               --             --             --
$                                $               $                 $                $              $              $

    250,000                    54,250          72,333            90,416          108,500        114,750        121,000
    300,000                    65,500          87,333           109,166          131,000        138,500        146,000
    400,000                    88,000         117,333           146,666          176,000        186,000        196,000
    500,000                   110,500         147,333           184,166          221,000        233,500        246,000
    600,000                   133,000         177,333           221,666          266,000        281,000        296,000
    800,000                   178,000         237,333           296,666          356,000        376,000        396,000
  1,000,000                   223,000         297,333           371,666          446,000        471,000        496,000
  1,200,000                   268,000         357,333           446,666          536,000        566,000        596,000

  *  Estimates are based upon a straight-life annuity and the assumptions that
     (a) the final average pay option of the Corporation's present retirement plan will be maintained and (b) retirement will not occur before age 65. These benefits are not subject to deduction for social security or other charges. Should an annual benefit exceed limitations imposed by federal law, the excess will be paid by the participating subsidiary as a supplemental pension under the Pension Restoration Plan. Such supplemental pensions are not available to these executives until retirement or termination of employment.

  ** As of January 1, 2000, the credited years of service for retirement benefits for the individuals named in the Summary Compensation Table were as follows: Mr. Richard, 8 years; Mr. O'Donnell, 29 years; Mr. Schwolsky, 8 years; Ms. Abbott, 4 years; and Ms. Hammick, 2 years.

PERFORMANCE TABLE
The following tables demonstrates a five-year comparison of cumulative total returns for the Corporation, the S&P 500, and the S&P Natural Gas Utility Index.

FIVE-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN*


                                       1994         1995         1996         1997          1998        1999
                                         $           $            $            $            $             $
                                      ------       ------       ------       ------        ------      ------

           Columbia Energy            100.00       186.70       273.86       342.81        383.45      426.55

           S&P 500 Index              100.00       137.58       169.17       225.60        290.08      351.12

           S&P Natural Gas Utility
           Index                      100.00       141.44       187.96       221.77        243.35      289.74

  *  Assumes $100 invested on December 31, 1994 and reinvestment of dividends.

                        STANDARD DIRECTORS' COMPENSATION*


1999 Directors' Compensation for Board and Committee Meetings:

                                                   Retainer                Meeting Fee            Chairman's and Lead
                                                       $                        $                 Director Retainers
                                                                                                           $
                                                   --------                -----------            --------------------
Board                                               27,250                   1,250                     5,000**
Audit                                                  -                     1,000                     3,000
Compensation                                           -                     1,000                     3,000
Executive                                            6,000                     800                         -
Finance                                                -                     1,000                     3,000
Corporate Governance                                   -                     1,000                     3,000


  * The nonemployee Directors are also eligible to receive non-qualified stock options pursuant to the Corporation's Long-Term Incentive Plan. If the Corporation's Total Shareholder Return performance, compared with its peers, is at the third quartile (above median), then nonemployee Directors receive options for 3,000 shares of common stock; at the fourth (top) quartile, options for 6,000 shares. If Total Shareholder Return performance is at or below the median, then the nonemployee Directors receive no options. The options vest one-third upon grant, one-third one year after grant, and one-third two years after grant, and they have a ten-year term. For 1999 performance, the Directors will receive options for 3,000 shares, granted and priced as of February 22, 2000, at a purchase price of $58.9375 per share of common stock. See the section entitled "1999 Executive Compensation Plan" for a discussion of the terms of the option grants.

  ** Lead Director's retainer.

No officer received any compensation for services as a Director while also serving as an officer of the Corporation.

The Corporation offers medical coverage to current nonemployee Directors and pays the premium associated with their participation. The Corporation also reimburses them for the cost of Medicare Part B, if applicable. In addition, nonemployee Directors may elect to defer compensation for distribution at a later date. Deferred amounts will accrue interest at the prime rate under the Deferred Compensation Plan for Outside Directors or may be deferred into the Phanton Stock Plan for Outside Directors. Deferrals may be paid in a lump sum or in installments but will be automatically paid in a lump sum under the Deferred Compensation Plan for Outside Directors following certain specified changes in control of the Corporation.

Following its approval by the stockholders at the 1996 Annual Meeting, the Phantom Stock Plan for Outside Directors was established. All of the Directors except two (one of whom has since retired) elected to participate in the plan in lieu of participating in the Retirement Plan for Outside Directors. Participating directors received phantom shares of equivalent actuarial value under the Phantom Stock Plan for Outside Directors. The Retirement Plan for Outside Directors is not available for nonemployee Directors assuming office after April 1996; rather, they participate in the Phantom Stock Plan for Outside Directors, under which they receive 3,000 phantom shares upon being elected to the Board. Payment of cash benefits will commence upon termination of Board service.

For the Director(s) remaining in the Retirement Plan, each nonemployee Director with a minimum of five years' service on the Board who retires after attaining age 65 or becoming disabled could receive annual retirement payments equal to the amount of the annual retainer for Board service at the time of retirement. Payments under the Retirement Plan will cease at the death of the Director unless the Director elected an actuarial equivalent option or, if death occurs before retirement but after eligibility is established, at the death of the surviving spouse. In the event of certain specified changes in control of the Corporation, a Director (regardless of years of service on the Board) could elect a lump sum payment equal to the present value of the retainer at the time of the election times the number of years of Board service, with a minimum of ten years.

The director's compensation amounted to $1,092,000.

PART III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
             MANAGEMENT

The following table sets forth the beneficial ownership of common stock by stockholders, if any, who own greater than 5 percent of the outstanding shares as of January 31, 2000, by Directors, by each of the executive officers whose compensation is disclosed in the Summary Compensation Table, and by all Directors and such executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

        (1)               (2)                  (3)                                                                        (4)

       Title of    Name and Address            Amount and Nature of                                                      Percent
       Class                                   Beneficial Ownership**                                                      of
                                                                                                                         Class
       --------    ----------------            -----------------------------------------------------------------         -------
                                               Shared         Sole        Shared      Sole
                                               Voting         Voting     Investment   Investment           Total
                                               Power          Power        Power      Power                Owned
                                               ------         ------     ----------   ----------           -----
5% HOLDERS
                      J. P. Morgan & Co,
                        Incorporated***
                        60 Wall Street         88,425         6,749,355    111,025     8,959,774          9,071,599        11.2
       Common         New York, NY 10260

   -----------------------------------------------------------------------------------------------------------------------------
       Common            R. F. Albosta                                                                       20,000           *
D
   -----------------------------------------------------------------------------------------------------------------------------
I      Common             R. H. Beeby                                                                        20,000(1)        *
   -----------------------------------------------------------------------------------------------------------------------------
R      Common            W. K. Cadman                                                                        20,000           *
   -----------------------------------------------------------------------------------------------------------------------------
E      Common           J. P. Heffernan                                                                      26,000           *
   -----------------------------------------------------------------------------------------------------------------------------
C      Common           K. L. Hendricks                                                                      11,000           *
   -----------------------------------------------------------------------------------------------------------------------------
T      Common            M. T. Hopkins                                                                   26,805.622           *
   -----------------------------------------------------------------------------------------------------------------------------
O      Common           J. B. Johnston                                                                   10,534.422           *
   -----------------------------------------------------------------------------------------------------------------------------
R      Common              M. Jozoff                                                                         21,000           *
   -----------------------------------------------------------------------------------------------------------------------------
S      Common            W. E. Lavery                                                                        20,150           *
   -----------------------------------------------------------------------------------------------------------------------------
       Common             G. E. Mayo                                                                         22,000           *
   -----------------------------------------------------------------------------------------------------------------------------
       Common            D. E. Olesen                                                                     20,054.96           *
   -----------------------------------------------------------------------------------------------------------------------------
       Common          O. G. Richard III                                                                378,795.059(2)        *
   =============================================================================================================================
O
       Common            C. G. Abbott                                                                    65,104.127(3)        *
F  -----------------------------------------------------------------------------------------------------------------------------

F      Common            P. A. Hammick                                                                   11,122.682(7)        *
   -----------------------------------------------------------------------------------------------------------------------------
I
       Common           M. W. O'Donnell                                                                  82,096.576(4)        *
C  -----------------------------------------------------------------------------------------------------------------------------

E      Common           P. M. Schwolsky                                                                  72,422.185(5)        *

R
   =============================================================================================================================
S                 All Executive Officers &
       Common     Directors (16 persons) as a                                                           827,085.633(6)        *
                  Group
   =============================================================================================================================

   * Aggregate stock ownership (including exercisable options) as a percentage of class is less than 1 percent.

   ** Includes an allocation of shares held by the Trustee of the Employees' Thrift Plan of Columbia Energy Group for the executive officers as of December 31, 1999. Also includes currently exercisable options and those exercisable within 60 days. All holdings of the Directors, except Messrs. Johnston and Richard and Ms. Hendricks, include beneficial ownership of 18,500 shares, which may be acquired pursuant to stock options awarded under Long-Term Incentive Plan (LTIP). The holdings of Mr. Johnston and Ms. Hendricks include beneficial ownership of 9,500 shares, which may be acquired pursuant to stock options awarded under the LTIP.

   *** Information for this beneficial owner was obtained solely from owner's
       Schedule 13-G dated December 31, 1999 and filed with the U.S. Securities and Exchange Commission.

(1) Includes beneficial ownership of 1,500 shares with shared investment power.

(2) Includes beneficial ownership of 320,000 shares which may be acquired pursuant to stock options awarded under LTIP.

(3) Includes beneficial ownership of 1,000 shares with shared voting and investment power. Includes beneficial ownership of 60,834 shares which may be acquired pursuant to stock options awarded under LTIP.

(4) Includes beneficial ownership of 73,134 shares which may be acquired pursuant to stock options awarded under LTIP.

(5) Includes beneficial ownership of 68,334 shares which may be acquired pursuant to stock options awarded under LTIP.

(6) Includes beneficial ownership of 718,802 shares which may be acquired pursuant to stock options awarded under LTIP.

(7) Includes beneficial ownership of 11,000 shares which may be acquired pursuant to stock options awarded under LTIP.

Part III(c). Contracts and transactions.

             None.

Part III(d). Indebtedness.

             None.

Part III(e). Participation in bonus and profit sharing arrangement.

             See Item 6 Part III(a) above.

Part III(f). Directors and officers rights to indemnity.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

DIRECTORS AND OFFICERS' LIABILITY INSURANCE - Insurance is purchased for all of the Registrant's directors and officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by Corporate law or By-Laws of the Registrant to covered directors and officers. The annual cost thereof to the Registrant and its subsidiary companies was $850,000.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Part I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

                  Recipient
Name of              or
Company          Beneficiary                            Purpose                              Accounts Charged          Amount
-------          -----------                            -------                              ----------------          ------
CKY              Employee Political                     Legal, Acctg. & Solicitation         Admin & General           $86,629
CMD              Action Fund                            Services rendered by
COH                                                     employees for Employees
CPA                                                     Political Action Fund
CGV                                                     registered with the Federal
                                                        Election Committee (No. C00054890)

Part II. Expenditures for any citizens group or public relations counsel.

                                                                            Calendar Year 1999
                                                                            ------------------
       Name of Company and Name
        or Number of Recipients
           or Beneficiaries                                 Purpose         Accounts Charged             Amount
                                                                                                           ($)
       ------------------------                             -------         ----------------             ------
CKY
  Chamber of Commerce                                           B            Admin & General              2,510

COH
  63 Various Chambers of Commerce                               B            Admin & General             36,610
  Ohio Chamber of Commerce                                      B            Admin & General             10,640
  Better Business Bureaus                                       B            Admin & General              1,645

CPA
  25 Various Chambers of Commerce                               B            Admin & General             16,476
  York Chamber of Commerce                                      B            Admin & General             12,455
  Business Organization                                         B            Admin & General              7,000
  Pittsburg Regional Alliance                                   B            Admin & General             21,000

CGV
  28  Various Chambers of Commerce                              B            Admin & General             19,000

TCO
  6 Various Chambers of Commerce                                A            Admin & General             18,187

CPC
  31 Citizens Groups                                            B            Admin & General              6,110

A - Information and Education
B - Economic Development

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Contracts.

         CONFIDENTIAL TREATMENT REQUESTED

         CONFIDENTIAL TREATMENT REQUESTED

         CONFIDENTIAL TREATMENT REQUESTED



Part II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any officer or director is a partner or owns 5% or more of any class of equity securities.

         CONFIDENTIAL TREATMENT REQUESTED




Part III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

(a)      TCO has contracted with the below firm to provide various services.

                                                                                                       Date of Court
               Name                       Scope of Services               Compensation                    Approval
               ----                       -----------------               ------------                 -------------
               Lehman Brothers Inc.       Financial Advisor and             $105,775                      12/15/98
                                           Investment Banker to the
                                           Official Committee of
                                           Unsecured Creditors toTCO

(b) The Registrant's distribution companies contracted with the following organizations to provide various professional services.

                         Name                        Scope of Services                    Compensation
                         ----                        -----------------                    ------------
                  Kingwood Consulting                Communications                         $408,695
                                                     Consultant to COH

                  Gannett Flemming                   Communications                         $ 25,463
                                                     Consultant to COH

                  Thomas Green & Assoc.              Governmental Affairs                   $108,618
                                                     to COH

                  Public Policy Solutions            Governmental Affairs to COH            $ 72,967

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.   CONFIDENTIAL TREATMENT REQUESTED

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part II.   Organizational chart

           CONFIDENTIAL TREATMENT REQUESTED

Part III.  Columbia Energy Group's Aggregate Investment in EWGs.

           CONFIDENTIAL TREATMENT REQUESTED

ITEM 10.       FINANCIAL STATEMENTS AND EXHIBITS

               Financial Statements included in Form U5S:
               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries .....................                   F-1
                 Columbia Electric Corporation and Subsidiaries .............                   F-1A
                 Columbia Energy Group Capital Corporation and Subsidiaries                     F-1B
                 Columbia LNG Corporation and Subsidiary ....................                   F-1C
                 Columbia Energy Services Corporation and Subsidiaries ......                   F-1D
                 Columbia Network Services Corporation and Subsidiary........                   F-1E
                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-1F
                 Columbia Pipeline Company and Subsidiary....................                   F-1G
                 Columbia Finance Corporation and Subsidiary.................                   F-1H
                 Columbia Propane Corporation and Subsidiaries...............                   F-1I

               SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
                 DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries......................                   F-2
                 Columbia Electric Corporation and Subsidiaries .............                   F-2A
                 Columbia Energy Group Capital Corporation and Subsidiaries                     F-2B
                 Columbia LNG Corporation and Subsidiary.....................                   F-2C
                 Columbia Energy Services Corporation and Subsidiaries ......                   F-2D
                 Columbia Network Services Corporation and Subsidiary........                   F-2E
                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-2F
                 Columbia Pipeline Company and Subsidiary....................                   F-2G
                 Columbia Finance Corporation and Subsidiary.................                   F-2H
                 Columbia Propane Corporation and Subsidiaries...............                   F-2I

               CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
                 DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries......................                   F-3
                 Columbia Electric Corporation and Subsidiaries..............                   F-3A
                 Columbia Energy Group Capital Corporation and Subsidiaries..                   F-3B
                 Columbia LNG Corporation and Subsidiary ....................                   F-3C
                 Columbia Energy Services Corporation and Subsidiaries ......                   F-3D
                 Columbia Network Services Corporation and Subsidiary........                   F-3E
                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-3F
                 Columbia Pipeline Company and Subsidiary....................                   F-3G
                 Columbia Finance Corporation and Subsidiary.................                   F-3H
                 Columbia Propane Corporation and Subsidiaries...............                   F-3I

               SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
                 THE YEAR ENDED DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries......................                   F-4
                 Columbia Electric Corporation and Subsidiaries..............                   F-4A
                 Columbia Energy Group Capital Corporation and Subsidiaries                     F-4B
                 Columbia LNG Corporation and Subsidiary.....................                   F-4C
                 Columbia Energy Services Corporation and Subsidiaries.......                   F-4D
                 Columbia Network Services Corporation and Subsidiary........                   F-4E

                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-4F
                 Columbia Pipeline Company and Subsidiary....................                   F-4G
                 Columbia Finance Corporation and Subsidiary.................                   F-4H
                 Columbia Propane Corporation and Subsidiaries...............                   F-4I

               CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
                 YEAR ENDED DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries .....................                   F-5
                 Columbia Electric Corporation and Subsidiaries..............                   F-5A
                 Columbia Energy Group Capital Corporation and Subsidiaries..                   F-5B
                 Columbia LNG Corporation and Subsidiary ....................                   F-5C
                 Columbia Energy Services Corporation and Subsidiaries ......                   F-5D
                 Columbia Network Services Corporation and Subsidiary........                   F-5E
                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-5F
                 Columbia Pipeline Company and Subsidiary....................                   F-5G
                 Columbia Finance Corporation and Subsidiary.................                   F-5H
                 Columbia Propane Corporation and Subsidiaries...............                   F-5I

               CONSOLIDATING STATEMENT OF CASH FLOWS
                 FOR THE YEAR ENDED DECEMBER 31, 1999

                 Columbia Energy Group and Subsidiaries......................                   F-6
                 Columbia Electric Corporation and Subsidiaries..............                   F-6A
                 Columbia Energy Group Capital Corporation and Subsidiaries..                   F-6B
                 Columbia LNG Corporation and Subsidiary.....................                   F-6C
                 Columbia Energy Services Corporation and Subsidiaries ......                   F-6D
                 Columbia Network Services Corporation and Subsidiary........                   F-6E
                 Columbia Energy Resources, Inc. and Subsidiaries............                   F-6F
                 Columbia Pipeline Company and Subsidiary....................                   F-6G
                 Columbia Finance Corporation and Subsidiary.................                   F-6H
                 Columbia Propane Corporation and Subsidiaries...............                   F-6I

F-1 (1 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                        F-1       F-1      F-1       F-1               Consolidating
                                                       Page 2   Page 3    Page 4   Page 5   Combined      Entries      Consolidated
                                                       ------   ------    ------   ------   --------   -------------   ------------

                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....     *         *        *         *        *             *            8,150,622
  Accumulated depreciation..........................                                                                     (3,708,848)
                                                       ------   ------    ------   ------   --------   -------------   ------------
  Net Gas Utility and Other Plant ..................                                                                      4,441,774
                                                       ------   ------    ------   ------   --------   -------------   ------------

  Gas and oil producing properties, full cost method
    United States cost center.......................                                                                        823,522
    Canadian cost center............................                                                                         12,554
  Accumulated depletion ............................                                                                       (251,576)
                                                       ------   ------    ------   ------   --------   -------------   ------------
  Net Gas and Oil Producing Properties .............                                                                        584,500
                                                       ------   ------    ------   ------   --------   -------------   ------------

Net Property, Plant, and Equipment .................                                                                      5,026,274
                                                       ------   ------    ------   ------   --------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent .................                                                                         25,083
  Unconsolidated affiliates ........................                                                                         67,634
  Net assets of discontinued operations.............                                                                         (9,714)
  Assets held for sale .............................                                                                             17
  Other ............................................                                                                         36,465
                                                       ------   ------    ------   ------   --------   -------------   ------------
Total Investments and Other Assets .................                                                                        119,485
                                                       ------   ------    ------   ------   --------   -------------   ------------

Investments in Subsidiaries
  Capital stock ....................................                                                                              -
  Equity in undistributed earnings of
   subsidiaries ....................................                                                                              -
  Notes receivable .................................                                                                              -
  Other investments.................................                                                                              -
                                                       ------   ------    ------   ------   --------   -------------   ------------
Total Investments in Subsidiaries ..................                                                                              -
                                                       ------   ------    ------   ------   --------   -------------   ------------

Current Assets
  Cash and temporary cash investments ..............                                                                         62,583
  Accounts receivable, net
    Customers ......................................                                                                        465,380
    Intercompany ...................................                                                                              -
    Other ..........................................                                                                         87,060
  Income tax refunds................................                                                                              -
  Gas inventory ....................................
                                                                                                                            144,914
  Other inventories, at average cost ...............                                                                         71,092
  Prepayments ......................................                                                                         74,289
  Regulatory assets ................................                                                                         52,706
  Underrecovered gas costs .........................                                                                         40,510
  Deferred property tax.............................                                                                         79,874
  Exchange gas receivable...........................                                                                        275,384
  Other ............................................                                                                         39,458
                                                       ------   ------    ------   ------   --------   -------------   ------------
Total Current Assets ...............................                                                                      1,393,250
                                                       ------   ------    ------   ------   --------   -------------   ------------

Deferred Charges ...................................                                                                        198,850
Long-term Regulatory Assets.........................                                                                        358,070
                                                       ------   ------    ------   ------   --------   -------------   ------------

TOTAL ASSETS .......................................                                                                      7,095,929
                                                       ======   ======    ======   ======   ========   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (2 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                          F-1 Page 2
                                                          CER(a)        TCO            CGT         CLG(a)      CKY          Total
                                                         --------   -----------    -----------    --------   ---------    ----------

                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....       *         3,536,732      1,308,107       *         211,501        *
  Accumulated depreciation...........................                (1,448,365)    (1,049,218)                (88,304)
                                                         --------   -----------    -----------    --------   ---------    ----------
  Net Gas Utility and Other Plant ...................                 2,088,367        258,889                 123,197
                                                         --------   -----------    -----------    --------   ---------    ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................                         -              -                       -
    Canadian cost center.............................                         -              -                       -
  Accumulated depletion .............................                         -              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------
  Net Gas and Oil Producing Properties ..............                         -              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------

Net Property, Plant, and Equipment ..................                 2,088,367        258,889                 123,197
                                                         --------   -----------    -----------    --------   ---------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................                    50,386              -                       -
  Unconsolidated affiliates .........................                    20,948              -                       -
  Net assets of discontinued operations..............                         -              -                       -
  Assets held for sale ..............................                         -              -                       -
  Other .............................................                         -              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------
Total Investments and Other Assets ..................                    71,334              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------

Investments in Subsidiaries
  Capital stock .....................................                         -              -                       -
  Equity in undistributed earnings of
   subsidiaries .....................................                         -              -                       -
  Notes receivable ..................................                         -              -                       -
  Other investments..................................                         -              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------
Total Investments in Subsidiaries ...................                         -              -                       -
                                                         --------   -----------    -----------    --------   ---------    ----------

Current Assets
  Cash and temporary cash investments ...............                       193             62                   1,204
  Accounts receivable, net
    Customers .......................................                    47,151          8,247                  25,358
    Intercompany ....................................                    30,387          4,262                   6,432
    Other ...........................................                    13,446          1,541                     110
  Income tax refunds.................................                         -              -                       -
  Gas inventory .....................................                         -              -                  17,665
  Other inventories, at average cost ................                     8,910          5,650                       -
  Prepayments .......................................                    14,601          4,476                     360
  Regulatory assets .................................                    25,892          3,218                     572
  Underrecovered gas costs ..........................                         -              -                  20,193
  Deferred property tax..............................                    29,378            308                   1,301
  Exchange gas receivable............................                    20,454         11,998                  24,869
  Other .............................................                    20,625          3,257                       -
                                                         --------   -----------    -----------    --------   ---------    ----------
Total Current Assets ................................                   211,037         43,019                  98,064
                                                         --------   -----------    -----------    --------   ---------    ----------

Deferred Charges ....................................                     3,951            667                     810
Long-term Regulatory Assets..........................                   134,898          8,264                   6,762
                                                         --------   -----------    -----------    --------   ---------    ----------

TOTAL ASSETS ........................................                 2,509,587        310,839                 228,833
                                                         ========   ===========    ===========    ========   =========    ==========

(a) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (3 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                          F-1 Page 3
                                                             COH          CMD           CPA            CGV         CG       Total
                                                         -----------    ---------    ----------    ----------    ------   ----------

                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....      1,406,927       77,688       599,299       433,301       *         *
  Accumulated depreciation...........................       (607,161)     (31,034)     (192,562)      (88,845)
                                                         -----------    ---------    ----------    ----------    ------   ----------
  Net Gas Utility and Other Plant ...................        799,766       46,654       406,737       344,456
                                                         -----------    ---------    ----------    ----------    ------   ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................              -            -             -             -
    Canadian cost center.............................              -            -             -             -
  Accumulated depletion .............................              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------
  Net Gas and Oil Producing Properties ..............              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------

Net Property, Plant, and Equipment ..................        799,766       46,654       406,737       344,456
                                                         -----------    ---------    ----------    ----------    ------   ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................              -            -             -             -
  Unconsolidated affiliates .........................              -            -             -             -
  Net assets of discontinued operations..............              -            -             -             -
  Assets held for sale ..............................              -            -             -             -
  Other .............................................              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------
Total Investments and Other Assets ..................              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------

Investments in Subsidiaries
  Capital stock .....................................              -            -             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................              -            -             -             -
  Notes receivable ..................................              -            -             -             -
  Other investments..................................              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------
Total Investments in Subsidiaries ...................              -            -             -             -
                                                         -----------    ---------    ----------    ----------    ------   ----------

Current Assets
  Cash and temporary cash investments ...............          7,063          373            48         1,099
  Accounts receivable, net
    Customers .......................................         (3,173)       6,833        82,216        34,436
    Intercompany ....................................        161,061        1,414           889         5,796
    Other ...........................................             (1)          71         1,090           311
  Income tax refunds.................................              -            -             -             -
  Gas inventory .....................................         60,999        2,877        49,791        13,582
  Other inventories, at average cost ................            261          187           593           493
  Prepayments .......................................         41,420        1,354         1,575         1,541
  Regulatory assets .................................         16,397          385         4,790         1,452
  Underrecovered gas costs ..........................              -        4,271        27,177      (11,131)
  Deferred property tax..............................         48,887            -             -             -
  Exchange gas receivable............................        139,848       13,281        51,749        13,185
  Other .............................................              -            -             -         6,391
                                                         -----------    ---------    ----------    ----------    ------   ----------
Total Current Assets ................................        472,762       31,046       219,918        67,155
                                                         -----------    ---------    ----------    ----------    ------   ----------

Deferred Charges ....................................         16,087          242           977         2,102
Long-term Regulatory Assets..........................        124,776        2,590        72,627         8,153
                                                         -----------    ---------    ----------    ----------    ------   ----------

TOTAL ASSETS ........................................      1,413,391       80,532       700,259       421,866
                                                         ===========    =========    ==========    ==========    ======   ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-1 (4 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                         F-1 Page 4
                                                              CS          CIC       CES(a)       CPC(a)       CEC(a)       Total
                                                          ---------    --------   ----------   ----------   ----------   ----------

                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        56,513        *          *            *            *            *
  Accumulated depreciation...........................       (27,188)
                                                          ---------    --------   ----------   ----------   ----------   ----------
  Net Gas Utility and Other Plant ...................        29,325
                                                          ---------    --------   ----------   ----------   ----------   ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................             -
    Canadian cost center.............................             -
  Accumulated depletion .............................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------
  Net Gas and Oil Producing Properties ..............             -
                                                          ---------    --------   ----------   ----------   ----------   ----------
Net Property, Plant, and Equipment ..................        29,325
                                                          ---------    --------   ----------   ----------   ----------   ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................             -
  Unconsolidated affiliates .........................             -
  Net assets of discontinued operations..............             -
  Assets held for sale ..............................             -
  Other .............................................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------
Total Investments and Other Assets ..................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------

Investments in Subsidiaries
  Capital stock .....................................             -
  Equity in undistributed earnings of
   subsidiaries .....................................             -
  Notes receivable ..................................             -
  Other investments..................................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------
Total Investments in Subsidiaries ...................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------

Current Assets
  Cash and temporary cash investments ...............           120
  Accounts receivable, net
    Customers .......................................             -
    Intercompany ....................................        47,063
    Other ...........................................         2,266
  Income tax refunds.................................             -
  Gas inventory .....................................             -
  Other inventories, at average cost ................             -
  Prepayments .......................................           178
  Regulatory assets .................................             -
  Underrecovered gas costs ..........................             -
  Deferred property tax..............................             -
  Exchange gas receivable............................             -
  Other .............................................         2,049
                                                          ---------    --------   ----------   ----------   ----------   ----------
Total Current Assets ................................        51,676
                                                          ---------    --------   ----------   ----------   ----------   ----------

Deferred Charges ....................................        21,300
Long-term Regulatory Assets..........................             -
                                                          ---------    --------   ----------   ----------   ----------   ----------

TOTAL ASSETS ........................................       102,301
                                                          =========    ========   ==========   ==========   ==========   ==========

(a) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 1. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (5 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                   F-1 Page 5
                                                            CCC (a)     CAT     CNS (a)     CPL (a)     CFC (a)      Total
                                                           ---------   -----   ---------   ---------   ---------   ----------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....          *         *         *           *           *           *
  Accumulated depreciation...........................
                                                           ---------   -----   ---------   ---------   ---------   ----------
  Net Gas Utility and Other Plant ...................
                                                           ---------   -----   ---------   ---------   ---------   ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                           ---------   -----   ---------   ---------   ---------   ----------
  Net Gas and Oil Producing Properties ..............
                                                           ---------   -----   ---------   ---------   ---------   ----------

Net Property, Plant, and Equipment ..................
                                                           ---------   -----   ---------   ---------   ---------   ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations..............
  Assets held for sale ..............................
  Other .............................................
                                                           ---------   -----   ---------   ---------   ---------   ----------
Total Investments and Other Assets ..................
                                                           ---------   -----   ---------   ---------   ---------   ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                           ---------   -----   ---------   ---------   ---------   ----------
Total Investments in Subsidiaries ...................
                                                           ---------   -----   ---------   ---------   ---------   ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs ..........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                           ---------   -----   ---------   ---------   ---------   ----------
Total Current Assets ................................
                                                           ---------   -----   ---------   ---------   ---------   ----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                           ---------   -----   ---------   ---------   ---------   ----------

TOTAL ASSETS ........................................
                                                           =========   =====   =========   =========   =========   ==========

(a) Both CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E, F-1G through F-6G and F-1H through F-6H, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (6 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                        F-1      F-1      F-1       F-1                Consolidating
                                                       Page 7   Page 8   Page 9   Page 10   Combined      Entries      Consolidated
                                                       ------   ------   ------   -------   --------   -------------   ------------

              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares ......     *        *        *         *          *            *                  837
    Subsidiaries - common stock ....................                                                                             --
    Additional paid in capital .....................                                                                      1,611,603
    Retained earnings ..............................                                                                        586,864
    Accumulated foreign currency translation
     adjustment ....................................                                                                            308
    Unearned employee compensation .................                                                                           (584)
    Treasury stock .................................                                                                       (134,975)
    Equity for debt recapitalization ...............                                                                             --
                                                       ------   ------   ------   -------   --------   -------------   ------------
  Total common stock equity ........................                                                                      2,064,053
                                                       ------   ------   ------   -------   --------   -------------   ------------

  Long-term debt ...................................                                                                      1,639,627
  Installment promissory notes payable .............                                                                             --
                                                       ------   ------   ------   -------   --------   -------------   ------------

Total Capitalization ...............................                                                                      3,703,680
                                                       ------   ------   ------   -------   --------   -------------   ------------

Current Liabilities
  Short-term debt ..................................                                                                        465,461
  Current maturities of L.T. debt ..................                                                                        311,332
  Accounts and drafts payable ......................                                                                        267,534
  Intercompany notes and loans - current maturities                                                                              --
  Intercompany short-term loans ....................                                                                             --
  Intercompany accounts payable ....................                                                                             --
  Accrued taxes ....................................                                                                        198,994
  Accrued interest .................................                                                                         32,452
  Estimated rate refunds ...........................                                                                         21,373
  Estimated supplier obligations ...................                                                                             20
  Overrecovered gas costs ..........................                                                                         14,574
  Transportation and exchange gas payable ..........                                                                        297,519
  Deferred income taxes ............................                                                                             --
  Regulatory liabilities ...........................                                                                         24,850
  Other ............................................                                                                        408,358
                                                       ------   ------   ------   -------   --------   -------------   ------------
Total Current Liabilities ..........................                                                                      2,042,467
                                                       ------   ------   ------   -------   --------   -------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent ...............                                                                        674,085
  Investment tax credits ...........................                                                                         32,647
  Postretirement benefits other than pensions ......                                                                         96,437
  Regulatory liabilities ...........................                                                                         36,404
  Deferred revenue .................................                                                                        300,759
  Other ............................................                                                                        209,450
                                                       ------   ------   ------   -------   --------   -------------   ------------
Total Other Liabilities and Deferred Credits .......                                                                      1,349,782
                                                       ------   ------   ------   -------   --------   -------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ...............                                                                      7,095,929
                                                       ======   ======   ======   =======   ========   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (7 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                         F-1 Page 7
                                                              CER         TCO          CGT        CLG(a)        CKY        Total
                                                            -------   ----------   ----------    --------    ---------    -------

              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares ...........      *              --          --        *               --       *
    Subsidiaries - common stock .........................                     48           20                   23,806
    Additional paid in capital ..........................              1,512,025       82,429                      174
    Retained earnings ...................................               (492,380)      31,417                   54,664
    Accumulated foreign currency translation adjustment .                     --           --                       --
    Unearned employee compensation ......................                     --           --                       --
    Treasury stock ......................................                     --           --                       --
    Equity for debt recapitalization ....................                     --           --                       --
                                                            -------   ----------   ----------    --------    ---------    -------
  Total common stock equity .............................              1,019,693      113,866                   78,644
                                                            -------   ----------   ----------    --------    ---------    -------

  Long-term debt ........................................                    477           --                      199
  Installment promissory notes payable ..................                643,000       88,414                   47,860
                                                            -------   ----------   ----------    --------    ---------    -------

Total Capitalization ....................................              1,663,170      202,280                  126,703
                                                            -------   ----------   ----------    --------    ---------    -------

Current Liabilities
  Short-term debt .......................................                     --           --                       --
  Current maturities of L.T. debt .......................                     41           --                       19
  Accounts and drafts payable ...........................                 11,223        1,993                    4,785
  Intercompany notes and loans - current maturities .....                     --           --                    6,634
  Intercompany short-term loans .........................                100,424           --                       --
  Intercompany accounts payable .........................                 59,544       18,946                   10,939
  Accrued taxes .........................................                 82,076       21,801                    5,722
  Accrued interest ......................................                    490          116                      385
  Estimated rate refunds ................................                  5,252           --                      518
  Estimated supplier obligations ........................                     20           --                       --
  Overrecovered gas costs ...............................                     --           --                   11,131
  Transportation and exchange gas payable ...............                 38,253        9,168                   31,486
  Deferred income taxes .................................                     --           --                    3,049
  Regulatory liabilities ................................                 21,779        3,071                       --
  Other .................................................                100,176       22,462                   13,667
                                                            -------   ----------   ----------    --------    ---------    -------
Total Current Liabilities ...............................                419,278       77,557                   88,335
                                                            -------   ----------   ----------    --------    ---------    -------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent ....................                266,079       26,220                    6,512
  Investment tax credits ................................                    880          244                    1,615
  Postretirement benefits other than pensions ...........                 12,759        2,576                       94
  Regulatory liabilities ................................                 13,295          153                    4,433
  Deferred revenue ......................................                     --           --                       --
  Other .................................................                134,126        1,809                    1,141
                                                            -------   ----------   ----------    --------    ---------    -------
Total Other Liabilities and Deferred Credits ............                427,139       31,002                   13,795
                                                            -------   ----------   ----------    --------    ---------    -------

TOTAL CAPITALIZATION AND LIABILITIES ....................              2,509,587      310,839                  228,833
                                                            =======   ==========   ==========    ========    =========    =======

(a) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (8 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                       F-1 Page 8
                                                              COH          CMD         CPA          CGV         CG       Total
                                                          -----------   ---------   ----------   ----------   ------   ----------

              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares..........            -           -            -            -       *         *
    Subsidiaries - common stock .......................      119,240          72       85,128       65,305
    Additional paid in capital ........................            -      10,020            -        2,969
    Retained earnings .................................      317,908      14,032      136,091      100,931
    Accumulated foreign currency translation adjustment            -           -            -            -
    Unearned employee compensation.....................            -           -            -            -
    Treasury stock.....................................            -           -            -            -
    Equity for debt recapitalization...................            -           -      (40,000)           -
                                                          -----------   ---------   ----------   ----------   ------   ----------
  Total common stock equity ...........................      437,148      24,124      181,219      169,205
                                                          -----------   ---------   ----------   ----------   ------   ----------

  Long-term debt ......................................        1,905           -            -            -
  Installment promissory notes payable ................      278,364      14,970      168,058      122,010
                                                          -----------   ---------   ----------   ----------   ------   ----------

Total Capitalization ..................................      717,417      39,094      349,277      291,215
                                                          -----------   ---------   ----------   ----------   ------   ----------

Current Liabilities
  Short-term debt .....................................            -           -            -            -
  Current maturities of L.T. debt......................          101          21            -            -
  Accounts and drafts payable .........................       61,208       2,490       16,963       13,455
  Intercompany notes and loans - current maturities ...       41,595       2,849       20,393       14,667
  Intercompany short-term loans .......................            -           -       49,197            -
  Intercompany accounts payable .......................       54,113       3,423       26,145       14,414
  Accrued taxes .......................................      108,078         149        4,880        6,238
  Accrued interest ....................................          341           7           11          200
  Estimated rate refunds ..............................        3,463         149        3,880        8,111
  Estimated supplier obligations ......................            -           -            -            -
  Overrecovered gas costs .............................        3,443           -            -            -
  Transportation and exchange gas payable .............      120,128      19,105       63,343       19,784
  Deferred income taxes ...............................       28,649         656        3,710            -
  Regulatory liabilities...............................            -           -            -            -
  Other ...............................................       88,500       4,605       42,785       12,316
                                                          -----------   ---------   ----------   ----------   ------   ----------
Total Current Liabilities .............................      509,619      33,454      231,307       89,185
                                                          -----------   ---------   ----------   ----------   ------   ----------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent...................       86,993       4,043       90,536       25,195
  Investment tax credits ..............................       17,885         905        8,602        2,516
  Postretirement benefits other than pensions .........       53,581         935        6,986        3,811
  Regulatory liabilities ..............................        9,631       1,429        6,101        1,362
  Deferred revenue.....................................            -           -            -            -
  Other ...............................................       18,265         672        7,450        8,582
                                                          -----------   ---------   ----------   ----------   ------   ----------
Total Other Liabilities and Deferred Credits ..........      186,355       7,984      119,675       41,466
                                                          -----------   ---------   ----------   ----------   ------   ----------

TOTAL CAPITALIZATION AND LIABILITIES ..................    1,413,391      80,532      700,259      421,866
                                                          ===========   =========   ==========   ==========   ======   ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (9 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                 F-1 Page 9
                                                               CS        CIC     CES(a)     CPC(a)     CEC(a)       Total
                                                           ----------   -----   --------   --------   --------   ----------

              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares..........            -      *        *          *          *            *
    Subsidiaries - common stock .......................          300
    Additional paid in capital ........................            -
    Retained earnings .................................            -
    Accumulated foreign currency translation adjustment            -
    Unearned employee compensation.....................            -
    Treasury stock.....................................            -
    Equity for debt recapitalization...................            -
                                                           ----------   -----   --------   --------   --------   ----------
  Total common stock equity ...........................          300
                                                           ----------   -----   --------   --------   --------   ----------

  Long-term debt ......................................            -
  Installment promissory notes payable ................       26,176
                                                           ----------   -----   --------   --------   --------   ----------

Total Capitalization ..................................       26,476
                                                           ----------   -----   --------   --------   --------   ----------

Current Liabilities
  Short-term debt .....................................            -
  Current maturities of L.T. debt......................            -
  Accounts and drafts payable .........................        9,880
  Intercompany notes and loans - current maturities ...        2,567
  Intercompany short-term loans .......................       36,846
  Intercompany accounts payable .......................        2,853
  Accrued taxes .......................................         (963)
  Accrued interest ....................................            7
  Estimated rate refunds ..............................            -
  Estimated supplier obligations ......................            -
  Overrecovered gas costs .............................            -
  Transportation and exchange gas payable .............            -
  Deferred income taxes ...............................            -
  Regulatory liabilities...............................            -
  Other ...............................................       16,140
                                                           ----------   -----   --------   --------   --------   ----------
Total Current Liabilities .............................       67,330
                                                           ----------   -----   --------   --------   --------   ----------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent...................        4,467
  Investment tax credits ..............................            -
  Postretirement benefits other than pensions .........        2,166
  Regulatory liabilities ..............................            -
  Deferred revenue.....................................            -
  Other ...............................................        1,862
                                                           ----------   -----   --------   --------   --------   ----------
Total Other Liabilities and Deferred Credits ..........        8,495
                                                           ----------   -----   --------   --------   --------   ----------

TOTAL CAPITALIZATION AND LIABILITIES ..................      102,301
                                                           ==========   =====   ========   ========   ========   ==========


(a) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 1. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (10 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1999
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                      F-1 Page 10
                                                             CCC (a)      CAT      CNS (a)     CPL (a)     CFC (a)       Total
                                                            ---------   -------   ---------   ---------   ---------   -----------

              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............       *          *          *           *           *            *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation.......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                            ---------   -------   ---------   ---------   ---------   -----------
  Total common stock equity .............................
                                                            ---------   -------   ---------   ---------   ---------   -----------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                            ---------   -------   ---------   ---------   ---------   -----------

Total Capitalization ....................................
                                                            ---------   -------   ---------   ---------   ---------   -----------

Current Liabilities
  Short-term debt .......................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs ...............................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                            ---------   -------   ---------   ---------   ---------   -----------
Total Current Liabilities ...............................
                                                            ---------   -------   ---------   ---------   ---------   -----------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities ................................
  Deferred revenue.......................................
  Other .................................................
                                                            ---------   -------   ---------   ---------   ---------   -----------
Total Other Liabilities and Deferred Credits ............
                                                            ---------   -------   ---------   ---------   ---------   -----------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            =========   =======   =========   =========   =========   ===========

(a) Both CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E, F-1G through F-6G and F-1H through F-6H, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (1 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                           F-1A       F-1A       F-1A                  Consolidating       CEC
                                                          Page 2     Page 3     Page 4     Combined       Entries      Consolidated
                                                         --------   --------   --------   ----------   -------------   ------------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *          *          *           *             *               *
  Accumulated depreciation...........................
                                                         --------   --------   --------   ----------   -------------   ------------
  Net Gas Utility and Other Plant ...................
                                                         --------   --------   --------   ----------   -------------   ------------

  Gas and oil producing properties, full cost
    method...........................................
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         --------   --------   --------   ----------   -------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                         --------   --------   --------   ----------   -------------   ------------

Net Property, Plant, and Equipment ..................
                                                         --------   --------   --------   ----------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                         --------   --------   --------   ----------   -------------   ------------
Total Investments and Other Assets ..................
                                                         --------   --------   --------   ----------   -------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         --------   --------   --------   ----------   -------------   ------------
Total Investments in Subsidiaries ...................
                                                         --------   --------   --------   ----------   -------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                         --------   --------   --------   ----------   -------------   ------------
Total Current Assets ................................
                                                         --------   --------   --------   ----------   -------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         --------   --------   --------   ----------   -------------   ------------

TOTAL ASSETS ........................................
                                                         ========   ========   ========   ==========   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (2 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                            F-1A Page 2
                                                           CBG       CBL       CCL       CEC       CEH         Total
                                                         -------   -------   -------   -------   -------   -------------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....       *         *         *         *         *            *
  Accumulated depreciation...........................
                                                         -------   -------   -------   -------   -------   -------------
  Net Gas Utility and Other Plant ...................
                                                         -------   -------   -------   -------   -------   -------------

  Gas and oil producing properties, full cost
    method...........................................
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         -------   -------   -------   -------   -------   -------------
  Net Gas and Oil Producing Properties ..............
                                                         -------   -------   -------   -------   -------   -------------

Net Property, Plant, and Equipment ..................
                                                         -------   -------   -------   -------   -------   -------------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                         -------   -------   -------   -------   -------   -------------
Total Investments and Other Assets ..................
                                                         -------   -------   -------   -------   -------   -------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         -------   -------   -------   -------   -------   -------------
Total Investments in Subsidiaries ...................
                                                         -------   -------   -------   -------   -------   -------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refund .................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                         -------   -------   -------   -------   -------   -------------
Total Current Assets ................................
                                                         -------   -------   -------   -------   -------   -------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         -------   -------   -------   -------   -------   -------------

TOTAL ASSETS ........................................
                                                         =======   =======   =======   =======   =======   =============

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (3 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                      F-1A Page 3
                                                           CEK       CEL       CGG       CGP       CEPL       CGR        Total
                                                         -------   -------   -------   -------   --------   -------   -----------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....       *         *         *         *          *         *           *
  Accumulated depreciation...........................
                                                         -------   -------   -------   -------   --------   -------   -----------
  Net Gas Utility and Other Plant ...................
                                                         -------   -------   -------   -------   --------   -------   -----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         -------   -------   -------   -------   --------   -------   -----------
  Net Gas and Oil Producing Properties ..............
                                                         -------   -------   -------   -------   --------   -------   -----------

Net Property, Plant, and Equipment ..................
                                                         -------   -------   -------   -------   --------   -------   -----------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                         -------   -------   -------   -------   --------   -------   -----------
Total Investments and Other Assets ..................
                                                         -------   -------   -------   -------   --------   -------   -----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         -------   -------   -------   -------   --------   -------   -----------
Total Investments in Subsidiaries ...................
                                                         -------   -------   -------   -------   --------   -------   -----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                         -------   -------   -------   -------   --------   -------   -----------
Total Current Assets ................................
                                                         -------   -------   -------   -------   --------   -------   -----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         -------   -------   -------   -------   --------   -------   -----------

TOTAL ASSETS ........................................
                                                         =======   =======   =======   =======   ========   =======   ===========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (4 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                     F-1A Page 4
                                                           CHC       CLP       CRL       CVG       CVL       CLM        Total
                                                         -------   -------   -------   -------   -------   -------   -----------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....       *         *         *         *         *         *           *
  Accumulated depreciation...........................
                                                         -------   -------   -------   -------   -------   -------   -----------
  Net Gas Utility and Other Plant ...................
                                                         -------   -------   -------   -------   -------   -------   -----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         -------   -------   -------   -------   -------   -------   -----------
  Net Gas and Oil Producing Properties ..............
                                                         -------   -------   -------   -------   -------   -------   -----------

Net Property, Plant, and Equipment ..................
                                                         -------   -------   -------   -------   -------   -------   -----------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                         -------   -------   -------   -------   -------   -------   -----------
Total Investments and Other Assets ..................
                                                         -------   -------   -------   -------   -------   -------   -----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         -------   -------   -------   -------   -------   -------   -----------
Total Investments in Subsidiaries ...................
                                                         -------   -------   -------   -------   -------   -------   -----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                         -------   -------   -------   -------   -------   -------   -----------
Total Current Assets ................................
                                                         -------   -------   -------   -------   -------   -------   -----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         -------   -------   -------   -------   -------   -------   -----------

TOTAL ASSETS ........................................
                                                         =======   =======   =======   =======   =======   =======   ===========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (5 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                              F-1A     F-1A     F-1A               Consolidating       CEC
              CAPITALIZATION AND LIABILITIES                 Page 6   Page 7   Page 8   Combined      Entries      Consolidated
                                                             ------   ------   ------   --------   -------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............       *        *        *         *            *               *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation.......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                             ------   ------   ------   --------   -------------   ------------
  Total common stock equity .............................
                                                             ------   ------   ------   --------   -------------   ------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                             ------   ------   ------   --------   -------------   ------------

Total Capitalization ....................................
                                                             ------   ------   ------   --------   -------------   ------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                             ------   ------   ------   --------   -------------   ------------
Total Current Liabilities ...............................
                                                             ------   ------   ------   --------   -------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities.................................
  Deferred revenue.......................................
  Other .................................................
                                                             ------   ------   ------   --------   -------------   ------------
Total Other Liabilities and Deferred Credits ............
                                                             ------   ------   ------   --------   -------------   ------------


TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                             ======   ======   ======   ========   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (6 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                               F-1A Page 6
               CAPITALIZATION AND LIABILITIES                 CBG       CBL       CCL       CEC       CEH         Total
                                                            -------   -------   -------   -------   -------   -------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares...........       *         *         *         *         *            *
    Subsidiaries - common stock ........................
    Additional paid in capital .........................
    Retained earnings ..................................
    Accumulated foreign currency translation adjustment.
    Unearned employee compensation......................
    Treasury stock......................................
    Equity for debt recapitalization....................
                                                            -------   -------   -------   -------   -------   -------------
  Total common stock equity ............................
                                                            -------   -------   -------   -------   -------   -------------

  Long-term debt .......................................
  Installment promissory notes payable .................
                                                            -------   -------   -------   -------   -------   -------------

Total Capitalization ...................................
                                                            -------   -------   -------   -------   -------   -------------

Current Liabilities
  Short-term debt.......................................
  Current maturities of L.T. debt.......................
  Accounts and drafts payable ..........................
  Intercompany notes and loans - current maturities ....
  Intercompany short-term loans ........................
  Intercompany accounts payable ........................
  Accrued taxes ........................................
  Accrued interest .....................................
  Estimated rate refunds ...............................
  Estimated supplier obligations .......................
  Overrecovered gas costs...............................
  Transportation and exchange gas payable ..............
  Deferred income taxes ................................
  Regulatory liabilities................................
  Other ................................................
                                                            -------   -------   -------   -------   -------   -------------
Total Current Liabilities ..............................
                                                            -------   -------   -------   -------   -------   -------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent....................
  Investment tax credits ...............................
  Postretirement benefits other than pensions ..........
  Regulatory liabilities................................
  Deferred revenue......................................
  Other ................................................
                                                            -------   -------   -------   -------   -------   -------------
Total Other Liabilities and Deferred Credits ...........
                                                            -------   -------   -------   -------   -------   -------------


TOTAL CAPITALIZATION AND LIABILITIES ...................
                                                            =======   =======   =======   =======   =======   =============

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (7 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-1A Page 7
              CAPITALIZATION AND LIABILITIES                   CEK       CEL       CGG       CGP      CEPL      CGR        Total
                                                             -------   -------   -------   -------   ------   -------   -----------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............       *         *         *         *         *        *           *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation.......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                             -------   -------   -------   -------   ------   -------   -----------
  Total common stock equity .............................
                                                             -------   -------   -------   -------   ------   -------   -----------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                             -------   -------   -------   -------   ------   -------   -----------

Total Capitalization ....................................
                                                             -------   -------   -------   -------   ------   -------   -----------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                             -------   -------   -------   -------   ------   -------   -----------
Total Current Liabilities ...............................
                                                             -------   -------   -------   -------   ------   -------   -----------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities.................................
  Deferred revenue.......................................
  Other .................................................
                                                             -------   -------   -------   -------   ------   -------   -----------
Total Other Liabilities and Deferred Credits ............
                                                             -------   -------   -------   -------   ------   -------   -----------


TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                             =======   =======   =======   =======   ======   =======   ===========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (8 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-1A Page 8
              CAPITALIZATION AND LIABILITIES                   CHC       CLP       CRL       CVG       CVL       CLM      Total
                                                             -------   -------   -------   -------   -------   -------   -----------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............       *         *         *         *         *         *         *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation.......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                             -------   -------   -------   -------   -------   -------   -----------
  Total common stock equity .............................
                                                             -------   -------   -------   -------   -------   -------   -----------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                             -------   -------   -------   -------   -------   -------   -----------

Total Capitalization ....................................
                                                             -------   -------   -------   -------   -------   -------   -----------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                             -------   -------   -------   -------   -------   -------   -----------
Total Current Liabilities ...............................
                                                             -------   -------   -------   -------   -------   -------   -----------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities.................................
  Deferred revenue.......................................
  Other .................................................
                                                             -------   -------   -------   -------   -------   -------   -----------
Total Other Liabilities and Deferred Credits ............
                                                             -------   -------   -------   -------   -------   -------   -----------


TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                             =======   =======   =======   =======   =======   =======   ===========


* CONFIDENTIAL TREATMENT REQUESTED

F-1B (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                       Consolidating       CCC
                                 ASSETS                     TGT         CTC        CCC      Combined     Entries       Consolidated
                                                            ---         ---        ---      --------     -------       ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *           *          *           *           *               *
  Accumulated depreciation...........................
                                                          --------   ---------   --------   ---------    --------        -------
  Net Gas Utility and Other Plant ...................
                                                          --------   ---------   --------   ---------    --------        -------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          --------   ---------   --------   ---------    --------        -------
  Net Gas and Oil Producing Properties ..............
                                                          --------   ---------   --------   ---------    --------        -------

Net Property, Plant, and Equipment ..................
                                                          --------   ---------   --------   ---------    --------        -------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                          --------   ---------   --------   ---------    --------        -------
Total Investments and Other Assets ..................
                                                          --------   ---------   --------   ---------    --------        -------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                          --------   ---------   --------   ---------    --------        -------
Total Investments in Subsidiaries ...................
                                                          --------   ---------   --------   ---------    --------        -------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets..................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                          --------   ---------   --------   ---------    --------        -------
Total Current Assets ................................
                                                          --------   ---------   --------   ---------    --------        -------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          --------   ---------   --------   ---------    --------        -------

TOTAL ASSETS ........................................
                                                          ========   =========   ========   =========    ========        =======

 *  CONFIDENTIAL TREATMENT REQUESTED

F-1B (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                   CAPITALIZATION AND LIABILITIES                                                        Consolidating     CCC
                                                               TGT         CTC        CCC      Combined     Entries     Consolidated
                                                               ---         ---        ---      --------     -------     ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............       *           *          *           *           *             *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                             --------   ---------   --------   ---------    --------       -------
  Total common stock equity .............................
                                                             --------   ---------   --------   ---------    --------       -------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                             --------   ---------   --------   ---------    --------       -------

Total Capitalization ....................................

                                                             --------   ---------   --------   ---------    --------       -------
Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest.......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                             --------   ---------   --------   ---------    --------       -------
Total Current Liabilities ...............................
                                                             --------   ---------   --------   ---------    --------       -------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities ................................
  Deferred revenue.......................................
  Other .................................................
                                                             --------   ---------   --------   ---------    --------       -------

Total Other Liabilities and Deferred Credits ............
                                                             --------   ---------   --------   ---------    --------       -------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                             ========   =========   ========   =========    ========       =======

* CONFIDENTIAL TREATMENT REQUESTED

F-1C (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                         Consolidating       CLG
                                    ASSETS                       CLNG           CLG         Combined        Entries     Consolidated
                                                                 ----           ---         --------       --------     ------------
     Property, Plant and Equipment
       Gas utility and other plant, at original cost .....        *              *              *             *              *
       Accumulated depreciation...........................
                                                                --------      ---------      --------      ---------       --------
       Net Gas Utility and Other Plant ...................
                                                                --------      ---------      --------      ---------       --------

       Gas and oil producing properties, full cost method.
         United States cost center........................
         Canadian cost center.............................
       Accumulated depletion .............................
                                                                --------      ---------      --------      ---------       --------
       Net Gas and Oil Producing Properties ..............
                                                                --------      ---------      --------      ---------       --------

     Net Property, Plant, and Equipment ..................
                                                                --------      ---------      --------      ---------       --------

     Investments and Other Assets
       Accounts receivable - noncurrent...................
       Unconsolidated affiliates .........................
       Net assets of discontinued operations .............
       Assets held for sale...............................
       Other .............................................
                                                                --------      ---------      --------      ---------       --------
     Total Investments and Other Assets ..................
                                                                --------      ---------      --------      ---------       --------

     Investments in Subsidiaries
       Capital stock .....................................
       Equity in undistributed earnings of
        subsidiaries .....................................
       Notes receivable ..................................
       Other investments .................................
                                                                --------      ---------      --------      ---------       --------
     Total Investments in Subsidiaries ...................
                                                                --------      ---------      --------      ---------       --------

     Current Assets
       Cash and temporary cash investments ...............
       Accounts receivable, net
         Customers .......................................
         Intercompany ....................................
         Other ...........................................
       Income tax refunds ................................
       Gas inventory .....................................
       Other inventories, at average cost ................
       Prepayments .......................................
       Regulatory assets .................................
       Underrecovered gas costs...........................
       Deferred property taxes............................
       Exchange gas receivable............................
       Other .............................................
                                                                --------      ---------      --------      ---------       --------
     Total Current Assets ................................
                                                                --------      ---------      --------      ---------       --------

     Deferred Charges ....................................
     Long-term Regulatory Assets .........................
                                                                --------      ---------      --------      ---------       --------

     TOTAL ASSETS ........................................
                                                                ========      =========      ========      =========       ========

* CONFIDENTIAL TREATMENT REQUESTED

F-1C (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                       Consolidating       CLG
                         CAPITALIZATION AND LIABILITIES          CLNG           CLG         Combined       Entries     Consolidated
                                                                 ----           ---         --------       -------     ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares.............        *              *              *             *              *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
    Treasury stock.......................................
    Equity for debt recapitalization......................
                                                                --------      ---------      --------      ---------       --------
  Total common stock equity ..............................
                                                                --------      ---------      --------      ---------       --------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                                --------      ---------      --------      ---------       --------

Total Capitalization .....................................
                                                                --------      ---------      --------      ---------       --------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                                --------      ---------      --------      ---------       --------
Total Current Liabilities ................................
                                                                --------      ---------      --------      ---------       --------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent......................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Regulatory liabilities .................................
  Deferred revenue........................................
  Other...................................................
                                                                --------      ---------      --------      ---------       --------
Total Other Liabilities and Deferred Credits .............
                                                                --------      ---------      --------      ---------       --------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                                ========      =========      ========      =========       ========

* CONFIDENTIAL TREATMENT REQUESTED

 F-1D (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                     ASSETS                       CEM           CPM            CRC           CSP             ECC
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....             *             *              *             *               *
   Accumulated depreciation...........................
                                                                --------      ---------      --------      ---------       --------

   Net Gas Utility and Other Plant ...................
                                                                --------      ---------      --------      ---------       --------
   Gas and oil producing properties, full cost method.
     United States cost center........................
     Canadian cost center.............................
   Accumulated depletion .............................
                                                                --------      ---------      --------      ---------       --------
   Net Gas and Oil Producing Properties ..............
                                                                --------      ---------      --------      ---------       --------

 Net Property, Plant, and Equipment ..................
                                                                --------      ---------      --------      ---------       --------

 Investments and Other Assets
   Accounts receivable - noncurrent...................
   Unconsolidated affiliates .........................
   Net assets of discontinued operations .............
   Assets held for sale...............................
   Other .............................................
                                                                --------      ---------      --------      ---------       --------
 Total Investments and Other Assets ..................
                                                                --------      ---------      --------      ---------       --------

 Investments in Subsidiaries
   Capital stock .....................................
   Equity in undistributed earnings of
    subsidiaries .....................................
   Notes receivable ..................................
   Other investments .................................
                                                                --------      ---------      --------      ---------       --------
 Total Investments in Subsidiaries ...................
                                                                --------      ---------      --------      ---------       --------

 Current Assets
   Cash and temporary cash investments ...............
   Accounts receivable, net
     Customers .......................................
     Intercompany ....................................
     Other ...........................................
   Income tax refunds.................................
   Gas inventory .....................................
   Other inventories, at average cost ................
   Prepayments .......................................
   Regulatory assets .................................
   Underrecovered gas costs...........................
   Deferred property taxes............................
   Exchange gas receivable............................
   Other .............................................
                                                                --------      ---------      --------      ---------       --------
 Total Current Assets ................................
                                                                --------      ---------      --------      ---------       --------

 Deferred Charges ....................................
 Long-term Regulatory Assets..........................
                                                                --------      ---------      --------      ---------       --------

 TOTAL ASSETS ........................................
                                                                ========      =========      ========      =========       ========

                                                                                                  Consolidating          CES
                                     ASSETS                       CES             Combined            Entries        Consolidated
                                                                  ---             --------            -------        ------------
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....             *                 *                  *                 *
   Accumulated depreciation...........................
                                                                --------          ---------          --------          ---------

   Net Gas Utility and Other Plant ...................
                                                                --------          ---------          --------          ---------
   Gas and oil producing properties, full cost method.
     United States cost center........................
     Canadian cost center.............................
   Accumulated depletion .............................
                                                                --------          ---------          --------          ---------
   Net Gas and Oil Producing Properties ..............
                                                                --------          ---------          --------          ---------

 Net Property, Plant, and Equipment ..................
                                                                --------          ---------          --------          ---------

 Investments and Other Assets
   Accounts receivable - noncurrent...................
   Unconsolidated affiliates .........................
   Net assets of discontinued operations .............
   Assets held for sale...............................
   Other .............................................
                                                                --------          ---------          --------          ---------
 Total Investments and Other Assets ..................
                                                                --------          ---------          --------          ---------

 Investments in Subsidiaries
   Capital stock .....................................
   Equity in undistributed earnings of
    subsidiaries .....................................
   Notes receivable ..................................
   Other investments .................................
                                                                --------          ---------          --------          ---------
 Total Investments in Subsidiaries ...................
                                                                --------          ---------          --------          ---------

 Current Assets
   Cash and temporary cash investments ...............
   Accounts receivable, net
     Customers .......................................
     Intercompany ....................................
     Other ...........................................
   Income tax refunds.................................
   Gas inventory .....................................
   Other inventories, at average cost ................
   Prepayments .......................................
   Regulatory assets .................................
   Underrecovered gas costs...........................
   Deferred property taxes............................
   Exchange gas receivable............................
   Other .............................................
                                                                --------          ---------          --------          ---------
 Total Current Assets ................................
                                                                --------          ---------          --------          ---------

 Deferred Charges ....................................
 Long-term Regulatory Assets..........................
                                                                --------          ---------          --------          ---------

 TOTAL ASSETS ........................................
                                                                ========          =========          ========          =========

* CONFIDENTIAL TREATMENT REQUESTED

 F-1D (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                          CAPITALIZATION AND LIABILITIES                    CEM       CPM         CRC          CSP       ECC
                                                                         --------  --------   ---------    --------   --------
 Capitalization
   Common Stock Equity
     Columbia Energy Group - common stock,
       $.01 par value, issued 83,786,942 shares...................          *         *           *            *          *
     Subsidiaries - common stock .................................
     Additional paid in capital ..................................
     Retained earnings ...........................................
     Accumulated foreign currency translation adjustment..........
     Unearned employee compensation ..............................
     Treasury stock...............................................
     Equity for debt recapitalization.............................
                                                                         --------  --------   ---------    --------   --------
   Total common stock equity .....................................
                                                                         --------  --------   ---------    --------   --------

   Long-term debt ................................................
   Installment promissory notes payable ..........................
                                                                         --------  --------   ---------    --------   --------

 Total Capitalization ............................................
                                                                         --------  --------   ---------    --------   --------

 Current Liabilities
   Short-term debt................................................
   Current maturities of L.T. debt................................
   Accounts and drafts payable ...................................
   Intercompany notes and loans - current maturities .............
   Intercompany short-term loans .................................
   Intercompany accounts payable .................................
   Accrued taxes .................................................
   Accrued interest ..............................................
   Estimated rate refunds ........................................
   Estimated supplier obligations ................................
   Overrecovered gas costs .......................................
   Transportation and exchange gas payable .......................
   Deferred income taxes .........................................
   Regulatory liabilities ........................................
   Other .........................................................
                                                                         --------  --------   ---------    --------   --------
 Total Current Liabilities .......................................
                                                                         --------  --------   ---------    --------   --------

 Other Liabilities and Deferred Credits
   Deferred income taxes - noncurrent.............................
   Investment tax credits ........................................
   Postretirement benefits other than pensions ...................
   Regulatory liabilities.........................................
   Deferred revenue...............................................
   Other .........................................................
                                                                         --------  --------   ---------    --------   --------
 Total Other Liabilities and Deferred Credits ....................
                                                                         --------  --------   ---------    --------   --------

 TOTAL CAPITALIZATION AND LIABILITIES ............................
                                                                         ========  ========   =========    ========   ========

                                                                                             Consolidating       CES
                          CAPITALIZATION AND LIABILITIES                    CES     Combined     Entries     Consolidated
                                                                         --------  --------  -------------  ------------
 Capitalization
   Common Stock Equity
     Columbia Energy Group - common stock,
       $.01 par value, issued 83,786,942 shares...................           *        *           *                *
     Subsidiaries - common stock .................................
     Additional paid in capital ..................................
     Retained earnings ...........................................
     Accumulated foreign currency translation adjustment..........
     Unearned employee compensation ..............................
     Treasury stock...............................................
     Equity for debt recapitalization.............................
                                                                         --------  --------  -------------  ------------
   Total common stock equity .....................................
                                                                         --------  --------  -------------  ------------

   Long-term debt ................................................
   Installment promissory notes payable ..........................
                                                                         --------  --------  -------------  ------------

 Total Capitalization ............................................
                                                                         --------  --------  -------------  ------------

 Current Liabilities
   Short-term debt................................................
   Current maturities of L.T. debt................................
   Accounts and drafts payable ...................................
   Intercompany notes and loans - current maturities .............
   Intercompany short-term loans .................................
   Intercompany accounts payable .................................
   Accrued taxes .................................................
   Accrued interest ..............................................
   Estimated rate refunds ........................................
   Estimated supplier obligations ................................
   Overrecovered gas costs .......................................
   Transportation and exchange gas payable .......................
   Deferred income taxes .........................................
   Regulatory liabilities ........................................
   Other .........................................................
                                                                         --------  --------  -------------  ------------
 Total Current Liabilities .......................................
                                                                         --------  --------  -------------  ------------

 Other Liabilities and Deferred Credits
   Deferred income taxes - noncurrent.............................
   Investment tax credits ........................................
   Postretirement benefits other than pensions ...................
   Regulatory liabilities.........................................
   Deferred revenue...............................................
   Other .........................................................
                                                                         --------  --------  -------------  ------------
 Total Other Liabilities and Deferred Credits ....................
                                                                         --------  --------  -------------  ------------

 TOTAL CAPITALIZATION AND LIABILITIES ............................
                                                                         ========  ========  =============  ============

*CONFIDENTIAL TREATMENT REQUESTED

F-1E (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1999
           (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                      Consolidating      CNS
                                                           CMC         EN          CNS         Combined    Entries     Consolidated
                                                           ---         --          ---         --------    -------      ------------

                      ASSETS

Property, Plant and Equipment
  Gas utility and other plant, at original cost ......      *            *            *            *            *            *
  Accumulated depreciation ...........................   ----------  ----------  ----------    ----------    ----------  ----------
  Net Gas Utility and Other Plant ....................   ----------  ----------  ----------    ----------    ----------  ----------

  Gas and oil producing properties, full cost method..
    United States cost center .......................
    Canadian cost center ............................
  Accumulated depletion .............................    ----------  ----------  ----------    ----------    ----------  ----------
  Net Gas and Oil Producing Properties ..............    ----------  ----------  ----------    ----------    ----------  ----------

Net Property, Plant, and Equipment ..................    ----------  ----------  ----------    ----------    ----------  ----------


Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates
  Net assets of discontinued operations .............
  Assets held for sale
  Other .............................................    ----------  ----------  ----------    ----------    ----------  ----------
Total Investments and Other Assets ..................    ----------  ----------  ----------    ----------    ----------  ----------


Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of ...............
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................    ----------  ----------  ----------    ----------    ----------  ----------
Total Investments in Subsidiaries ...................    ----------  ----------  ----------    ----------    ----------  ----------



Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net ..........................
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs ..........................
  Deferred property taxes ...........................
  Exchange gas receivable ...........................
  Other .............................................    ----------  ----------  ----------    ----------    ----------  ----------
Total Current Assets ................................    ----------  ----------  ----------    ----------    ----------  ----------



Deferred Charges ....................................
Long-term Regulatory Assets .........................    ----------  ----------  ----------    ----------    ----------  ----------

TOTAL ASSETS .......................................     ==========  ==========  ==========    ==========    ==========  ==========



*CONFIDENTIAL TREATMENT REQUESTED

F-1E (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1999
           (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                          Consolidating     CMS
                                                             CMC          EN          CNS       Combined      Entries   Consolidated
                                                            ---------  ----------  ----------   ----------   ----------  ---------

          CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares .........      *            *            *            *            *           *
    Subsidiaries - common stock .......................
    Additional paid in capital ........................
    Retained earnings .................................
    Accumulated foreign currency translation
      adjustment ......................................
    Unearned employee compensation ....................
    Treasury stock ....................................
    Equity for debt recapitalization ..................    ---------  ----------  ----------    ----------    ----------  ---------
  Total common stock equity ...........................    ---------  ----------  ----------    ----------    ----------  ---------



  Long-term debt ......................................
  Installment promissory notes payable ................    ---------  ----------  ----------    ----------    ----------  ---------



Total Capitalization ..................................    ---------  ----------  ----------    ----------    ----------  ---------



Current Liabilities
  Short-term debt .....................................
  Current maturities of L.T. debt .....................
  Accounts and drafts payable .........................
  Intercompany notes and loans - current maturities ...
  Intercompany short-term loans .......................
  Intercompany accounts payable .......................
  Accrued taxes .......................................
  Accrued interest ....................................
  Estimated rate refunds ..............................
  Estimated supplier obligations ......................
  Overrecovered gas costs .............................
  Transportation and exchange gas payable .............
  Deferred income taxes ...............................
  Regulatory liabilities ..............................
  Other ...............................................   ---------  ----------  ----------    ----------    ----------  ----------
Total Current Liabilities .............................   ---------  ----------  ----------    ----------    ----------  ----------



Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent ..................
  Investment tax credits ..............................
  Postretirement benefits other than pensions .........
  Regulatory liabilities ..............................
  Deferred revenue ....................................
  Other ...............................................   -------  ----------  ----------    ----------    ----------  -----------
Total Other Liabilities and Deferred Credits ..........   -------  ----------  ----------    ----------    ----------  -----------



TOTAL CAPITALIZATION AND LIABILITIES ..................   ========  ==========  ==========    ==========    ==========  ==========


*CONFIDENTIAL TREATMENT REQUESTED

F-1F (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                         CONSOLIDATING      CER

          ASSETS                                    CER      HH       CU       AD       CER    Combined      Entries    Consolidated
          ------                                    ---      --       --       --       ---    --------      -------    ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .    *          *       *         *      *         *            *            *
  Accumulated depreciation.......................  -------  -------  ------   ------    ------  ------       -------       ------
  Net Gas Utility and Other Plant ...............  -------  -------  ------   ------    ------  ------       -------       ------

  Gas and oil producing
 properties, full cost method.
    United states cost center....................
    Canadian cost center.........................
  Accumulated depletion ......................... -------- -------  -------  -------   ------  -------       --------      -------
  Net Gas and Oil Producing Properties .......... -------- -------  -------  -------   ------  -------       --------      -------

Net Property, Plant, and Equipment ..............

Investments and Other Assets
  Accounts receivable - noncurrent...............
  Unconsolidated affiliates .....................
  Net assets of discontinued operations .........
  Assets held for sale...........................
  Other ......................................... -------- -------  -------  -------   ------  -------       --------    -------
Total Investments and Other Assets .............. -------- -------  -------  -------   ------  -------       --------    -------


Investments in Subsidiaries
  Capital stock .................................
  Equity in undistributed earnings of
   subsidiaries .................................
  Notes receivable ..............................
  Other investments ............................. -------- -------  -------  -------   ------  -------       --------    -------
Total Investments in Subsidiaries ............... -------- -------  -------  -------   ------  -------       --------    -------


Current Assets
  Cash and temporary cash investments ...........
  Accounts receivable, net
    Customers ...................................
    Intercompany ................................
    Other .......................................
  Income tax refunds ............................
  Gas inventory .................................
  Other inventories, at average cost ............
  Prepayments ...................................
  Regulatory assets .............................
  Underrecovered gas costs.......................
  Deferred property taxes........................
  Exchange gas receivable........................
  Other ......................................... -------  -------  -------  ------      -----  ------       -------     -------
Total Current Assets ............................ -------  -------  -------  ------      -----  ------       -------     -------


Deferred Charges ................................
Long-term Regulatory Assets ..................... ------  -------    ------  ------      -----  ------       ------      -------

TOTAL ASSETS .................................... ======  =======   =======  ======      =====  ======       ======      =======


*CONFIDENTIAL TREATMENT REQUESTED

F-1F (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                       Consolidating        CER
    CAPITALIZATION AND LIABILITIES                         CNR   HH     CU     AD     ER    Combined      Entries       Consolidated
                                                           ---   --     --     --     --    -------       -------       ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares .........    *      *      *       *      *       *            *              *
    Subsidiaries - common stock .......................
    Additional paid in capital ........................
    Retained earnings .................................
    Accumulated foreign currency translation adjustment
    Unearned employee compensation ....................
    Treasury stock ....................................
    Equity for debt recapitalization ..................   ----   ----   ----    ----   ----   ----        ----            ----
  Total common stock equity ...........................   ----   ----   ----    ----   ----   ----        ----            ----

  Long-term debt
  Installment promissory notes payable ................   ----   ----   ----    ----   ----   ----        ----            ----

Total Capitalization .................................

Current Liabilities
  Short-term debt ....................................
  Current maturities of L.T. debt ....................
  Accounts and drafts payable ........................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ......................
  Intercompany accounts payable ......................
  Accrued taxes ......................................
  Accrued interest ...................................
  Estimated rate refunds .............................
  Estimated supplier obligations .....................
  Overrecovered gas costs ............................
  Transportation and exchange gas payable ............
  Deferred income taxes ..............................
  Regulatory liabilities
  Other ...............................................     ----   ----   ----  ----  ----   ----        ----            ----
Total Current Liabilities .............................     ----   ----   ----  ----  ----   ----        ----            ----

Other Liabilities and Deferred Credits ...............
  Deferred income taxes - noncurrent .................
  Investment tax credits .............................
  Postretirement benefits other than pensions ........
  Regulatory liabilities .............................
  Deferred revenue ..................................
  Other ...............................................     ----   ----   ----  ---- ----   ----        ----             ----
Total Other Liabilities and Deferred Credits ..........     ----   ----   ----  ---- ----   ----        ----             ----


TOTAL CAPITALIZATION AND LIABILITIES ..................     ====   ====   ====  ==== ====   ====        ====             ====


*CONFIDENTIAL TREATMENT REQUESTED

F-1G (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                    Consolidating      CPL
                      ASSETS                                  CDW           CPL         Combined      Entries      Consolidated
                                                          ------------  ------------  ------------  -------------  ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....          *             *              *             *             *
  Accumulated depreciation...........................
                                                          ------------  ------------  ------------  -------------  ------------
  Net Gas Utility and Other Plant ...................
                                                          ------------  ------------  ------------  -------------  ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          ------------  ------------  ------------  -------------  ------------
  Net Gas and Oil Producing Properties ..............
                                                          ------------  ------------  ------------  -------------  ------------

Net Property, Plant, and Equipment ..................
                                                          ------------  ------------  ------------  -------------  ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale ..............................
  Other .............................................
                                                          ------------  ------------  ------------  -------------  ------------
Total Investments and Other Assets ..................
                                                          ------------  ------------  ------------  -------------  ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                          ------------  ------------  ------------  -------------  ------------
Total Investments in Subsidiaries ...................
                                                          ------------  ------------  ------------  -------------  ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                          ------------  ------------  ------------  -------------  ------------
Total Current Assets ................................
                                                          ------------  ------------  ------------  -------------  ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          ------------  ------------  ------------  -------------  ------------

TOTAL ASSETS ........................................
                                                          ============  ============  ============  =============  ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1G (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                       Consolidating         CPL
CAPITALIZATION AND LIABILITIES                               CDW      CPL   Combined      Entries       Consolidated

 Capitalization
   Common Stock Equity
     Columbia Energy Group - common stock,
      $.01 par value, issued 83,786,942 shares.............    *       *       *             *                 *
     Subsidiaries - common stock ..........................
     Additional paid in capital ...........................
     Retained earnings ....................................
     Accumulated foreign currency translation adjustment...
     Unearned employee compensation .......................
     Treasury stock ......................................
     Equity for debt recapitalization .....................   ----    ----   ----          ----              ----
   Total common stock equity ..............................   ----    ----   ----          ----              ----

   Long-term debt .........................................
   Installment promissory notes payable ...................   ----    ----   ----          ----              ----

 Total Capitalization .....................................   ----    ----   ----          ----              ----

 Current Liabilities
   Short-term debt.........................................
   Current maturities of L.T. debt.........................
   Accounts and drafts payable ............................
   Intercompany notes and loans - current maturities ......
   Intercompany short-term loans ..........................
   Intercompany accounts payable ..........................
   Accrued taxes ..........................................
   Accrued interest .......................................
   Estimated rate refunds .................................
   Estimated supplier obligations .........................
   Overrecovered gas costs.................................
   Transportation and exchange gas payable ................
   Deferred income taxes ..................................
   Regulatory liabilities .................................
   Other...................................................  ----     ----    ----         ----            ----
 Total Current Liabilities ................................  ----     ----    ----         ----            ----

 Other Liabilities and Deferred Credits
   Deferred income taxes - noncurrent .....................
   Investment tax credits .................................
   Postretirement benefits other than pensions ............
   Regulatory liabilities .................................
   Deferred revenue........................................
   Other..................................................  ----      ----    ----          ----          ----
 Total Other Liabilities and Deferred Credits ............. ----      ----    ----          ----          ----

 TOTAL CAPITALIZATION AND LIABILITIES ..................... ----      ----    ----          ----          ----

* CONFIDENTIAL TREATMENT REQUESTED

F-1H (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                      Consolidating         CFC
              ASSETS                                               CAR         CFC       Combined         Entries      Consolidated
                                                                 -------    --------   ------------   --------------   ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....               *          *            *               *                *
  Accumulated depreciation...........................
                                                                 -------    --------   ------------   --------------   ------------
  Net Gas Utility and Other Plant ...................
                                                                 -------    --------   ------------   --------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                                 -------    --------   ------------   --------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                                 -------    --------   ------------   --------------   ------------

Net Property, Plant, and Equipment ..................
                                                                 -------    --------   ------------   --------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                                 -------    --------   ------------   --------------   ------------
Total Investments and Other Assets ..................
                                                                 -------    --------   ------------   --------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                                 -------    --------   ------------   --------------   ------------
Total Investments in Subsidiaries ...................
                                                                 -------    --------   ------------   --------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                                 -------    --------   ------------   --------------   ------------
Total Current Assets ................................
                                                                 -------    --------   ------------   --------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                                 -------    --------   ------------   --------------   ------------

TOTAL ASSETS ........................................
                                                                 =======    ========   ============   ==============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1H (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                     Consolidating       CFC
                   CAPITALIZATION AND LIABILITIES                  CAR         CFC       Combined       Entries      Consolidated
                                                                 -------   ---------   ------------   -----------   --------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
    $.01 par value, issued 83,786,942 shares..............          *           *            *             *               *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
    Treasury stock........................................
    Equity for debt recapitalization......................
                                                                 -------   ---------   ------------   -----------   --------------
  Total common stock equity ..............................
                                                                 -------   ---------   ------------   -----------   --------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                                 -------   ---------   ------------   -----------   --------------

Total Capitalization .....................................
                                                                 -------   ---------   ------------   -----------   --------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities.................................
  Other...................................................
                                                                 -------   ---------   ------------   -----------   --------------
Total Current Liabilities ................................
                                                                 -------   ---------   ------------   -----------   --------------
Other Liabilities an;d Deferred Credits
  Deferred income taxes - noncurrent......................
  Investment tax credits..................................
Postretirement benefits other than pensions...............
  Regulatory liabilities..................................
  Deferred revenue........................................
  Other...................................................
                                                                 -------   ---------   ------------   -----------   --------------
Total Other Liabilities and Deferred Credits
                                                                 -------   ---------   ------------   -----------   --------------
TOTAL CAPITALIZATION LIABILITIES
                                                                 =======   =========   ============   ===========   ==============

* CONFIDENTIAL TREATMENT REQUESTED

F-1I (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                       Consolidating        CPC
                      ASSETS                       CPC       PET       CPLP        CPH      Combined      Entries      Consolidated
                                                 -------   -------   --------   --------    --------   -------------   ------------
Property, Plant and Equipment
  Gas utility and other plant,
  at original cost ..........................       *         *          *          *           *             *              *
  Accumulated depreciation...................
                                                 -------   -------   --------   --------    --------   -------------   ------------

  Net Gas Utility and Other Plant ...........
                                                 -------   -------   --------   --------    --------   -------------   ------------

Gas and oil producing properties,
 full cost method............................
    United States cost center................
    Canadian cost center.....................
  Accumulated depletion .....................
                                                 -------   -------   --------   --------    --------   -------------   ------------
  Net Gas and Oil Producing Properties ......
                                                 -------   -------   --------   --------    --------   -------------   ------------

Net Property, Plant, and Equipment ..........
                                                 -------   -------   --------   --------    --------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent...........
  Unconsolidated affiliates .................
  Net assets of discontinued operations .....
  Assets held for sale.......................
  Other .....................................
                                                 -------   -------   --------   --------    --------   -------------   ------------

Total Investments and Other Assets ..........
                                                 -------   -------   --------   --------    --------   -------------   ------------


Investments in Subsidiaries
  Capital stock .............................
  Equity in undistributed earnings of
   subsidiaries .............................
  Notes receivable ..........................
  Other investments..........................
                                                 -------   -------   --------   --------    --------   -------------   ------------

Total Investments in Subsidiaries ...........
                                                 -------   -------   --------   --------    --------   -------------   ------------


Current Assets
  Cash and temporary cash investments .......
  Accounts receivable, net
    Customers ...............................
    Intercompany ............................
    Other ...................................
  Income tax refunds.........................
  Gas inventory .............................
  Other inventories, at average cost ........
  Prepayments ...............................
  Regulatory assets .........................
  Underrecovered gas costs...................
  Deferred property taxes....................
  Exchange gas receivable....................
  Other .....................................

                                                 -------   -------   --------   --------    --------   -------------   ------------
Total Current Assets ........................
                                                 -------   -------   --------   --------    --------   -------------   ------------


Deferred Charges ............................
Long-term Regulatory Assets .................
                                                 -------   -------   --------   --------    --------   -------------   ------------


TOTAL ASSETS ................................
                                                 =======   =======   ========   ========    ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

     F-1I (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                     ($ Thousands)


                                                                                                        Consolidating       CPC
                            CAPITALIZATION AND LIABILITIES        CPC     PET    CPLP    CPH  Combined     Entries      Consolidated
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Capitalization
       Common Stock Equity
         Columbia Energy Group - common stock,
          $.01 par value, issued 83,786,942 shares                *       *       *         *           *              *
         Subsidiaries - common stock
         Additional paid in capital
         Retained earnings
         Accumulated foreign currency translation adjustment
         Unearned employee compensation
         Treasury stock
         Equity for debt recapitalization
                                                               ------  ------  ------ ------  --------  -------------   ------------
       Total common stock equity
                                                               ------  ------  ------ ------  --------  -------------   ------------
       Long-term debt
       Installment promissory notes payable
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Total Capitalization
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Current Liabilities
       Short-term debt
       Current maturities of L.T. debt
       Accounts and drafts payable
       Intercompany notes and loans - current maturities
       Intercompany short-term loans
       Intercompany accounts payable
       Accrued taxes
       Accrued interest
       Estimated rate refunds
       Estimated supplier obligations
       Overrecovered gas costs
       Transportation and exchange gas payable
       Deferred income taxes
       Regulatory liabilities
       Other
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Total Current Liabilities
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Other Liabilities and Deferred Credits
       Deferred income taxes - noncurrent
       Investment tax credits
       Postretirement benefits other than pensions
       Regulatory liabilities
       Deferred revenue
       Other
                                                               ------  ------  ------ ------  --------  -------------   ------------
     Total Other Liabilities and Deferred Credits
                                                               ------  ------  ------ ------  --------  -------------   ------------

     TOTAL CAPITALIZATION AND LIABILITIES
                                                               ======  ======  ====== ======  ========  =============   ============


*CONFIDENTIAL TREATMENT REQUESTED

     F-2 (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Consolidated Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                     ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
     Property, Plant and Equipment
       Gas utility and other plant, at original cost                         *             *             *              *
       Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
       Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------

       Gas and oil producing properties, full cost method
         United States cost center
         Canadian cost center
       Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
       Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------

     Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------

     Investments and Other Assets
       Accounts receivable - noncurrent
       Unconsolidated affiliates
       Net assets of discontinued operations
       Assets held for sale
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------

     Investments in Subsidiaries
       Capital stock
       Equity in undistributed earnings of
        subsidiaries
       Notes receivable
       Other investments
                                                                         ---------   ------------   -----------   -------------
     Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------

     Current Assets
       Cash and temporary cash investments
       Accounts receivable, net
         Customers
         Intercompany
         Other
       Income tax refunds
       Gas inventory
       Other inventories, at average cost
       Prepayments
       Regulatory assets
       Underrecovered gas costs
       Deferred property taxes
       Exchange gas receivable
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Current Assets
                                                                         ---------   ------------   -----------   -------------

     Deferred Charges
     Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
     TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

     F-2 (2 of 2)
                        COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Consolidated Balance Sheet Entries as of December 31, 1999
               (Not covered by Report of Independent Public Accountants)
                                     ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                    CAPITALIZATION AND LIABILITIES         Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
     Capitalization
       Common Stock Equity
         Columbia Energy Group - common stock,
          $.01 par value, issued 83,786,942 shares                           *             *             *               *
         Subsidiaries - common stock
         Additional paid in capital
         Retained earnings
         Accumulated foreign currency translation adjustment
         Unearned employee compensation
         Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
       Total common stock equity
                                                                         ---------   ------------   -----------   -------------
       Long-term debt
       Installment promissory notes payable
       Other intercompany notes and loans
                                                                         ---------   ------------   -----------   -------------
     Total Capitalization
                                                                         ---------   ------------   -----------   -------------

     Current Liabilities
       Short-term debt
       Debt obligations
       Accounts and drafts payable
       Intercompany notes and loans - current maturities
       Intercompany short-term loans
       Intercompany accounts payable
       Accrued taxes
       Accrued interest
       Estimated rate refunds
       Estimated supplier obligations
       Overrecovered gas costs
       Transportation and exchange gas payable
       Deferred income taxes
       Regulatory liabilities
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
     Other Liabilities and Deferred Credits
       Deferred income taxes - noncurrent
       Investment tax credits
       Postretirement benefits other than pensions
       Regulatory liabilities
       Long-term regulatory liabilities
       Deferred revenue
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------
     TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2A (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost                              *            *              *               *
  Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
  Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
  Gas and oil producing properties, full cost method
    United States cost center
    Canadian cost center
  Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
  Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------

Investments and Other Assets
  Accounts receivable - noncurrent
  Unconsolidated affiliates
  Net assets of discontinued operations
  Assets held for sale
  Other
                                                                         ---------   ------------   -----------   -------------
Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------

Investments in Subsidiaries
  Capital stock
  Equity in undistributed earnings of
   subsidiaries
  Notes receivable
  Other investments
                                                                         ---------   ------------   -----------   -------------
Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------

Current Assets
  Cash and temporary cash investments
  Accounts receivable, net
    Customers
    Intercompany
    Other
  Income tax refunds
  Gas inventory
  Other inventories, at average cost
  Prepayments
  Regulatory assets
  Underrecovered gas costs
  Deferred property taxes
  Exchange gas receivable
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Assets
                                                                         ---------   ------------   -----------   -------------
Deferred Charges
Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2A (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
             CAPITALIZATION AND LIABILITIES                                Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares                                *             *              *              *
    Subsidiaries - common stock
    Additional paid in capital
    Retained earnings
    Accumulated foreign currency translation adjustment
    Unearned employee compensation
    Treasury stock
    Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
  Total common stock equity
                                                                         ---------   ------------   -----------   -------------
  Long-term debt
  Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------
Total Capitalization
                                                                         ---------   ------------   -----------   -------------
Current Liabilities
  Short-term debt
  Current maturities of L.T. debt
  Accounts and drafts payable
  Intercompany notes and loans - current maturities
  Intercompany short-term loans
  Intercompany accounts payable
  Accrued taxes
  Accrued interest
  Estimated rate refunds
  Estimated supplier obligations
  Overrecovered gas costs
  Transportation and exchange gas payable
  Deferred income taxes
  Regulatory liabilities
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent
  Investment tax credits
  Postretirement benefits other than pensions
  Regulatory liabilities
  Deferred revenue
  Other
                                                                         ---------   ------------   -----------   -------------
Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------

TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2B (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost                              *            *              *               *
  Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
  Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
  Gas and oil producing properties, full cost method
    United States cost center
    Canadian cost center
  Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
  Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------

Investments and Other Assets
  Accounts receivable - noncurrent
  Unconsolidated affiliates
  Net assets of discontinued operations
  Assets held for sale
  Other
                                                                         ---------   ------------   -----------   -------------
Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------

Investments in Subsidiaries
  Capital stock
  Equity in undistributed earnings of
   subsidiaries
  Notes receivable
  Other investments
                                                                         ---------   ------------   -----------   -------------
Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------

Current Assets
  Cash and temporary cash investments
  Accounts receivable, net
    Customers
    Intercompany
    Other
  Income tax refunds
  Gas inventory
  Other inventories, at average cost
  Prepayments
  Regulatory assets
  Underrecovered gas costs
  Deferred property taxes
  Exchange gas receivable
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Assets
                                                                         ---------   ------------   -----------   -------------
Deferred Charges
Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2B (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                    CAPITALIZATION AND LIABILITIES         Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares                                *             *              *              *
    Subsidiaries - common stock
    Additional paid in capital
    Retained earnings
    Accumulated foreign currency translation adjustment.
    Unearned employee compensation
    Treasury stock
    Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
  Total common stock equity
                                                                         ---------   ------------   -----------   -------------
  Long-term debt
  Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------
Total Capitalization
                                                                         ---------   ------------   -----------   -------------
Current Liabilities
  Short-term debt
  Current maturities of L.T. debt
  Accounts and drafts payable
  Intercompany notes and loans - current maturities
  Intercompany short-term loans
  Intercompany accounts payable
  Accrued taxes
  Accrued interest
  Estimated rate refunds
  Estimated supplier obligations
  Overrecovered gas costs
  Transportation and exchange gas payable
  Deferred income taxes
  Regulatory liabilities
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent
  Investment tax credits
  Postretirement benefits other than pensions
  Regulatory liabilities
  Deferred revenue
  Other
                                                                         ---------   ------------   -----------   -------------
Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------

TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

     F-2C (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
     Property, Plant and Equipment
       Gas utility and other plant, at original cost                         *            *             *               *
       Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
       Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
       Gas and oil producing properties, full cost method.
         United States cost center
         Canadian cost center
       Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
       Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------

     Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------

     Investments and Other Assets
       Accounts receivable - noncurrent
       Unconsolidated affiliates
       Net assets of discontinued operations
       Assets held for sale
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------

     Investments in Subsidiaries
       Capital stock
       Equity in undistributed earnings of
        subsidiaries
       Notes receivable
       Other investments
                                                                         ---------   ------------   -----------   -------------
     Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------

     Current Assets
       Cash and temporary cash investments
       Accounts receivable, net
         Customers
         Intercompany
         Other
       Income tax refunds
       Gas inventory
       Other inventories, at average cost
       Prepayments
       Regulatory assets
       Underrecovered gas costs
       Deferred property taxes
       Exchange gas receivable
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Current Assets
                                                                         ---------   ------------   -----------   -------------

     Deferred Charges
     Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
     TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

     F-2C (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                    CAPITALIZATION AND LIABILITIES         Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
     Capitalization
       Common Stock Equity
         Columbia Energy Group - common stock,
          $.01 par value, issued 83,786,942 shares                           *             *             *              *
         Subsidiaries - common stock
         Additional paid in capital
         Retained earnings
         Accumulated foreign currency translation adjustment
         Unearned employee compensation
         Treasury stock
         Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
       Total common stock equity
                                                                         ---------   ------------   -----------   -------------
       Long-term debt
       Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------

     Total Capitalization
                                                                         ---------   ------------   -----------   -------------

     Current Liabilities
       Short-term debt
       Current maturities of L.T. debt
       Accounts and drafts payable
       Intercompany notes and loans - current maturities
       Intercompany short-term loans
       Intercompany accounts payable
       Accrued taxes
       Accrued interest
       Estimated rate refunds
       Estimated supplier obligations
       Overrecovered gas costs
       Transportation and exchange gas payable
       Deferred income taxes
       Regulatory liabilities
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
     Other Liabilities and Deferred Credits
       Deferred income taxes - noncurrent
       Investment tax credits
       Postretirement benefits other than pensions
       Regulatory liabilities
       Deferred revenue
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------
     TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2D (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
 Property, Plant and Equipment
   Gas utility and other plant, at original cost                             *             *             *             *
   Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
   Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
   Gas and oil producing properties, full cost method.
     United States cost center
     Canadian cost center
   Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
   Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
 Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------
 Investments and Other Assets
   Accounts receivable - noncurrent
   Unconsolidated affiliates
   Net assets of discontinued operations
   Assets held for sale
   Other
                                                                         ---------   ------------   -----------   -------------
 Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------
 Investments in Subsidiaries
   Capital stock
   Equity in undistributed earnings of
    subsidiaries
   Notes receivable
   Other investments
                                                                         ---------   ------------   -----------   -------------
 Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------
 Current Assets
   Cash and temporary cash investments
   Accounts receivable, net
     Customers
     Intercompany
     Other
   Income tax refunds
   Gas inventory
   Other inventories, at average cost
   Prepayments
   Regulatory assets
   Underrecovered gas costs
   Deferred property taxes
   Exchange gas receivable
   Other
                                                                         ---------   ------------   -----------   -------------
 Total Current Assets
                                                                         ---------   ------------   -----------   -------------
 Deferred Charges
 Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
 TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

 F-2D (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                    CAPITALIZATION AND LIABILITIES         Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
 Capitalization
   Common Stock Equity
     Columbia Energy Group - common stock,
       $.01 par value, issued 83,786,942 shares                             *             *              *              *
     Subsidiaries - common stock
     Additional paid in capital
     Retained earnings
     Accumulated foreign currency translation adjustment
     Unearned employee compensation
     Treasury stock
     Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
   Total common stock equity
                                                                         ---------   ------------   -----------   -------------
   Long-term debt
   Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------
 Total Capitalization
                                                                         ---------   ------------   -----------   -------------
 Current Liabilities
   Short-term debt
   Current maturities of L.T. debt
   Accounts and drafts payable
   Intercompany notes and loans - current maturities
   Intercompany short-term loans
   Intercompany accounts payable
   Accrued taxes
   Accrued interest
   Estimated rate refunds
   Estimated supplier obligations
   Overrecovered gas costs
   Transportation and exchange gas payable
   Deferred income taxes
   Regulatory liabilities
   Other
                                                                         ---------   ------------   -----------   -------------
 Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
 Other Liabilities and Deferred Credits
   Deferred income taxes - noncurrent
   Investment tax credits
   Postretirement benefits other than pensions
   Regulatory liabilities
   Deferred revenue
   Other
                                                                         ---------   ------------   -----------   -------------
 Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------
 TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2E (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
           Consolidated Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost                             *             *              *             *
  Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
  Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
  Gas and oil producing properties, full cost method
    United States cost center
    Canadian cost center
  Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
  Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------
Investments and Other Assets
  Accounts receivable - noncurrent
  Unconsolidated affiliates
  Net assets of discontinued operations
  Assets held for sale
  Other
                                                                         ---------   ------------   -----------   -------------
Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------
Investments in Subsidiaries
  Capital stock
  Equity in undistributed earnings of
   subsidiaries
  Notes receivable
  Other investments
                                                                         ---------   ------------   -----------   -------------
Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------
Current Assets
  Cash and temporary cash investments
  Accounts receivable, net
    Customers
    Intercompany
    Other
  Income tax refunds
  Gas inventory
  Other inventories, at average cost
  Prepayments
  Regulatory assets
  Underrecovered gas costs
  Deferred property taxes
  Exchange gas receivable
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Assets
                                                                         ---------   ------------   -----------   -------------
Deferred Charges
Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
TOTAL ASSETS
                                                                         =========   ============   ===========   =============

*CONFIDENTIAL TREATMENT REQUESTED

F-2E (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
           Consolidated Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
              CAPITALIZATION AND LIABILITIES                               Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
    $.01 par value, issued 83,786,942 shares                                  *              *             *              *
    Subsidiaries - common stock
    Additional paid in capital
    Retained earnings
    Accumulated foreign currency translation adjustment
    Unearned employee compensation
    Treasury stock
    Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
  Total common stock equity
                                                                         ---------   ------------   -----------   -------------
  Long-term debt
  Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------
Total Capitalization
                                                                         ---------   ------------   -----------   -------------
Current Liabilities
  Short-term debt
  Current maturities of L.T. debt
  Accounts and drafts payable
  Intercompany notes and loans - current maturities
  Intercompany short-term loans
  Intercompany accounts payable
  Accrued taxes
  Accrued interest
  Estimated rate refunds
  Estimated supplier obligations
  Overrecovered gas costs
  Transportation and exchange gas payable
  Deferred income taxes
  Regulatory liabilities
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent
  Investment tax credits
  Postretirement benefits other than pensions
  Regulatory liabilities
  Deferred revenue
  Other
                                                                         ---------   ------------   -----------   -------------
Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============


* CONFIDENTIAL TREATMENT REQUESTED

F-2F (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost                              *            *               *             *
  Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
  Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
  Gas and oil producing properties, full cost method
    United States cost center
    Canadian cost center
  Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
  Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------
Investments and Other Assets
  Accounts receivable - noncurrent
  Unconsolidated affiliates
  Net assets of discontinued operations
  Assets held for sale
  Other
                                                                         ---------   ------------   -----------   -------------
Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------
Investments in Subsidiaries
  Capital stock
  Equity in undistributed earnings of
   subsidiaries
  Notes receivable
  Other investments
                                                                         ---------   ------------   -----------   -------------
Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------
Current Assets
  Cash and temporary cash investments
  Accounts receivable, net
    Customers
    Intercompany
    Other
  Income tax refunds
  Gas inventory
  Other inventories, at average cost
  Prepayments
  Regulatory assets
  Underrecovered gas costs
  Deferred property taxes
  Exchange gas receivable
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Assets
                                                                         ---------   ------------   -----------   -------------
Deferred Charges
Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
TOTAL ASSETS
                                                                         =========   ============   ===========   =============


*CONFIDENTIAL TREATMENT REQUESTED

F-2F (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
               CAPITALIZATION AND LIABILITIES                              Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares                                 *            *             *              *
    Subsidiaries - common stock
    Additional paid in capital
    Retained earnings
    Accumulated foreign currency translation adjustment
    Unearned employee compensation
    Treasury stock
    Equity for debt recapitalization
                                                                         ---------   ------------   -----------   -------------
  Total common stock equity
                                                                         ---------   ------------   -----------   -------------
  Long-term debt
  Installment promissory notes payable
                                                                         ---------   ------------   -----------   -------------
Total Capitalization
                                                                         ---------   ------------   -----------   -------------
Current Liabilities
  Short-term debt
  Current maturities of L.T. debt
  Accounts and drafts payable
  Intercompany notes and loans - current maturities
  Intercompany short-term loans
  Intercompany accounts payable
  Accrued taxes
  Accrued interest
  Estimated rate refunds
  Estimated supplier obligations
  Overrecovered gas costs
  Transportation and exchange gas payable
  Deferred income taxes
  Regulatory liabilities
  Other
                                                                         ---------   ------------   -----------   -------------
Total Current Liabilities
                                                                         ---------   ------------   -----------   -------------
Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent
  Investment tax credits
  Postretirement benefits other than pensions
  Regulatory liabilities
  Deferred revenue
  Other
                                                                         ---------   ------------   -----------   -------------
Total Other Liabilities and Deferred Credits
                                                                         ---------   ------------   -----------   -------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                                         =========   ============   ===========   =============


*CONFIDENTIAL TREATMENT REQUESTED

     F-2G (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                     Entry No. 1    Entry No. 2
                                                                                     Eliminate      Eliminate     Entry No. 3
                                                                                     Intercompany   Subsidiary    Consolidating
                                        ASSETS                             Total     Transactions   Equity        Adjustments
                                                                         ---------   ------------   -----------   -------------
     Property, Plant and Equipment
       Gas utility and other plant, at original cost                        *             *              *              *
       Accumulated depreciation
                                                                         ---------   ------------   -----------   -------------
       Net Gas Utility and Other Plant
                                                                         ---------   ------------   -----------   -------------
       Gas and oil producing properties, full cost method.
         United States cost center
         Canadian cost center
       Accumulated depletion
                                                                         ---------   ------------   -----------   -------------
       Net Gas and Oil Producing Properties
                                                                         ---------   ------------   -----------   -------------
     Net Property, Plant, and Equipment
                                                                         ---------   ------------   -----------   -------------
     Investments and Other Assets
       Accounts receivable - noncurrent
       Unconsolidated affiliates
       Net assets of discontinued operations
       Assets held for sale
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Investments and Other Assets
                                                                         ---------   ------------   -----------   -------------
     Investments in Subsidiaries
       Capital stock
       Equity in undistributed earnings of subsidiaries
       Notes receivable
       Other investments
                                                                         ---------   ------------   -----------   -------------
     Total Investments in Subsidiaries
                                                                         ---------   ------------   -----------   -------------

     Current Assets
       Cash and temporary cash investments
       Accounts receivable, net Customers
         Intercompany
         Other
       Income tax refunds
       Gas inventory
       Other inventories, at average cost
       Prepayments
       Regulatory assets
       Underrecovered gas costs
       Deferred property taxes
       Exchange gas receivable
       Other
                                                                         ---------   ------------   -----------   -------------
     Total Current Assets
                                                                         ---------   ------------   -----------   -------------
     Deferred Charges
     Long-term Regulatory Assets
                                                                         ---------   ------------   -----------   -------------
     TOTAL ASSETS
                                                                         =========   ============   ===========   =============


*CONFIDENTIAL TREATMENT REQUESTED

F-2G (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                         Entry No. 1    Entry No. 2
                                                                         Eliminate      Eliminate     Entry No. 3
                                                                         Intercompany   Subsidiary    Consolidating
              CAPITALIZATION AND LIABILITIES                    Total    Transactions   Equity        Adjustments
                                                              --------   ------------   -----------   -------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............         *           *              *             *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
    Treasury stock ......................................
    Equity for debt recapitalization ....................
                                                              --------   ------------   -----------   -------------
  Total common stock equity .............................
                                                              --------   ------------   -----------   -------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                              --------   ------------   -----------   -------------

Total Capitalization ....................................
                                                              --------   ------------   -----------   -------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities ................................
  Other..................................................
                                                              --------   ------------   -----------   -------------
Total Current Liabilities ...............................
                                                              --------   ------------   -----------   -------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent ....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities ................................
  Deferred revenue.......................................
  Other..................................................
                                                              --------   ------------   -----------   -------------
Total Other Liabilities and Deferred Credits ............
                                                              --------   ------------   -----------   -------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                              ========   ============   ===========   =============

* CONFIDENTIAL TREATMENT REQUESTED

F-2H (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                          Entry No. 1     Entry No. 2
                                                                          Eliminate       Eliminate      Entry No. 3
                                                                          Intercompany    Subsidiary     Consolidating
                         ASSETS                                Total      Transactions    Equity         Adjustments
                                                             ---------    ------------    -----------    -------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....            *              *             *                *
  Accumulated depreciation...........................
                                                             ---------    ------------    -----------    -------------
  Net Gas Utility and Other Plant ...................
                                                             ---------    ------------    -----------    -------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                             ---------    ------------    -----------    -------------
  Net Gas and Oil Producing Properties ..............
                                                             ---------    ------------    -----------    -------------

Net Property, Plant, and Equipment ..................
                                                             ---------    ------------    -----------    -------------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                             ---------    ------------    -----------    -------------
Total Investments and Other Assets ..................
                                                             ---------    ------------    -----------    -------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                             ---------    ------------    -----------    -------------
Total Investments in Subsidiaries ...................
                                                             ---------    ------------    -----------    -------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                             ---------    ------------    -----------    -------------
Total Current Assets ................................
                                                             ---------    ------------    -----------    -------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                             ---------    ------------    -----------    -------------

TOTAL ASSETS ........................................
                                                             =========    ============    ===========    =============


* CONFIDENTIAL TREATMENT REQUESTED

F-2H (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                            Entry No. 1     Entry No. 2
                                                                            Eliminate       Eliminate      Entry No. 3
                                                                            Intercompany    Subsidiary     Consolidating
              CAPITALIZATION AND LIABILITIES                     Total      Transactions    Equity         Adjustments
                                                               ---------    ------------    -----------    -------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
    $.01 par value, issued 83,786,942 shares.............          *             *               *               *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                               ---------    ------------    -----------    -------------
  Total common stock equity .............................
                                                               ---------    ------------    -----------    -------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                               ---------    ------------    -----------    -------------

Total Capitalization ....................................
                                                               ---------    ------------    -----------    -------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other..................................................
                                                               ---------    ------------    -----------    -------------
Total Current Liabilities ...............................
                                                               ---------    ------------    -----------    -------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities.................................
  Deferred revenue.......................................
  Other..................................................
                                                               ---------    ------------    -----------    -------------
Total Other Liabilities and Deferred Credits ............
                                                               ---------    ------------    -----------    -------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                               =========    ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-2I (1 of 2)
                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           Columbia Propane Corporation and Subsidiaries
                     Consolidated Balance Sheet Entries as of December 31, 1999
                     (Not covered by Report of Independent Public Accountants)
                                           ($ Thousands)

                                                                       Entry No. 1     Entry No. 2
                                                                       Eliminate       Eliminate      Entry No. 3
                                                                       Intercompany    Subsidiary     Consolidating
                         ASSETS                             Total      Transactions    Equity         Adjustments
                                                          ---------    ------------    -----------    -------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *              *               *              *
  Accumulated depreciation...........................
                                                          ---------    ------------    -----------    -------------
  Net Gas Utility and Other Plant ...................
                                                          ---------    ------------    -----------    -------------

  Gas and oil producing properties, full cost
   method............................................
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          ---------    ------------    -----------    -------------
  Net Gas and Oil Producing Properties ..............
                                                          ---------    ------------    -----------    -------------

Net Property, Plant, and Equipment ..................
                                                          ---------    ------------    -----------    -------------

Investments and Other Assets
  Accounts receivable - noncurrent...................
  Unconsolidated affiliates .........................
  Net assets of discontinued operations .............
  Assets held for sale...............................
  Other .............................................
                                                          ---------    ------------    -----------    -------------
Total Investments and Other Assets ..................
                                                          ---------    ------------    -----------    -------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                          ---------    ------------    -----------    -------------
Total Investments in Subsidiaries ...................
                                                          ---------    ------------    -----------    -------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property taxes............................
  Exchange gas receivable............................
  Other .............................................
                                                          ---------    ------------    -----------    -------------
Total Current Assets ................................
                                                          ---------    ------------    -----------    -------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          ---------    ------------    -----------    -------------

TOTAL ASSETS ........................................
                                                          =========    ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-2I (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
           Consolidated Balance Sheet Entries as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                           Entry No. 1     Entry No. 2
                                                                           Eliminate       Eliminate     Entry No. 3
                                                                           Intercompany    Subsidiary    Consolidating
              CAPITALIZATION AND LIABILITIES                    Total      Transactions    Equity        Adjustments
                                                              ---------    ------------    -----------   -------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $.01 par value, issued 83,786,942 shares............         *              *               *             *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
    Treasury stock.......................................
    Equity for debt recapitalization.....................
                                                              ---------    ------------    -----------   -------------
  Total common stock equity .............................
                                                              ---------    ------------    -----------   -------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                              ---------    ------------    -----------   -------------

Total Capitalization ....................................
                                                              ---------    ------------    -----------   -------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities......
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest.......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                              ---------    ------------    -----------   -------------
Total Current Liabilities ...............................
                                                              ---------    ------------    -----------   -------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent.....................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Regulatory liabilities.................................
  Deferred revenue.......................................
  Other .................................................
                                                              ---------    ------------    -----------   -------------
Total Other Liabilities and Deferred Credits ............
                                                              ---------    ------------    -----------   -------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                              =========    ============    ===========   =============

* CONFIDENTIAL TREATMENT REQUESTED

F-3  (1 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                      F-3       F-3       F-3       F-3               Consolidating
                                                     Page 2   Page 3    Page 4    Page 5   Combined      Entries       Consolidated
                                                     ------   ------    ------    ------   --------   -------------    ------------

Net Revenues
  Energy sales ...................................      *        *         *         *         *            *             2,085,517
  Less: Products purchased........................                                                                        1,194,352
                                                     ------   ------    ------    ------   --------   -------------    ------------

  Gross Margin....................................                                                                          891,165

  Transportation..................................                                                                          706,291
  Production gas sales............................                                                                          120,163
  Other...........................................                                                                          277,185
                                                     ------   ------    ------    ------   --------   -------------    ------------

Total Net Revenues................................                                                                        1,994,804
                                                     ------   ------    ------    ------   --------   -------------    ------------

Operating Expenses
  Operation and maintenance.......................                                                                          937,479
  Settlement of gas supply charges................                                                                          (31,725)
  Depreciation and depletion......................                                                                          228,999
  Other taxes.....................................                                                                          211,641
                                                     ------   ------    ------    ------   --------   -------------    ------------

Total Operating Expenses..........................                                                                        1,346,394
                                                     ------   ------    ------    ------   --------   -------------    ------------

Operating Income (Loss)...........................                                                                          648,410
                                                     ------   ------    ------    ------   --------   -------------    ------------

Other Income (Deductions)
  Interest income and other, net..................                                                                           29,191
  Interest expense and related charges............                                                                         (164,391)
                                                     ------   ------    ------    ------   --------   -------------    ------------

Total Other Income (Deductions)...................                                                                         (135,200)
                                                     ------   ------    ------    ------   --------   -------------    ------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................                                                                          513,210

Income Taxes......................................                                                                          158,232
                                                     ------   ------    ------    ------   --------   -------------    ------------

Income from Continuing Operations.................                                                                          354,978
                                                     ------   ------    ------    ------   --------   -------------    ------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................                                                                          (80,005)
  Estimated (loss) on disposal....................                                                                          (25,807)
                                                     ------   ------    ------    ------   --------   -------------    ------------
(Loss) from Discontinued Operations - net
 of taxes.........................................                                                                         (105,812)
                                                     ------   ------    ------    ------   --------   -------------    ------------

Net Income (Loss).................................                                                                          249,166
                                                     ======   ======    ======    ======   ========   =============    ============

* CONFIDENTIAL TREATMENT REQUESTED

F-3  (2 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                       F-3 Page 2
                                                       CER (a)        TCO          CGT        CLG (a)        CKY         Total
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Net Revenues
  Energy sales ....................................       1,594        1,921            -         *         162,612         *
  Less: Products purchased.........................       1,225        1,921            -                   110,459
                                                      ---------    ---------    ---------    ---------    ---------    ----------

  Gross Margin.....................................         369            -            -                    52,153

  Transportation ..................................           -      478,588      135,494                     7,944
  Production gas sales ............................     121,569            -            -                         -
  Other ...........................................      21,697      211,244        8,471                       304
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Total Net Revenues ................................     143,635      689,832      143,965                    60,401
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Operating Expenses
  Operation and maintenance........................      52,695      293,752       63,430                    26,446
  Settlement of gas supply charges.................           -      (31,725)           -                         -
  Depreciation and depletion ......................      36,929       84,740       21,121                     7,792
  Other taxes .....................................       9,803       45,688        7,245                     2,135
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Total Operating Expenses ..........................      99,427      392,455       91,796                    36,373
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Operating Income (Loss) ...........................      44,208      297,377       52,169                    24,028
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Other Income (Deductions)
  Interest income and other, net...................       *            6,698       12,089                     1,639
  Interest expense and related charges.............                  (48,226)      (5,110)                   (4,198)
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Total Other Income (Deductions)....................                  (41,528)       6,979                    (2,559)
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Income (Loss) from Continuing Operations
  before Income Taxes..............................                  255,849       59,148                    21,469

Income Taxes.......................................                   70,954       21,534                     7,605
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Income from Continuing Operations..................                  184,895       37,614                    13,864
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Discontinued Operations - net of taxes
  (Loss) from operations...........................                        -            -                         -
  Estimated (loss) on disposal.....................                        -            -                         -
                                                      ---------    ---------    ---------    ---------    ---------    ----------
(Loss) from Discontinued Operations - net of taxes.                        -            -                         -
                                                      ---------    ---------    ---------    ---------    ---------    ----------

Net Income (Loss)..................................                  184,895       37,614                    13,864
                                                      =========    =========    =========    =========    =========    ==========

(a) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-3  (3 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                     F-3 Page 3
                                                         COH          CMD          CPA         CGV          CG         Total
                                                      ---------    ---------    ---------   ---------    --------    ----------

Net Revenues
  Energy sales ....................................     961,172       48,273      380,113     162,130        *           *
  Less:  Products purchased .......................     660,651       32,081      249,996      84,710
                                                      ---------    ---------    ---------   ---------    --------    ----------

  Gross Margin.....................................     300,521       16,192      130,117      77,420

  Transportation ..................................     200,407        3,751       55,012      17,619
  Production gas sales ............................           -            -            -           -
  Other ...........................................     (15,286)         118        1,718       2,020
                                                      ---------    ---------    ---------   ---------    --------    ----------

Total Net Revenues ................................     485,642       20,061      186,847      97,059
                                                      ---------    ---------    ---------   ---------    --------    ----------

Operating Expenses
  Operation and maintenance........................     231,856        8,911       88,719      46,137
  Settlement of gas supply charges.................           -            -            -           -
  Depreciation and depletion ......................      16,811        2,286       15,945      11,700
  Other taxes .....................................     106,165        2,002       17,409       8,896
                                                      ---------    ---------    ---------   ---------    --------    ----------

Total Operating Expenses ..........................     354,832       13,199      122,073      66,733
                                                      ---------    ---------    ---------   ---------    --------    ----------

Operating Income (Loss) ...........................     130,810        6,862       64,774      30,326
                                                      ---------    ---------    ---------   ---------    --------    ----------

Other Income (Deductions)
  Interest income and other, net ..................       4,946          441        1,159       1,993
  Interest expense and related charges ............     (25,536)      (1,357)     (11,814)     (9,844)
                                                      ---------    ---------    ---------   ---------    --------    ----------

Total Other Income (Deductions) ...................     (20,590)        (916)     (10,655)     (7,851)
                                                      ---------    ---------    ---------   ---------    --------    ----------

Income (Loss) from Continuing Operations
  before Income Taxes..............................     110,220        5,946       54,119      22,475

Income Taxes.......................................      35,026        2,152       20,202       7,794
                                                      ---------    ---------    ---------   ---------    --------    ----------

Income (Loss) from Continuing Operations...........      75,194        3,794       33,917      14,681
                                                      ---------    ---------    ---------   ---------    --------    ----------

Discontinued Operations - net of taxes
  (Loss) from operations...........................           -            -            -           -
  Estimated (loss) on disposal.....................           -            -            -           -
                                                      ---------    ---------    ---------   ---------    --------    ----------
(Loss) from Discontinued Operations - net of taxes.           -            -            -           -
                                                      ---------    ---------    ---------   ---------    --------    ----------

Net Income (Loss)..................................      75,194        3,794       33,917      14,681
                                                      =========    =========    =========   =========    ========    ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-3  (4 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                         F-3 Page 4
                                                          CS         CIC        CES (a)       CPC (a)       CEC (a)        Total
                                                        ------     -------     ---------     ---------     ---------     ----------

Net Revenues
  Energy sales .....................................       *          *            *             *             *             *
  Less: Products purchased..........................
                                                        ------     -------     ---------     ---------     ---------     ----------

  Gross Margin......................................

  Transportation....................................
  Production gas sales..............................
  Other.............................................
                                                        ------     -------     ---------     ---------     ---------     ----------

Total Net Revenues..................................
                                                        ------     -------     ---------     ---------     ---------     ----------

Operating Expenses
  Operation and maintenance.........................
  Settlement of gas supply charges..................
  Depreciation and depletion........................
  Other taxes.......................................
                                                        ------     -------     ---------     ---------     ---------     ----------

Total Operating Expenses............................
                                                        ------     -------     ---------     ---------     ---------     ----------

Operating Income (Loss).............................
                                                        ------     -------     ---------     ---------     ---------     ----------

Other Income (Deductions)
  Interest income and other, net....................
  Interest expense and related charges..............
                                                        ------     -------     ---------     ---------     ---------     ----------

Total Other Income (Deductions).....................
                                                        ------     -------     ---------     ---------     ---------     ----------

Income (Loss) from Continuing Operations
  before Income Taxes...............................

Income Taxes........................................
                                                        ------     -------     ---------     ---------     ---------     ----------

Income from Continuing Operations...................
                                                        ------     -------     ---------     ---------     ---------     ----------

Discontinued Operations - net of taxes
  (Loss) from operations............................
  Estimated (loss) on disposal......................
                                                        ------     -------     ---------     ---------     ---------     ----------
(Loss) from Discontinued Operations - net of taxes..
                                                        ------     -------     ---------     ---------     ---------     ----------

Net Income (Loss)...................................
                                                        ======     =======     =========     =========     =========     ==========

(a) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 1. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-3  (5 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                       F-3 Page 5
                                                         CCC (a)       CAT       CNS (a)      CPL (a)      CFC (a)        Total
                                                        ---------    -------    ---------    ---------    ---------    ----------

Net Revenues
  Energy sales .....................................        *           *           *            *            *             *
  Less: Products purchased..........................
                                                        ---------    -------    ---------    ---------    ---------    ----------

  Gross Margin......................................

  Transportation....................................
  Production gas sales..............................
  Other.............................................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Total Net Revenues..................................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Operating Expenses
  Operation and maintenance.........................
  Settlement of gas supply charges..................
  Depreciation and depletion........................
  Other taxes.......................................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Total Operating Expenses............................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Operating Income (Loss).............................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Other Income (Deductions)
  Interest income and other, net....................
  Interest expense and related charges..............
                                                        ---------    -------    ---------    ---------    ---------    ----------

Total Other Income (Deductions).....................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Income (Loss) from Continuing Operations
  before Income Taxes...............................

Income Taxes........................................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Income from Continuing Operations...................
                                                        ---------    -------    ---------    ---------    ---------    ----------

Discontinued Operations - net of taxes
  (Loss) from operations............................
  Estimated (loss) on disposal......................
                                                        ---------    -------    ---------    ---------    ---------    ----------
(Loss) from Discontinued Operations - net of taxes..
                                                        ---------    -------    ---------    ---------    ---------    ----------

Net Income (Loss)...................................
                                                        =========    =======    =========    =========    =========    ==========

(a) Both CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL, and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G and F-1H through F-6H, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (1 of 4)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                        F-3A          F-3A        F-3A                  Consolidating      CEC
                                                       Page 2        Page 3      Page 4      Combined      Entries     Consolidated
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Net Revenues
  Energy sales ...................................        *            *            *            *             *            *
  Less: Products purchased........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

  Gross Margin....................................

  Transportation..................................
  Production gas sales............................
  Other ..........................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Net Revenues................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Operating Expenses .........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Operating Income (Loss) ..........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Other Income (Deductions) ..................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Income (Loss) from Continuing Operations..........
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
(Loss) from Discontinued Operations - net of taxes
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Net Income (Loss) ................................
                                                     ===========  ===========  ===========  ===========  ============  ============

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (2 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                        F-3A Page 2
                                                         CBG          CBL         CCL           CEC          CEH          Total
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Net Revenues
  Energy sales ...................................        *            *            *            *            *             *
  Less: Products purchased........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
  Gross Margin....................................

  Transportation..................................
  Production gas sales............................
  Other ..........................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Net Revenues................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Operating Expenses .........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Operating Income (Loss) ..........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Other Income (Deductions) ..................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Income (Loss) from Continuing Operations..........
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
(Loss) from Discontinued Operations - net of taxes
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Net Income (Loss) ................................
                                                     ===========  ===========  ===========  ===========  ============  ============

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (3 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                            F-3A
                                                                                                                           Page 3
                                                        CEK        CEL        CGG       CGP        CEPL        CGR         Total
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net Revenues
  Energy sales ...................................       *          *          *          *          *           *           *
  Less: Products purchased........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

  Gross Margin....................................

  Transportation..................................
  Production gas sales............................
  Other ..........................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Net Revenues................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Operating Expenses .........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Operating Income (Loss) ..........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Other Income (Deductions) ..................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Income (Loss) from Continuing Operations..........
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
(Loss) from Discontinued Operations - net of taxes
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Net Income (Loss) ................................
                                                     =========  =========  =========  =========  ==========  ==========  ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (4 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                            F-3A
                                                                                                                           Page 4
                                                        CHC        CLP        CRL        CVG        CVL         CLM         Total
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net Revenues
  Energy sales ...................................       *          *          *          *          *           *           *
  Less: Products purchased........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

  Gross Margin....................................

  Transportation..................................
  Production gas sales............................
  Other ..........................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Net Revenues................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Operating Expenses .........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Operating Income (Loss) ..........................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total Other Income (Deductions) ..................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Income (Loss) from Continuing Operations..........
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
(Loss) from Discontinued Operations - net of taxes
                                                     ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net Income (Loss) ................................
                                                     =========  =========  =========  =========  ==========  ==========  ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-3B (1 of 1)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                        Consolidating      CCC
                                                         TGT          CTC          CCC       Combined      Entries     Consolidated
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Net Revenues
  Energy sales ...................................        *            *            *            *            *             *
  Less: Products purchased .......................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

  Gross Margin ...................................

  Transportation .................................
  Production gas sales ...........................
  Other ..........................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Net Revenues ...............................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Operating Expenses .........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Operating Income (Loss) ..........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Other Income (Deductions) ..................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Income (Loss) from Continuing Operations..........
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
(Loss) from Discontinued Operations - net of taxes
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Net Income (Loss) ................................
                                                     ===========  ===========  ===========  ===========  ============  ============

F-3C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                  Consolidating         CLG
                                                    CLNG              CLG           Combined         Entries        Consolidated
                                               --------------   --------------   --------------   --------------   ---------------
Net Revenues
  Energy sales .........................              *               *                *                *                 *
  Less: Products purchased .............
                                               --------------   --------------   --------------   --------------   ---------------

  Gross Margin .........................

  Transportation .......................
  Production gas sales .................
  Other.................................
                                               --------------   --------------   --------------   --------------   ---------------
Total Net Revenues .....................
                                               --------------   --------------   --------------   --------------   ---------------

Operating Expenses
  Operation and maintenance.............
  Settlement of gas supply charges......
  Depreciation and depletion ...........
  Other taxes ..........................
                                               --------------   --------------   --------------   --------------   ---------------
Total Operating Expenses ...............
                                               --------------   --------------   --------------   --------------   ---------------

Operating Income (Loss) ................
                                               --------------   --------------   --------------   --------------   ---------------

Other Income (Deductions)
  Interest income and other, net .......
  Interest expense and related charges .
                                               --------------   --------------   --------------   --------------   ---------------
Total Other Income (Deductions) ........
                                               --------------   --------------   --------------   --------------   ---------------

Income (Loss) from Continuing Operations
  before Income Taxes...................

Income Taxes ...........................
                                               --------------   --------------   --------------   --------------   ---------------
Income (Loss) from Continuing Operations
                                               --------------   --------------   --------------   --------------   ---------------

Discontinued Operations - net of taxes
  (Loss) from operations................
  Estimated (loss) on disposal..........
                                               --------------   --------------   --------------   --------------   ---------------
(Loss) from Discontinued Operations.....
                                               --------------   --------------   --------------   --------------   ---------------

Net Income (Loss) ......................
                                               ==============   ==============   ==============   ==============   ===============

F-3D (1 of 1)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                          CEM             CPM             CRC            CSP               ECC
                                                     -------------   -------------   -------------   -------------   --------------
Net Revenues
  Energy sales ...................................         *              *                *               *               *
  Less: Products purchased .......................
                                                     -------------   -------------   -------------   -------------   --------------

  Gross Margin ...................................

  Transportation .................................
  Production gas sales ...........................
  Other...........................................
                                                     -------------   -------------   -------------   -------------   --------------
Total Net Revenues ...............................
                                                     -------------   -------------   -------------   -------------   --------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -------------   -------------   -------------   -------------   --------------
Total Operating Expenses .........................
                                                     -------------   -------------   -------------   -------------   --------------
Operating Income (Loss) ..........................
                                                     -------------   -------------   -------------   -------------   --------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -------------   -------------   -------------   -------------   --------------
Total Other Income (Deductions) ..................
                                                     -------------   -------------   -------------   -------------   --------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -------------   -------------   -------------   -------------   --------------
Income (Loss) from Continuing Operations..........
                                                     -------------   -------------   -------------   -------------   --------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -------------   -------------   -------------   -------------   --------------
(Loss) from discontinued operations - net of taxes
                                                     -------------   -------------   -------------   -------------   --------------

Net Income (Loss) ................................
                                                     =============   =============   =============   =============   ==============


                                                                                               Consolidating          CES
                                                               CES             Combined          Entries         Consolidated
                                                           -------------     -------------     -------------     -------------
Net Revenues
  Energy sales ...................................               *                 *                 *                *
  Less: Products purchased .......................
                                                           -------------     -------------     -------------     -------------

  Gross Margin ...................................

  Transportation .................................
  Production gas sales ...........................
  Other...........................................
                                                           -------------     -------------     -------------     -------------
Total Net Revenues ...............................
                                                           -------------     -------------     -------------     -------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                           -------------     -------------     -------------     -------------
Total Operating Expenses .........................
                                                           -------------     -------------     -------------     -------------

Operating Income (Loss) ..........................
                                                           -------------     -------------     -------------     -------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                           -------------     -------------     -------------     -------------
Total Other Income (Deductions) ..................
                                                           -------------     -------------     -------------     -------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                           -------------     -------------     -------------     -------------
Income (Loss) from Continuing Operations..........
                                                           -------------     -------------     -------------     -------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                           -------------     -------------     -------------     -------------
(Loss) from discontinued operations - net of taxes
                                                           -------------     -------------     -------------     -------------

Net Income (Loss) ................................
                                                           =============     =============     =============     =============

* CONFIDENTIAL TREATMENT REQUESTED

F-3E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
           (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                        Consolidating      CNS
                                                        CMC           EN          CNS        Combined      Entries     Consolidated
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Net Revenues
  Energy sales ...................................        *            *           *            *             *             *
  Less: Products purchased .......................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

  Gross Margin ...................................

  Transportation .................................
  Production gas sales ...........................
  Other ..........................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Net Revenues ...............................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Operating Expenses .........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Operating Income (Loss) ..........................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Total Other Income (Deductions) ..................
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
Income (Loss) from Continuing Operations..........
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -----------  -----------  -----------  -----------  ------------  ------------
(Loss) from Discontinued Operations - net of taxes
                                                     -----------  -----------  -----------  -----------  ------------  ------------

Net Income (Loss) ................................
                                                     ===========  ===========  ===========  ===========  ============  ============

* CONFIDENTIAL TREATMENT REQUESTED

F-3F (1 of 1)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                         CNR              HH              CU              AD              CER
                                                     -------------   -------------   -------------   -------------   -------------
Net Revenues
  Energy sales....................................         *               *               *               *               *
  Less: Products purchased........................
                                                     -------------   -------------   -------------   -------------   -------------

  Gross margin....................................

  Transportation..................................
  Production gas sales............................
  Other...........................................
                                                     -------------   -------------   -------------   -------------   --------------
Total Net Revenues................................
                                                     -------------   -------------   -------------   -------------   --------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -------------   -------------   -------------   -------------   --------------
Total Operating Expenses .........................
                                                     -------------   -------------   -------------   -------------   --------------
Operating Income (Loss) ..........................
                                                     -------------   -------------   -------------   -------------   --------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -------------   -------------   -------------   -------------   --------------
Total Other Income (Deductions) ..................
                                                     -------------   -------------   -------------   -------------   --------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                     -------------   -------------   -------------   -------------   --------------
Income (Loss) from Continuing Operations..........
                                                     -------------   -------------   -------------   -------------   --------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                     -------------   -------------   -------------   -------------   --------------
(Loss) from Discontinued Operations - net of taxes
                                                     -------------   -------------   -------------   -------------   --------------

Net Income (Loss) ................................
                                                     =============   =============   =============   =============   ==============


                                                                                     Consolidating             CER
                                                               Combined                 Entries            Consolidated
                                                             -------------           -------------         -------------
Net Revenues
  Energy sales....................................                 *                       *                     *
  Less: Products purchased........................
                                                             -------------           -------------         -------------

  Gross margin....................................

  Transportation..................................
  Production gas sales............................
  Other...........................................
                                                             -------------           -------------         -------------
Total Net Revenues................................
                                                             -------------           -------------         -------------

Operating Expenses
  Operation and maintenance.......................
  Settlement of gas supply charges................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                             -------------           -------------         -------------
Total Operating Expenses .........................
                                                             -------------           -------------         -------------
Operating Income (Loss) ..........................
                                                             -------------           -------------         -------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                             -------------           -------------         -------------
Total Other Income (Deductions) ..................
                                                             -------------           -------------         -------------

Income (Loss) from Continuing Operations
  before Income Taxes.............................

Income Taxes .....................................
                                                             -------------           -------------         -------------
Income (Loss) from Continuing Operations..........
                                                             -------------           -------------         -------------

Discontinued Operations - net of taxes
  (Loss) from operations..........................
  Estimated (loss) on disposal....................
                                                             -------------           -------------         -------------
(Loss) from Discontinued Operations - net of taxes
                                                             -------------           -------------         -------------

Net Income (Loss) ................................
                                                             =============           =============         =============


* CONFIDENTIAL TREATMENT REQUESTED

F-3G (1 of 1)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                  Consolidating          CPL
                                                    CDW              CPL           Combined          Entries         Consolidated
                                               --------------   --------------   --------------   --------------   ---------------
Net Revenues
  Energy sales .........................              *               *                *                *                 *
  Less: Products purchased .............
                                               --------------   --------------   --------------   --------------   ---------------

  Gross Margin .........................

  Transportation .......................
  Production gas sales .................
  Other ................................
                                               --------------   --------------   --------------   --------------   ---------------
Total Net Revenues .....................
                                               --------------   --------------   --------------   --------------   ---------------

Operating Expenses
  Operation and maintenance.............
  Settlement of gas supply charges......
  Depreciation and depletion ...........
  Other taxes ..........................
                                               --------------   --------------   --------------   --------------   ---------------
Total Operating Expenses ...............
                                               --------------   --------------   --------------   --------------   ---------------
Operating Income (Loss) ................
                                               --------------   --------------   --------------   --------------   ---------------

Other Income (Deductions)
  Interest income and other, net .......
  Interest expense and related charges .
                                               --------------   --------------   --------------   --------------   ---------------
Total Other Income (Deductions) ........
                                               --------------   --------------   --------------   --------------   ---------------

Income (Loss) from Continuing Operations
  before Income Taxes...................

Income Taxes ...........................
                                               --------------   --------------   --------------   --------------   ---------------
Income (Loss) from Continuing Operations
                                               --------------   --------------   --------------   --------------   ---------------

Discontinued Operations - net of taxes
  (Loss) from operations................
  Estimated (loss) on disposal..........
                                               --------------   --------------   --------------   --------------   ---------------
(Loss) from Discontinued Operations -
  net of taxes.........................
                                               --------------   --------------   --------------   --------------   ---------------

Net Income (Loss) ......................
                                               ==============   ==============   ==============   ==============   ===============


*CONFIDENTIAL TREATMENT REQUESTED

F-3H (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                   Consolidating         CFC
                                                    CAR               CFC          Combined          Entries         Consolidated
                                               --------------   --------------   --------------   --------------   ---------------
Net Revenues
  Energy sales .........................              *               *                *                *                 *
  Less: Products purchased .............
                                               --------------   --------------   --------------   --------------   ---------------

  Gross Margin .........................

  Transportation .......................
  Production gas sales .................
  Other.................................
                                               --------------   --------------   --------------   --------------   ---------------
Total Net Revenues .....................
                                               --------------   --------------   --------------   --------------   ---------------

Operating Expenses
  Operation and maintenance.............
  Settlement of gas supply charges......
  Depreciation and depletion ...........
  Other taxes ..........................
                                               --------------   --------------   --------------   --------------   ---------------
Total Operating Expenses ...............
                                               --------------   --------------   --------------   --------------   ---------------
Operating Income (Loss) ................
                                               --------------   --------------   --------------   --------------   ---------------

Other Income (Deductions)
  Interest income and other, net .......
  Interest expense and related charges .
                                               --------------   --------------   --------------   --------------   ---------------

Total Other Income (Deductions) ........
                                               --------------   --------------   --------------   --------------   ---------------

Income (Loss) from Continuing Operations
  before Income Taxes...................

Income Taxes ...........................
                                               --------------   --------------   --------------   --------------   ---------------
Income (Loss) from Continuing Operations
                                               --------------   --------------   --------------   --------------   ---------------

Discontinued Operations - net of taxes
  (Loss) from operations................
  Estimated (loss) on disposal..........
                                               --------------   --------------   --------------   --------------   ---------------
(Loss) from Discontinued Operations -
  net of taxes........
                                               --------------   --------------   --------------   --------------   ---------------
Net Income (Loss) ......................
                                               ==============   ==============   ==============   ==============   ===============

*CONFIDENTIAL TREATMENT REQUESTED

     F-3I (1 of 1)
                            COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                         Columbia Propane Corporation and Subsidiaries
                               Consolidating Statement of Income
                                 Year Ended December 31, 1999
                   (Not Covered by Report of Independent Public Accountants)
                                         ($ Thousands)

                                                                                                       Consolidating       CPC
                                                              CPC    PET     CPLP     CPH    Combined     Entries     Consolidated
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Net Revenues
       Energy sales                                            *       *       *       *         *            *             *
       Less: Products purchased
                                                            ------  ------  ------   ------  --------  -------------  ------------
       Gross Margin

       Transportation
       Production gas sales
       Other
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Total Net Revenues
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Operating Expenses
       Operation and maintenance
       Settlement of gas supply charges
       Depreciation and depletion
       Other taxes
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Total Operating Expenses
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Operating Income (Loss)
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Other Income (Deductions)
       Interest income and other, net
       Interest expense and related charges
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Total Other Income (Deductions)
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Income (Loss) from Continuing Operations
       before Income Taxes

     Income Taxes
                                                            ------  ------  ------   ------  --------  -------------  ------------

     Income (Loss) from Discontinued Operations
                                                            ------  ------  ------   ------  --------  -------------  ------------

     Discontinued Operations - net of taxes
       (Loss) from operations
       Estimated (loss) on disposal
                                                            ------  ------  ------   ------  --------  -------------  ------------
     (Loss) from Discontinued Operations - net of taxes
                                                            ------  ------  ------   ------  --------  -------------  ------------
     Net Income (Loss)
                                                            ======  ======  ======   ======  ========  =============  ============

* CONFIDENTIAL TREATMENT REQUESTED

F-4 (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
     Net Revenues
       Energy sales                                                  *             *               *              *
       Less: Products purchased
                                                                  --------   ------------    -----------    -------------
       Gross Margin

       Transportation
       Production gas sales
       Other
                                                                  --------   ------------    -----------    -------------
     Total Net Revenues
                                                                  --------   ------------    -----------    -------------
     Operating Expenses
       Operation and maintenance
       Settlement of gas supply charges
       Depreciation and depletion
       Other taxes
                                                                  --------   ------------    -----------    -------------
     Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
     Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
     Other Income (Deductions)
       Interest income and other, net
       Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
     Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
     Income (Loss) from Continuing Operations
       before Income Taxes

     Income Taxes
                                                                  --------   ------------    -----------    -------------
     Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------

     Discontinued Operations - net of taxes
       (Loss) from operations
       Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
     (Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
     Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4A (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                       *            *               *              *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------
Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4B (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *           *               *               *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------

  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------

Total Net Revenues
                                                                  --------   ------------    -----------    -------------

Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations before
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *            *               *              *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------

Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------

Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

 F-4D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *            *              *                *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------

Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------

Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------

Income (Loss) from Continuing Operations before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations

  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Network Services Corporation and
                                  Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
                  (Not Covered by Report of Independent Public
                                  Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *            *              *              *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------
Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------

Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4F (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *            *              *                *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------
Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

     F-4G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
     Net Revenues
       Energy sales                                                  *             *              *               *
       Less: Products purchased
                                                                  --------   ------------    -----------    -------------
       Gross Margin


       Transportation
       Production gas sales
       Other
                                                                  --------   ------------    -----------    -------------
     Total Net Revenues
                                                                  --------   ------------    -----------    -------------
     Operating Expenses
       Operation and maintenance
       Settlement of gas supply charges
       Depreciation and depletion
       Other taxes
                                                                  --------   ------------    -----------    -------------
     Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
     Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
     Other Income (Deductions)
       Interest income and other, net
       Interest expense and related charges
                                                                  --------   ------------    -----------    -------------

     Total Other Income (Deductions)

     Income (Loss) from Continuing Operations before Income Taxes

     Income Taxes
                                                                  --------   ------------    -----------    -------------
     Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
     Discontinued Operations - net of taxes
       (Loss) from operations
       Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
     (Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
     Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4H (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1     Entry No. 2
                                                                              Eliminate       Eliminate      Entry No. 3
                                                                             Intercompany    Subsidiary     Consolidating
                                                                   Total     Transactions    Equity         Adjustments
                                                                  --------   ------------    -----------    -------------
Net Revenues
  Energy sales                                                        *            *              *               *
  Less: Products purchased
                                                                  --------   ------------    -----------    -------------
  Gross Margin

  Transportation
  Production gas sales
  Other
                                                                  --------   ------------    -----------    -------------
Total Net Revenues
                                                                  --------   ------------    -----------    -------------
Operating Expenses
  Operation and maintenance
  Settlement of gas supply charges
  Depreciation and depletion
  Other taxes
                                                                  --------   ------------    -----------    -------------
Total Operating Expenses
                                                                  --------   ------------    -----------    -------------
Operating Income (Loss)
                                                                  --------   ------------    -----------    -------------
Other Income (Deductions)
  Interest income and other, net
  Interest expense and related charges
                                                                  --------   ------------    -----------    -------------
Total Other Income (Deductions)
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
  before Income Taxes

Income Taxes
                                                                  --------   ------------    -----------    -------------
Income (Loss) from Continuing Operations
                                                                  --------   ------------    -----------    -------------
Discontinued Operations - net of taxes
  (Loss) from operations
  Estimated (loss) on disposal
                                                                  --------   ------------    -----------    -------------
(Loss) from Discontinued Operations - net of taxes
                                                                  --------   ------------    -----------    -------------
Net Income (Loss)
                                                                  ========   ============    ===========    =============

* CONFIDENTIAL TREATMENT REQUESTED

F-4I (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Propane Corporation and Subsidiaries
                   Consolidating Statement of Income Entries
                          Year Ended December 31, 1999
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                            Entry No. 1      Entry No. 2
                                                                            Eliminate        Eliminate         Entry No. 3
                                                                            Intercompany     Subsidiary        Consolidating
                                                               Total        Transactions     Equity            Adjustments
                                                               -----        ------------     ------            -----------
Net Revenues
  Energy sales .....................................             *                    *                *                 *
  Less: Products purchased .........................
                                                       ------------------   ------------     -------------     ------------
  Gross Margin .....................................
  Transportation ...................................
  Production gas sales .............................
  Other ............................................
                                                       ------------------   ------------     -------------     ------------
Total Net Revenues .................................
                                                       ------------------   ------------     -------------     ------------
Operating Expenses
  Operation and maintenance ........................
  Settlement of gas supply charges .................
  Depreciation and depletion .......................
  Other taxes ......................................
                                                       ------------------   ------------     -------------     ------------
Total Operating Expenses ...........................
                                                       ------------------   ------------     -------------     ------------
Operating Income (Loss) ............................
                                                       ------------------   ------------     -------------     ------------
Other Income (Deductions)
  Interest income and other, net ...................
  Interest expense and related charges .............
                                                       ------------------   ------------     -------------     ------------
Total Other Income (Deductions) ....................
                                                       ------------------   ------------     -------------     ------------
Incme (Loss) from Continuing Operations
  before Income Taxes ..............................
Income Taxes .......................................
                                                       ------------------   ------------     -------------     ------------
Income from Continuing Operations ..................
                                                       ------------------   ------------     -------------     ------------
Discontinued Operations - net of taxes
  (Loss) from operations ...........................
  Estimated (loss) on disposal .....................
                                                       ------------------   ------------     -------------     ------------
(Loss) from Discontinued Operations - net of taxes .
                                                       ------------------   ------------     -------------     ------------
Net Income (Loss) ..................................
                                                       ==================   ============     =============     ============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5 (1 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                              F-5        F-5       F-5         F-5                    Consolidating
                                             Page 2    Page 3     Page 4      Page 5     Combined     Entries         Consolidated
                                             ------    ------     ------      ------     --------     -------         ------------
Common Stock
 Balance at beginning of year ............      *         *          *           *           *            *                835,119
  Common stock issued -
    Subsidiaries .........................                                                                                       -
    Long-term incentive plan .............                                                                                       2
    Public offering ......................                                                                                       -
    Reduction in par value ...............                                                                                (834,284)
    Equity for debt recapitalization .....                                                                                       -
                                            -------   -------     ------     -------    ---------   ---------------   -------------
 Balance at end of year ..................                                                                                     837
                                            -------   -------     ------     -------    ---------   ---------------   -------------
Additional Paid in Capital
 Balance at beginning of year ............                                                                                 761,804
  Common stock issued -
    Subsidiaries .........................                                                                                       -
    Long-term incentive plan .............                                                                                  15,515
    Public offering ......................                                                                                       -
    Reduction in par value - APIC ........                                                                                 834,284
  Recapitalization -
    Capital contributions ................                                                                                       -
                                            -------   -------     ------     -------    ---------   ---------------   -------------
 Balance at end of year ..................                                                                               1,611,603
                                            -------   -------     ------     -------    ---------   ---------------   -------------
Retained Earnings
 Balance at beginning of year ............                                                                                 409,544
  Net income (loss) ......................                                                                                 249,166
  Cash dividends -
    CG ...................................                                                                                  71,846
    Subsidiaries (to CG) .................                                                                                       -
  Other ..................................                                                                                       -
                                            -------   -------     ------     -------    ---------   ---------------   -------------
 Balance at end of year ..................                                                                                 586,864
                                            -------   -------     ------     -------    ---------   ---------------   -------------
Reacquired Capital Stock .................                                                                                (134,975)

Accumulated  Foreign Currency
Translation Adjustment
 Balance at beginning of year ............                                                                                    (281)
  Translation adjustment .................                                                                                     589
                                            -------   -------     ------     -------    ---------   ---------------   -------------
 Balance at end of year ..................                                                                                     308
                                            -------   -------     ------     -------    ---------   ---------------   -------------
Unearned Employee Compensation
 Balance at beginning of year ............                                                                                    (876)
  Adjustment .............................                                                                                     292
                                            -------   -------     ------     -------    ---------   ---------------   -------------
 Balance at end of year ..................                                                                                    (584)
                                            -------   -------     ------     -------    ---------   ---------------   -------------
TOTAL COMMON STOCK EQUITY ................                                                                               2,064,053
                                            =======   =======     ======     =======    =========   ===============   =============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5 (2 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                               F-5 Page 2
                                                   CER (a)       TCO           CGT         CLG (a)      CKY      Total
                                                   -------       ---           ---         -------      ---      -----
Common Stock
 Balance at beginning of year .................        *             48            20        *          *         *
  Common stock issued -
    Subsidiaries ..............................                       -             -
    Long-term incentive plan ..................                       -             -
    Public offering ...........................                       -             -
    Reduction in par value ....................                       -             -
    Equity for debt recapitalization ..........                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
 Balance at end of year .......................                      48            20
                                                   --------   ----------     ---------     -------    -------   ----------
Additional Paid in Capital
 Balance at beginning of year .................               1,512,025        82,429
  Common stock issued -
    Subsidiaries ..............................                       -             -
    Long-term incentive plan ..................                       -             -
    Public offering ...........................                       -             -
    Reduction in par value - APIC .............                       -             -
  Recapitalization -
    Capital contributions .....................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
 Balance at end of year .......................               1,512,025        82,429
                                                   --------   ----------     ---------     -------    -------   ----------
Retained Earnings
 Balance at beginning of year .................                (516,275)       40,003
  Net income ..................................                 184,895        37,614
  Cash dividends -
    CG ........................................                       -             -
    Subsidiaries (to CG) ......................                 161,000        46,200
  Other .......................................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
 Balance at end of year .......................                (492,380)       31,417
                                                   --------   ----------     ---------     -------    -------   ----------
Reacquired Capital Stock ......................                       -             -

Accumulated  Foreign Currency
Translation Adjustment
 Balance at beginning of year .................                       -             -
  Translation Adjustment ......................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
 Balance at end of year .......................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
Unearned Employee Compensation
 Balance at beginning of year .................                       -             -
  Adjustment ..................................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
 Balance at end of year .......................                       -             -
                                                   --------   ----------     ---------     -------    -------   ----------
TOTAL COMMON STOCK EQUITY .....................               1,019,693       113,866
                                                   ========   ==========     =========     =======    =======   ==========


(a) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.


*  CONFIDENTIAL TREATMENT REQUESTED

F-5 (3 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                            F-5 Page 3
                                                COH         CMD           CPA           CGV         CG        Total
                                                ---         ---           ---           ---         --        -----

Common Stock
 Balance at beginning of year ..............   119,240         72        85,128        65,305       *           *
  Common stock issued -
    Subsidiaries ...........................         -          -             -             -
    Long-term incentive plan ...............         -          -             -             -
    Public offering ........................         -          -             -             -
    Reduction in par value .................         -          -             -             -
    Equity for debt recapitalization .......         -          -       (40,000)            -
                                              ---------   --------     ---------     ---------    --------   ----------
 Balance at end of year ....................   119,240         72        45,128        65,305
                                              ---------   --------     ---------     ---------    --------   ----------

Additional Paid in Capital
 Balance at beginning of year ..............         -     10,020             -         2,969
  Common stock issued -
    Subsidiaries ...........................         -          -             -             -
    Long-term incentive plan ...............         -          -             -             -
    Public offering ........................         -          -             -             -
    Reduction in par value - APIC ..........         -          -             -             -
  Recapitalization -
    Capital contributions ..................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------
 Balance at end of year ....................         -     10,020             -         2,969
                                              ---------   --------     ---------     ---------    --------   ----------

Retained Earnings
 Balance at beginning of year ..............   316,404     13,202       133,671        86,250
  Net income ...............................    75,194      3,794        33,917        14,681
  Cash dividends -
    CG .....................................         -          -             -             -
    Subsidiaries (to CG) ...................    73,690      2,964        31,497             -
  Other ....................................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------
 Balance at end of year ....................   317,908     14,032       136,091       100,931
                                              ---------   --------     ---------     ---------    --------   ----------
Reacquired Capital Stock ...................         -          -             -             -

Accumulated  Foreign Currency
Translation Adjustment
 Balance at beginning of year ..............         -          -             -             -
  Translation Adjustment ...................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------
 Balance at end of year ....................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------

Unearned Employee Compensation
 Balance at beginning of year ..............         -          -             -             -
  Adjustment ...............................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------
 Balance at end of year ....................         -          -             -             -
                                              ---------   --------     ---------     ---------    --------   ----------
TOTAL COMMON STOCK EQUITY ..................   437,148     24,124       181,219       169,205
                                              =========   ========     =========     =========    ========   ==========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5 (4 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                              F-5 Page 4
                                                      CS          CIC      CES (a)     CPC (a)     CEC (a)       Total
                                                      --          ---      -------     -------     -------       -----

Common Stock
 Balance at beginning of year ....................      300         *         *           *           *            *
  Common stock issued -
    Subsidiaries .................................        -
    Long-term incentive plan .....................        -
    Public offering ..............................        -
    Reduction in par value .......................        -
    Equity for debt recapitalization .............        -
                                                      ------   --------    -------     --------    --------   -----------
 Balance at end of year ..........................      300
                                                      ------   --------    -------     --------    --------   -----------

Additional Paid in Capital
 Balance at beginning of year ....................        -
  Common stock issued -
    Subsidiaries .................................        -
    Long-term incentive plan .....................        -
    Public offering ..............................        -
    Reduction in par value - APIC ................        -
  Recapitalization -
    Capital contributions ........................        -
                                                      ------   --------    -------     --------    --------   -----------
 Balance at end of year ..........................        -
                                                      ------   --------    -------     --------    --------   -----------

Retained Earnings
 Balance at beginning of year ....................      186
  Net income (loss) ..............................    1,119
  Cash dividends -
    CG ...........................................        -
    Subsidiaries (to CG) .........................    1,305
  Other ..........................................        -
                                                      ------   --------    -------     --------    --------   -----------
 Balance at end of year ..........................        -
                                                      ------   --------    -------     --------    --------   -----------

Reacquired Capital Stock .........................        -

Accumulated  Foreign Currency
Translation Adjustment
 Balance at beginning of year ....................        -
  Translation Adjustment .........................        -
                                                      ------   --------    -------     --------    --------   -----------
 Balance at end of year ..........................        -
                                                      ------   --------    -------     --------    --------   -----------

Unearned Employee Compensation
 Balance at beginning of year ....................        -
  Adjustment .....................................        -
                                                      ------   --------    -------     --------    --------   -----------
 Balance at end of year ..........................        -
                                                      ------   --------    -------     --------    --------   -----------
TOTAL COMMON STOCK EQUITY ........................      300
                                                      ======   ========    =======     ========    ========   ===========


(a) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 10. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.


*  CONFIDENTIAL TREATMENT REQUESTED

F-5 (5 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                 F-5 Page 5
                                                       CCC (a)      CAT       CNS (a)      CPL (a)     CFC (a)      Total
                                                       -------      ---       -------      -------     -------      -----

Common Stock
 Balance at beginning of year ......................       *         *            *            *           *         *
  Common stock issued -
    Subsidiaries ...................................
    Long-term incentive plan .......................
    Public offering ................................
    Reduction in par value .........................
    Equity for debt recapitalization ...............
                                                       --------   -------     --------     --------    -------   ----------
 Balance at end of year ............................
                                                       --------   -------     --------     --------    -------   ----------

Additional Paid in Capital
 Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ...................................
    Long-term incentive plan .......................
    Public offering ................................
    Reductin in par value - APIC ...................
  Recapitalization -
    Capital contributions ..........................
                                                       --------   -------     --------     --------    -------   ----------
 Balance at end of year ............................
                                                       --------   -------     --------     --------    -------   ----------

Retained Earnings
 Balance at beginning of year ......................
  Net income .......................................
  Cash dividends -
    CG .............................................
    Subsidiaries (to CG) ...........................
  Other ............................................
                                                       --------   -------     --------     --------    -------   ----------
 Balance at end of year ............................
                                                       --------   -------     --------     --------    -------   ----------

Reacquired Capital Stock ...........................

Accumulated  Foreign Currency
Translation Adjustment
 Balance at beginning of year ......................
  Translation Adjustment ...........................
                                                       --------   -------     --------     --------    -------   ----------
 Balance at end of year ............................
                                                       --------   -------     --------     --------    -------   ----------

Unearned Employee Compensation
 Balance at beginning of year ......................
  Adjustment .......................................
                                                       --------   -------     --------     --------    -------   ----------
 Balance at end of year ............................
                                                       --------   -------     --------     --------    -------   ----------
TOTAL COMMON STOCK EQUITY ..........................
                                                       ========   =======     ========     ========    =======   ==========


(a) CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E, F-1G through F-6G and F-1H through F-6H, respectively.


*  CONFIDENTIAL TREATMENT REQUESTED

F-5A (1 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                        F-5A        F-5A      F-5A                Consolidating       CEC
                                                       Page 2      Page 3    Page 4    Combined      Entries      Consolidated
                                                       ------      ------    ------    --------      -------      ------------

Common Stock
 Balance at beginning of year .....................       *           *         *          *            *               *
  Common stock issued -
    Subsidiaries ..................................
    Long-term incentive plan ......................
    Public offering ...............................
    Reduction in par value ........................
    Equity for debt recapitalization ..............
                                                       -------    --------   -------   --------   -------------   ------------
 Balance at end of year ...........................
                                                       -------    --------   -------   --------   -------------   ------------
Additional Paid in Capital
 Balance at beginning of year .....................
  Common stock issued -
    Subsidiaries ..................................
    Long-term incentive plan ......................
    Public offering ...............................
    Reduction in par value - APIC .................
  Recapitalization -
    Capital contributions .........................
                                                       -------    --------   -------   --------   -------------   ------------
 Balance at end of year ...........................
                                                       -------    --------   -------   --------   -------------   ------------

Retained Earnings
 Balance at beginning of year .....................
  Net income (loss) ...............................
  Cash dividends -
    CG ............................................
    Subsidiaries (to CG) ..........................
  Other ...........................................
                                                       -------    --------   -------   --------   -------------   ------------
 Balance at end of year ...........................
                                                       -------    --------   -------   --------   -------------   ------------

Reacquired Capital Stock ..........................

Accumulated Foreign Currency
Translation Adjustment ............................
 Balance at beginning of year .....................
  Translation adjustment ..........................
                                                       -------    --------   -------   --------   -------------   ------------
 Balance at end of year ...........................
                                                       -------    --------   -------   --------   -------------   ------------

Unearned Employee Compensation
 Balance at beginning of year .....................
  Adjustment ......................................
                                                       -------    --------   -------   --------   -------------   ------------
 Balance at end of year ...........................
                                                       -------    --------   -------   --------   -------------   ------------
TOTAL COMMON STOCK EQUITY .........................
                                                       =======    ========   =======   ========   =============   ============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5A (2 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                              F-5A Page 2
                                                           CBG        CBL        CCL        CEC        CEH       Total
                                                           ---        ---        ---        ---        ---       -----

Common Stock
 Balance at beginning of year ......................        *          *           *         *          *           *
  Common stock issued -
    Subsidiaries ...................................
    Long-term incentive plan .......................
    Public offering ................................
    Reduction in par value .........................
    Equity for debt recapitalization ...............
                                                         -------    --------   --------   --------   --------   ---------
 Balance at end of year ............................
                                                         -------    --------   --------   --------   --------   ---------

Additional Paid in Capital
 Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ...................................
    Long-term incentive plan .......................
    Public offering ................................
    Reduction in par value - APIC ..................
  Recapitalization -
    Capital contributions ..........................
                                                         -------    --------   --------   --------   --------   ---------
 Balance at end of year ............................
                                                         -------    --------   --------   --------   --------   ---------

Retained Earnings
 Balance at beginning of year ......................
  Net Income .......................................
  Cash dividends -
    CG .............................................
    Subsidiaries (to CG) ...........................
  Other ............................................
                                                         -------    --------   --------   --------   --------   ---------
 Balance at end of year ............................
                                                         -------    --------   --------   --------   --------   ---------

Reacquired Capital Stock ...........................

Accumulated Foreign Currency
Translation Adjustment .............................
 Balance at beginning of year ......................
  Translation Adjustment ...........................
                                                         -------    --------   --------   --------   --------   ---------
 Balance at end of year ............................
                                                         -------    --------   --------   --------   --------   ---------

Unearned Employee Compensation
 Balance at beginning of year ......................
  Adjustment .......................................
                                                         -------    --------   --------   --------   --------   ---------
 Balance at end of year ............................
                                                         -------    --------   --------   --------   --------   ---------
TOTAL COMMON STOCK EQUITY ..........................
                                                         =======    ========   ========   ========   ========   =========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5A (3 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                 F-5A Page 3
                                                            CEK        CEL      CGG      CGP     CEPL      CGR     Total
                                                            ---        ---      ---      ---     ----      ---     -----

Common Stock
 Balance at beginning of year ........................       *          *         *       *        *         *       *
  Common stock issued -
    Subsidiaries .....................................
    Long-term incentive plan .........................
    Public offering ..................................
    Reduction in par value ...........................
    Equity for debt recapitalization .................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Additional Paid in Capital
 Balance at beginning of year ........................
  Common stock issued -
    Subsidiaries .....................................
    Long-term incentive plan .........................
    Public offering ..................................
    Reduction in par value - APIC ....................
  Recapitalization -
    Capital contributions ............................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Retained Earnings
 Balance at beginning of year ........................
  Net Income .........................................
  Cash dividends -
    CG ...............................................
    Subsidiaries (to CG) .............................
  Other ..............................................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Reacquired Capital Stock .............................

Accumulated Foreign Currency
Translation Adjustment ...............................
 Balance at beginning of year ........................
  Translation adjustment .............................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------
Unearned Employee Compensation
 Balance at beginning of year ........................
  Adjustment .........................................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------
TOTAL COMMON STOCK EQUITY ............................
                                                          =======    =======   ======   =====   =======   ======   ========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5A (4 of 4)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                 F-5A Page 4
                                                            CHC       CLP       CRL      CVG      CVL      CLM      Total
                                                            ---       ---       ---      ---      ---      ---      -----
Common Stock
 Balance at beginning of year ........................       *          *         *       *        *         *        *
  Common stock issued -
    Subsidiaries .....................................
    Long-term incentive plan .........................
    Public offering ..................................
    Reduction in par value ...........................
    Equity for debt recapitalization .................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Additional Paid in Capital
 Balance at beginning of year ........................
  Common stock issued -
    Subsidiaries .....................................
    Long-term incentive plan .........................
    Public offering ..................................
    Reduction in par value - APIC ....................
  Recapitalization -
    Capital contributions ............................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Retained Earnings
 Balance at beginning of year ........................
  Net Income .........................................
  Cash dividends -
    CG ...............................................
    Subsidiaries (to CG) .............................
  Other ..............................................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------

Reacquired Capital Stock .............................

Accumulated Foreign Currency
Translation Adjustment ...............................
 Balance at beginning of year ........................
  Translation adjustment .............................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------
Unearned Employee Compensation
 Balance at beginning of year ........................
  Adjustment .........................................
                                                          -------    -------   ------   -----   -------   ------   --------
 Balance at end of year ..............................
                                                          -------    -------   ------   -----   -------   ------   --------
TOTAL COMMON STOCK EQUITY ............................
                                                          =======    =======   ======   =====   =======   ======   ========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5B (1 of 1)

                                COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      Columbia Energy Group Capital Corporation and Subsidiaries
                            Consolidating Statement of Common Stock Equity
                                     Year Ended December 31, 1999
                      (Not covered by Report of Independent Public Accountants)
                                            ($ Thousands)

                                                                                                   Consolidating       CCC
                                                       TGT        CTC        CCC       Combined        Entries     Consolidated
                                                       ---        ---        ---       --------        -------     ------------

Common Stock
  Balance at beginning of year ..................       *           *         *            *              *             *
  Common stock issued -
    Subsidiaries ................................
    Long-term incentive plan ....................
    Public offering .............................
    Reduction in par value ......................
    Equity for debt recapitalization ............
                                                    ---------   --------   --------   ----------      --------   --------------
  Balance at end of year ........................
                                                    ---------   --------   --------   ----------      --------   --------------

Additional Paid in Capital
  Balance at beginning of year ..................
  Common stock issued -
    Subsidiaries ................................
    Long-term incentive plan ....................
    Public offering .............................
    Reduction in par value - APIC ...............
  Recapitalization -
    Capital contributions .......................
                                                    ---------   --------   --------   ----------      --------   --------------
  Balance at end of year ........................
                                                    ---------   --------   --------   ----------      --------   --------------

Retained Earnings
  Balance at beginning of year ..................
  Net income (loss) .............................
  Cash dividends -
    CG ..........................................
    Subsidiaries (to CG) ........................
  Other .........................................
                                                    ---------   --------   --------   ----------      --------   --------------
  Balance at end of year ........................
                                                    ---------   --------   --------   ----------      --------   --------------

Reacquired Capital Stock ........................

Accumulated Foreign Currency
Translation Adjustment ..........................
  Balance at beginning of year ..................
  Translation adjustment ........................
                                                    ---------   --------   --------   ----------      --------   --------------
  Balance at end of year ........................
                                                    ---------   --------   --------   ----------      --------   --------------

Unearned Employee Compensation
  Balance at beginning of year ..................
  Adjustment ....................................
                                                    ---------   --------   --------   ----------      --------   --------------
  Balance at end of year ........................
                                                    ---------   --------   --------   ----------      --------   --------------
TOTAL COMMON STOCK EQUITY .......................
                                                    =========   ========   ========   ==========      ========   ==============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                               Consolidating        CLG
                                                             CLNG        CLG      Combined         Entries      Consolidated
                                                             ----        ---      --------         -------      ------------

Common Stock
  Balance at beginning of year ........................        *          *           *               *            *
  Common stock issued -
    Subsidiaries ......................................
    Long-term incentive plan ..........................
    Public offering ...................................
    Reduction in par value ............................
    Equity for debt recapitalization ..................
                                                           --------   --------   -----------       -------      -------------
  Balance at end of year ..............................
                                                           --------   --------   -----------       -------      -------------

Additional Paid in Capital

  Common stock issued -
    Subsidiaries ......................................
    Long-term incentive plan ..........................
    Public offering ...................................
    Reduction in par value - APIC .....................
  Recapitalization -
    Capital contributions .............................
                                                           --------   --------   -----------       -------      -------------
  Balance at end of year ..............................
                                                           --------   --------   -----------       -------      -------------

Retained Earnings
  Balance at beginning of year ........................
  Net income (loss) ...................................
  Cash dividends -
    CG ................................................
    Subsidiaries (to CG) ..............................
  Other ...............................................
                                                           --------   --------   -----------       -------      -------------
  Balance at end of year ..............................
                                                           --------   --------   -----------       -------      -------------

Reacquired Capital Stock ..............................

Accumulated Foreign Currency
Translation Adjustment ................................
  Balance at beginning of year ........................
  Translation adjustment ..............................
                                                           --------   --------   -----------       -------      -------------
  Balance at end of year ..............................
                                                           --------   --------   -----------       -------      -------------

Unearned Employee Compensation
  Balance at beginning of year ........................
  Adjustment ..........................................
                                                           --------   --------   -----------       -------      -------------
  Balance at end of year ..............................
                                                           --------   --------   -----------       -------      -------------
TOTAL COMMON STOCK EQUITY .............................
                                                           ========   ========   ===========       =======      =============


*  CONFIDENTIAL TREATMENT REQUESTED

 F-5D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries Consolidating Statement of Common Stock Equity as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                         Consolidating    CES
                                             CEM     CPM     CRC      CSP      ECC      CES     Combined    Entries   Consolidated
                                             ---     ---     ---      ---      ---      ---     --------    -------   ------------
 Common Stock
 Balance at beginning of year ............   *        *       *        *        *        *          *          *            *
  Common stock issued -
    Subsidiaries .........................
    Long-term incentive plan .............
    Public offering ......................
    Reduction in par value ...............
    Equity for debt recapitalization .....
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
 Balance at end of year ..................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------

Additional Paid in Capital
 Balance at beginning of year ............
  Common stock issued -
    Subsidiaries .........................
    Long-term incentive plan .............
    Public offering ......................
    Reduction in par value - APIC ........
  Recapitalization -
    Capital contributions ................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
 Balance at end of year ..................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------

Retained Earnings
 Balance at beginning of year ............
 Net income (loss) .......................
  Cash dividends -
    CG ...................................
    Subsidiaries (to CG) .................
  Other ..................................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
 Balance at end of year ..................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------

Reacquired Capital Stock .................

Accumulated Foreign Currency
Translation Adjustment ...................
 Balance at beginning of year ............
  Translation adjustment .................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
 Balance at end of year ..................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------

Unearned Employee Compensation
 Balance at beginning of year ............
  Adjustment .............................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
 Balance at end of year ..................
                                            -----   -----   -----   -------   ------   ------   --------   --------   ------------
TOTAL COMMON STOCK EQUITY ................
                                            =====   =====   =====   =======   ======   ======   ========   ========   ============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
           (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating       CNS
                                                 CMC         EN         CNS         Combined     Entries       Consolidated
                                                 ---         --         ---         --------     -------       ------------

Common Stock
  Balance at beginning of year .............      *          *          *              *            *                *
  Common stock issued -
    Subsidiaries ...........................
    Long-term incentive plan ...............
    Public offering ........................
    Reduction in par value .................
    Equity for debt recapitalization .......
                                               ------      -------     ------       --------     --------      -----------
  Balance at end of year ...................
                                               ------      -------     ------       --------     --------      -----------

Additional Paid in Capital
  Balance at beginning of year .............
  Common stock issued -
    Subsidiaries ...........................
    Long-term incentive plan ...............
    Public offering ........................
    Reduction in par value - APIC ..........
  Recapitalization -
    Capital contributions ..................
                                               ------      -------     ------       --------     --------      -----------
  Balance at end of year ...................
                                               ------      -------     ------       --------     --------      -----------

Retained Earnings
  Balance at beginning of year .............
  Net income (loss) ........................
  Cash dividends -
    CG .....................................
    Subsidiaries (to CG) ...................
  Other ....................................
                                               ------      -------     ------       --------     --------      -----------
  Balance at end of year ...................
                                               ------      -------     ------       --------     --------      -----------

Reacquired Capital Stock ...................

Accumulated Foreign Currency
Translation Adjustment .....................
  Balance at beginning of year .............
   Translation adjustment ..................
                                               ------      -------     ------       --------     --------      -----------
  Balance at end of year ...................
                                               ------      -------     ------       --------     --------      -----------

Unearned Employee Compensation
  Balance at beginning of year .............
   Adjustment ..............................
                                               ------      -------     ------       --------     --------      -----------
  Balance at end of year ...................
                                               ------      -------     ------       --------     --------      -----------
TOTAL COMMON STOCK EQUITY ..................
                                               ======      =======     ======       ========     ========      ===========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5F (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                         Consolidating      CER
                                                  CNR      HH        CU      AD       CER     Combined       Entries    Consolidated
                                                  ---      --        --      --       ---     --------       -------    ------------
Common Stock
  Balance at beginning of year ..............      *        *         *       *        *          *              *           *
  Common stock issued -
    Subsidiaries ............................
    Long-term incentive plan ................
    Public offering .........................
    Reduction in par value ..................
    Equity for debt recapitalization ........
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
  Balance at end of year ....................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------

Additional Paid in Capital
  Balance at beginning of year ..............
  Common stock issued -
    Subsidiaries ............................
    Long-term incentive plan ................
    Public offering .........................
    Reduction in par value - APIC ...........
  Recapitalization -
    Capital contributions ...................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
  Balance at end of year ....................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------

Retained Earnings
  Balance at beginning of year ..............
  Net income (loss) .........................
  Cash dividends -
    CG ......................................
    Subsidiaries (to CG) ....................
  Other .....................................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
  Balance at end of year ....................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------

Reacquired Capital Stock ....................

Accumulated Foreign Currency
Translation Adjustment ......................
  Balance at beginning of year ..............
    Translation adjustment ..................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
  Balance at end of year ....................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------

Unearned Employee Compensation
  Balance at beginning of year ..............
   Adjustment ...............................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
  Balance at end of year ....................
                                                 ------   -----   -------   -----    -----   ----------      -------    -----------
TOTAL COMMON STOCK EQUITY ...................
                                                 ======   =====   =======   =====    =====   ==========      =======    ===========


*  CONFIDENTIAL TREATMENT REQUESTED

F-5G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                       Consolidating      CPL
                                                                   CDW          CPL        Combined       Entries     Consolidated
                                                                   ---          ---        --------       -------     ------------

Common Stock
 Balance at beginning of year ...............................       *            *             *             *              *
  Common stock issued -
    Subsidiaries ............................................
    Long-term incentive plan ................................
    Public offering .........................................
    Reduction in par value ..................................
    Equity for debt recapitalization ........................
                                                                 ---------   --------   -------------   ----------   -------------
  Balance at end of year ....................................
                                                                 ---------   --------   -------------   ----------   -------------

Additional Paid in Capital
 Balance at beginning of year ...............................
  Common stock issued -
    Subsidiaries ............................................
    Long-term incentive plan ................................
    Public offering .........................................
    Reduction in par value - APIC ...........................
  Recapitalization -
    Capital contributions ...................................
                                                                 ---------   --------   -------------   ----------   -------------
 Balance at end of year .....................................
                                                                 ---------   --------   -------------   ----------   -------------

Retained Earnings
 Balance at beginning of year ...............................
  Net income (loss) .........................................
  Cash dividends -
    CG ......................................................
    Subsidiaries (to CG) ....................................
  Other .....................................................
                                                                 ---------   --------   -------------   ----------   -------------
  Balance at end of year ....................................
                                                                 ---------   --------   -------------   ----------   -------------

Reacquired Capital Stock ....................................

Accumulated Foreign Currency
Translation Adjustment
  Balance at beginning of year ..............................
   Translation adjustment ...................................
                                                                 ---------   --------   -------------   ----------   -------------
  Balance at end of year ....................................
                                                                 ---------   --------   -------------   ----------   -------------

Unearned Employee Compensation
  Balance at beginning of year ..............................
   Adjustment ...............................................
                                                                 ---------   --------   -------------   ----------   -------------
  Balance at end of year ....................................
                                                                 ---------   --------   -------------   ----------   -------------
TOTAL COMMON STOCK EQUITY ...................................
                                                                 =========   ========   =============   ==========   =============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5H (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                             Consolidating             CFC
                                                               CAR       CFC       Combined     Entries          Consolidated
                                                               ---       ---       --------     -------          ------------

Common Stock
  Balance at beginning of year .........................         *        *            *           *                   *
  Common stock issued -
    Subsidiaries .......................................
    Long-term incentive plan ...........................
    Public offering ....................................
    Reduction in par value .............................
    Equity for debt recapitalization ...................
                                                             -------   -------   ------------   --------   -------------
  Balance at end of year ...............................
                                                             -------   -------   ------------   --------   -------------

Additional Paid in Capital
  Balance at beginning of year .........................
  Common stock issued -
    Subsidiaries .......................................
    Long-term incentive plan ...........................
    Public offering ....................................
    Reduction in par value - APIC ......................
  Recapitalization -
    Capital contributions ..............................
                                                             -------   -------   ------------   --------   -------------
  Balance at end of year ...............................
                                                             -------   -------   ------------   --------   -------------

Retained Earnings
  Balance at beginning of year .........................
  Net income (loss) ....................................
  Cash dividends -
    CG .................................................
    Subsidiaries (to CG) ...............................
  Other ................................................
                                                             -------   -------   ------------   --------   -------------
  Balance at end of year ...............................
                                                             -------   -------   ------------   --------   -------------

Reacquired Capital Stock ...............................

Accumulated Foreign Currency
Translation Adjustment .................................
  Balance at beginning of year .........................
  Translation adjustment ...............................
                                                             -------   -------   ------------   --------   -------------
  Balance at end of year ...............................
                                                             -------   -------   ------------   --------   -------------

Unearned Employee Compensation
  Balance at beginning of year .........................
  Adjustment ...........................................
                                                             -------   -------   ------------   --------   -------------
  Balance at end of year ...............................
                                                             -------   -------   ------------   --------   -------------
TOTAL COMMON STOCK EQUITY ..............................
                                                             =======   =======   ============   ========   =============


*  CONFIDENTIAL TREATMENT REQUESTED

F-5I (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consolidating      CPC
                                                      CPC       PET        CPLP     CPH      Combined       Entries    Consolidated
                                                      ---       ---        ----     ---      --------       -------    ------------

Common Stock
  Balance at beginning of year                        *            *         *        *          *              *           *
  Common stock issued -
    Subsidiaries
    Long-term incentive plan
    Public offering
    Reduction in par value
    Equity for debt recapitalization
                                                    -------   --------   --------  ------    ---------      -------    ------------
  Balance at end of year
                                                    -------   --------   --------  ------    ---------      -------    ------------

Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries
    Long-term incentive plan
    Public offering
    Reduction in par value - APIC
  Recapitalization -
    Capital contributions
                                                    -------   --------   --------  ------    ---------      -------    ------------
  Balance at end of year
                                                    -------   --------   --------  ------    ---------      -------    ------------

Retained Earnings
  Balance at beginning of year
  Net income (loss)
  Cash dividends -
    CG
    Subsidiaries (to CG)
  Other
                                                    -------   --------   --------  ------    ---------      -------    ------------
  Balance at end of year
                                                    -------   --------   --------  ------    ---------      -------    ------------

Reacquired Capital Stock

Accumulated Foreign Currency
Translation Adjustment
  Balance at beginning of year
   Translation adjustment
                                                    -------   --------   --------  ------    ---------      -------    ------------
  Balance at end of year
                                                    -------   --------   --------  ------    ---------      -------    ------------

Unearned Employee Compensation
  Balance at beginning of year
   Adjustment
                                                    -------   --------   --------  ------    ---------      -------    ------------
  Balance at end of year
                                                    -------   --------   --------  ------    ---------      -------    ------------
TOTAL COMMON STOCK EQUITY
                                                    =======   ========   ========  ======    =========      =======    ============


*  CONFIDENTIAL TREATMENT REQUESTED

F-6 (1 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                          F-6      F-6     F-6     F-6                Consolidating
                                                         Page 2   Page 3  Page 4  Page 5   Combined      Entries       Consolidated
                                                         ------   ------  ------  ------   --------   -------------    ------------
Net Cash From Operations (See F-6 Page 6 for detail)       *       *       *        *         *             *            831,509
                                                         ------   ------  ------  ------   --------   -------------    ------------
Investment Activities
  Capital expenditures .............................                                                                    (462,333)
  Acquisitions and other investments - net .........                                                                    (368,197)
                                                         ------   ------  ------  ------   --------   -------------    ------------
Net Investment Activities ..........................                                                                    (830,530)
                                                         ------   ------  ------  ------   --------   -------------    ------------

Financing Activities
  Dividends paid ...................................                                                                     (71,844)
  Capital contributions ............................                                                                          --
  Retirement of long-term debt .....................                                                                     (52,451)
  Issuance of common stock -
    Issued by Registrant ...........................                                                                      15,516
    Issued by Subsidiary to Registrant .............                                                                         --
  Issuance of long-term debt -
    Issued by Registrant ...........................                                                                          --
    Issued by Subsidiary to Registrant .............                                                                          --
  Issuance (Repayment) of short-term debt ..........                                                                     320,708
  Purchase of treasury stock .......................                                                                    (134,975)
  Other financing activities .......................                                                                     (38,324)
                                                         ------   ------  ------  ------   --------   -------------    ------------
Net Financing Activities ...........................                                                                      38,630
                                                         ------   ------  ------  ------   --------   -------------    ------------

Increase in cash and temporary cash investments ....                                                                      39,609
Cash and temporary cash investments at
 beginning of year .................................                                                                      22,974
                                                         ------   ------  ------  ------   --------   -------------    ------------
Cash and temporary cash investments at
 end of year (a) ...................................                                                                      62,583
                                                         ------   ------  ------  ------   --------   -------------    ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                                                                                 149,255
  Cash paid for income taxes (net of refunds)                                                                             61,712



(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (2 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6 Page 2
                                                           CER (b)       TCO            CGT       CLG (b)      CKY        Total
                                                          --------   ----------     ---------    ---------  ---------   -----------
Net Cash From Operations (See F-6 Page 7 for detail)          *        216,586         86,721        *          *        303,307
                                                          --------   ---------      ---------    ---------  ---------   --------

Investment Activities
  Capital expenditures .............................                   (118,652)      (55,198)                          (173,850)
  Acquisitions and other investments- net ..........                        --            --                                --
                                                          --------   ----------     ---------    ---------  ---------   --------
Net Investment Activities ..........................                   (118,652)      (55,198)                          (173,850)
                                                          --------   ----------     ---------    ---------  ---------   --------

Financing Activities
  Dividends paid ...................................                   (161,000)      (46,200)                          (207,200)
  Capital contributions ............................                        --            --                                 --
  Retirement of long-term debt .....................                        --            --                                 --
  Issuance of common stock -
    Issued by Registrant ...........................                        --            --                                 --
    Issued by Subsidiary to Registrant .............                        --            --                                 --
  Issuance of long-term debt -
    Issued by Registrant ...........................                       --          20,000                             20,000
    Issued by Subsidiary to Registrant .............                       --             --                                 --
  Issuance (Repayment) of short-term debt ..........                     77,895        (2,708)                            75,187
  Purchase of treasury stock .......................                       --             --                                 --
  Other financing activities .......................                    (14,706)       (2,356)                           (17,062)
                                                          --------   ----------     ---------    ---------  ---------   --------
Net Financing Activities ...........................                    (97,811)      (31,264)                          (129,075)
                                                          --------   ----------     ---------    ---------  ---------   --------

Increase in cash and temporary cash investments ....                        123           259                                382
Cash and temporary cash investments at
 beginning of year .................................                         70            11                                 81
                                                          --------   ----------     ---------    ---------  ---------   --------
Cash and temporary cash investments at
 end of year (a) ...................................                        193           270                                463
                                                          --------   ----------     ---------    ---------  ---------   --------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                                 44,009         5,255                             49,264
  Cash paid for income taxes (net of refunds)                            29,813        10,847                             40,660



(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money

(b) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (3 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 3
                                                         COH           CMD              CPA            CGV        CG       Total
                                                        -------       ------           ------         ------     ------   --------
Net Cash From Operations (See F-6 Page 8 for detail)    246,562       10,280           50,232          43,498      *         *
                                                        -------       ------           ------         -------    ------   --------
Investment Activities
  Capital expenditures .............................    (39,139)      (3,945)         (27,233)        (45,284)
  Acquisitions and other investments - net .........       --           --               --           --
                                                        -------       ------           ------         -------    ------   --------
Net Investment Activities ..........................    (39,139)      (3,945)         (27,233)        (45,284)
                                                        -------       ------           ------         -------    ------   --------

Financing Activities
  Dividends paid ...................................    (73,690)      (2,964)         (31,497)        --
  Capital contributions ............................       --           --               --           --
  Retirement of long-term debt .....................       --           --               --           --
  Issuance of common stock -
    Issued by Registrant ...........................       --           --               --           --
    Issued by Subsidiary to Registrant .............       --           --               --           --
  Issuance of long-term debt -
    Issued by Registrant ...........................       --           --               --           10,000
    Issued by Subsidiary to Registrant .............       --           --               --           --
  Issuance (Repayment) of short-term debt ..........    (91,428)      (1,203)           4,961         --
  Purchase of treasury stock .......................       --           --               --           --
  Other financing activities .......................     (3,159)        (923)           2,565         (2,496)
                                                        -------       ------           ------         ------     ------   --------
Net Financing Activities ...........................   (168,277)      (5,090)         (23,971)         7,504
                                                        -------       ------           ------         ------     ------   --------

Increase in cash and temporary cash investments ....     39,146        1,245             (972)         5,718
Cash and temporary cash investments at
 beginning of year .................................      3,266          103            1,020          1,028
                                                        -------       ------           ------         ------     ------   --------
Cash and temporary cash investments at
 end of year (a) ...................................     42,412        1,348               48          6,746
                                                        -------       ------           ------         ------     ------   --------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                 25,489        1,351           11,889          9,145
  Cash paid for income taxes (net of refunds)             7,310         (266)           9,609          2,114

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (4 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 4
                                                               CS              CIC        CES (b)     CPC (b)  CEC (b)     Total
                                                            --------         --------     --------    ------   -------   ----------
Net Cash From Operations (See F-6 Page 9 for detail)             212              *            *         *        *           *
                                                            --------         --------     --------    ------   -------   ----------
Investment Activities
  Capital expenditures .............................          (4,881)
  Acquisitions and other investments - net .........            --
                                                            --------         --------     --------    ------   -------   ----------
Net Investment Activities ..........................          (4,881)
                                                            --------         --------     --------    ------   -------   ----------
Financing Activities
  Dividends paid ...................................          (1,304)
  Capital contributions ............................         (12,700)
  Retirement of long-term debt .....................            --
  Issuance of common stock -
    Issued by Registrant ...........................            --
    Issued by Subsidiary to Registrant .............            --
  Issuance of long-term debt -
    Issued by Registrant ...........................          12,700
    Issued by Subsidiary to Registrant .............            --
  Issuance (Repayment) of short-term debt ..........           6,058
  Purchase of treasury stock .......................            --
  Other financing activities .......................            (398)
                                                            --------         --------     --------    ------   -------   ----------
Net Financing Activities ...........................           4,356
                                                            --------         --------     --------    ------   -------   ----------
Increase in cash and temporary cash investments ....            (313)
Cash and temporary cash investments at
 beginning of year .................................             433
                                                            --------         --------     --------    ------   -------   ----------
Cash and temporary cash investments at
 end of year (a) ...................................             120
                                                            --------         --------     --------    ------   -------   ----------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                       2,902
  Cash paid for income taxes (net of refunds)                    659



(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 1. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (5 of 10)
                                COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                                Consolidating Statement of Cash Flows
                                     Year Ended December 31, 1999
                      (Not Covered by Report of Independent Public Accountants)
                                            ($ Thousands)

                                                                                                                        F-6 Page 5
                                                             CCC (b)       CAT          CNS (b)    CPL (b)  CFC (b)      Total
                                                            --------      --------      --------   -------  --------   --------
Net Cash From Operations (See F-6 Page 10 for detail)           *             *             *         *        *             *
                                                            --------      --------      --------   -------  --------   --------
Investment Activities
  Capital expenditures ..............................
  Acquisitions and other investments - net ..........
                                                            --------      --------      --------   -------  --------   --------
Net Investment Activities ...........................
                                                            --------      --------      --------   -------  --------   --------
Financing Activities
  Dividends paid ....................................
  Capital contributions .............................
  Retirement of long-term debt .......................
  Issuance of common stock -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance of long-term debt -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance (Repayment) of short-term debt ............
  Purchase of treasury stock .........................
  Other financing activities .........................
                                                            --------      --------      --------   -------  --------   --------
Net Financing Activities .............................
                                                            --------      --------      --------   -------  --------   --------

Increase in cash and temporary cash investments ......
Cash and temporary cash investments at
 beginning of year ...................................
                                                            --------      --------      --------   -------  --------   --------
Cash and temporary cash investments at
 end of year (a) .....................................
                                                            --------      --------      --------   -------  --------   --------

Supplemental Disclosures of Cash Flow Information
     Cash paid for interest
     Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E, F-1G through F-6G and F-1H through F-6H, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (6 of 10)
                                COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                            F-6     F-6     F-6      F-6               Consolidating
                                                           Page 7  Page 8  Page 9  Page 10   Combined     Entries     Consolidated
                                                           ------  ------  ------  -------   --------  -------------  ------------
Net Income Reconciliation
  Net income (loss) ...................................      *        *      *       *         *            *           249,166
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations .................                                                                  80,005
    Loss on disposal ..................................                                                                  25,807
    Equity in undistributed earnings of subsidiaries ..                                                                    --
    Depreciation and depletion ........................                                                                 228,999
    Deferred income taxes .............................                                                                  45,111
    Earnings from equity inv., net of distributions ...                                                                  22,966
    Other - net .......................................                                                                  53,533

  Changes in components of working capital:
    Accounts receivable, net ..........................                                                                (191,741)
    Sale of accounts receivable .......................                                                                  81,100
    Gas inventory .....................................                                                                  41,100
    Prepayments .......................................                                                                 (8,670)
    Accounts payable ..................................                                                                  98,277
    Accrued taxes .....................................                                                                  71,970
    Accrued interest ..................................                                                                  15,111
    Estimated rate refunds ............................                                                                 (37,803)
    Estimated supplier obligations ....................                                                                 (40,649)
    Under/Overrecovered gas costs .....................                                                                 (35,734)
    Exchange gas receivable/payable ...................                                                                  80,400
    Other working capital .............................                                                                  46,799
                                                           ------  ------  ------  -------   --------  -------------  ---------
Net Cash From Continuing Operations ...................                                                                 825,747
Net Cash From Discontinued Operations .................                                                                   5,762
                                                           ------  ------  ------  -------   --------  -------------  ---------
Net Cash From Operating Activities ....................                                                                 831,509
                                                           ======  ======  ======  =======   ========  =============  =========


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (7 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 7
                                                         CER (a)         TCO            CGT        CLG (a)      CKY        Total
                                                         -------       --------      --------      -------    --------   --------
Net Income Reconciliation
  Net income .......................................       *            184,895         37,614         *       13,864        *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations ..............                       --             --                      --
    Loss on disposal ...............................                       --             --                      --
    Equity in undistributed earnings of subsidiaries                       --             --                      --
    Depreciation and depletion .....................                     84,740         21,121                  7,792
    Deferred income taxes ..........................                     29,393         (9,657)                 2,290
    Earnings from equity inv., net of distributions                      (6,684)        22,679                    --
    Other - net ....................................                    (22,098)         4,354                   (855)

  Changes in components of working capital:
    Accounts receivable, net .......................                     (9,025)         2,737                (10,303)
    Sale of accounts receivable ....................                       --             --                      --
    Gas inventory ..................................                       --             --                      364
    Prepayments ....................................                    (10,724)        (2,571)                   154
    Accounts payable ...............................                     32,318          6,136                     86
    Accrued taxes ..................................                     (1,151)        13,912                  3,641
    Accrued interest ...............................                        484            (19)                   109
    Estimated rate refunds .........................                    (41,872)        (2,006)                   159
    Estimated supplier obligations .................                    (40,649)          --                      --
    Under/Overrecovered gas costs ..................                       --             --                   (4,328)
    Exchange gas receivable/payable ................                     18,142          1,107                  3,990
    Other working capital ..........................                     (1,183)        (8,686)                 4,435
                                                         -------       --------       --------      -------  --------     --------
Net Cash From Continuing Operations ................                    216,586         86,721                 21,398
Net Cash From Discontinued Operations ..............                       --             --                      --
                                                         -------       --------       --------      -------  --------     --------
Net Cash From Operating Activities .................                    216,586         86,721                 21,398
                                                         =======       ========       ========      =======   =======     ========

(a) CER includes four subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (8 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6 Page 8
                                                          COH          CMD          CPA         CGV            CG         Total
                                                        -------     --------     --------    --------       --------   ----------
Net Income Reconciliation
  Net income .......................................     75,194        3,794       33,917      14,681          *           *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations ..............       --           --           --          --
    Loss on disposal ...............................       --           --           --          --
    Equity in undistributed earnings of subsidiaries       --           --           --          --
    Depreciation and depletion .....................     16,811        2,286       15,945      11,700
    Deferred income taxes ..........................     14,307        2,360        8,073         653
    Earnings from equity inv., net of distributions        --           --           --          --
    Other - net ....................................    (12,566)         373       (1,123)      1,351

  Changes in components of working capital:
    Accounts receivable, net .......................    (18,646)        (962)     (13,969)     (4,918)
    Sale of accounts receivable ....................     81,100         --           --          --
    Gas inventory ..................................     34,949          630        4,488         669
    Prepayments ....................................      8,583         --             53        (241)
    Accounts payable ...............................     (6,835)        (558)      (2,764)      5,745
    Accrued taxes ..................................      7,573          (54)      (2,386)      3,087
    Accrued interest ...............................         64           (4)         (34)         27
    Estimated rate refunds .........................      2,527          (61)       1,496       1,954
    Estimated supplier obligations .................       --           --           --          --
    Under/Overrecovered gas costs ..................    (21,868)      (5,592)      (7,453)      3,507
    Exchange gas receivable/payable ................     40,343        5,900        7,540       4,335
    Other working capital ..........................     25,026        2,168        6,449         948
                                                        -------     --------     --------    --------       --------   ----------
Net Cash From Continuing Operations ................    246,562       10,280       50,232      43,498
Net Cash From Discontinued Operations ..............       --           --           --          --
                                                        -------     --------     --------    --------       --------   ----------
Net Cash From Operating Activities .................    246,562       10,280       50,232      43,498
                                                        =======     ========     ========    ========       =======    ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (9 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 9
                                                            CS            CIC         CES (a)       CPC (a)     CEC (a)     Total
                                                         ---------      --------     --------      --------    --------    --------
Net Income Reconciliation
  Net income (loss) ................................        1,119          *            *             *           *           *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations ..............         --
    Loss on disposal ...............................         --
    Equity in undistributed earnings of subsidiaries         --
    Depreciation and depletion .....................        4,140
    Deferred income taxes ..........................        5,402
    Earnings from equity inv., net of distributions          --
    Other - net ....................................       (3,450)

  Changes in components of working capital:
    Accounts receivable, net .......................       (3,157)
    Sale of accounts receivable ....................         --
    Gas inventory ..................................         --
    Prepayments ....................................          157
    Accounts payable ...............................       (4,378)
    Accrued taxes ..................................       (1,469)
    Accrued interest ...............................            7
    Estimated rate refunds .........................         --
    Estimated supplier obligations .................         --
    Under/Overrecovered gas costs ..................         --
    Exchange gas receivable/payable ................         --
    Other working capital ..........................        1,841
                                                         --------       --------     --------      --------    --------    --------
Net Cash From Continuing Operations ................          212
Net Cash From Discontinued Operations ..............         --
                                                         --------       --------     --------      --------    --------    --------
Net Cash From Operating Activities .................          212
                                                         ========       ========     ========      ========    ========    ========


(a) CES includes five subsidiaries, CPC includes three subsidiaries and CEC includes sixteen subsidiaries as noted in Item 1. Consolidating financial statements of CES, CPC and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D, F-1I through F-6I and F-1A through F-6A, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (10 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                      F-6 Page 10
                                                         CCC (a)      CAT        CNS (a)      CPL (a)      CFC (a)       Total
                                                        --------    --------    --------     --------     --------     --------
Net Income Reconciliation
  Net income (loss) ................................       *           *           *            *            *            *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations ..............
    Loss on disposal ...............................
    Equity in undistributed earnings of subsidiaries
    Depreciation and depletion .....................
    Deferred income taxes ..........................
    Earnings from equity inv., net of distributions
    Other - net ....................................

  Changes in components of working capital:
    Accounts receivable, net .......................
    Sale of accounts receivable ....................
    Gas inventory ..................................
    Prepayments ....................................
    Accounts payable ...............................
    Accrued taxes ..................................
    Accrued interest ...............................
    Estimated rate refunds .........................
    Estimated supplier obligations .................
    Under/Overrecovered gas costs ..................
    Exchange gas receivable/payable ................
    Other working capital ..........................
                                                        --------    --------    --------     --------     --------     --------
Net Cash From Continuing Operations ................
Net Cash From Discontinued Operations ..............
                                                        --------    --------    --------     --------     --------     --------
Net Cash From Operating Activities .................
                                                        ========    ========    ========     ========     ========     ========



(a) CCC and CNS include two subsidiaries, CPL and CFC include one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS, CPL and CFC are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E, F-1G through F-6G and F-1H through F-6H, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-6A (1 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                         F-6A          F-6A        F-6A                 Consolidating    CEC
                                                         Page 2       Page 3      Page 4     Combined     Entries      Consolidated
                                                        --------     --------    --------    --------     --------     --------
Net Cash From Operations (See F-6A Page 5 for detail)      *            *           *           *            *            *
                                                        --------     --------    --------    --------     --------     --------

Investment Activities
  Capital expenditures ...............................
  Acquisitions and other investments - net ...........
                                                        --------     --------    --------    --------     --------     --------
Net Investment Activities ............................
                                                        --------     --------    --------    --------     --------     --------
Financing Activities
  Dividends paid .....................................
  Capital contributions ..............................
  Retirement of long-term debt .......................
  Issuance of common stock -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance of long-term debt -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance (Repayment) of short-term debt ............
  Other financing activities .........................
                                                        --------     --------    --------    --------     --------     --------
Net Financing Activities .............................
                                                        --------     --------    --------    --------     --------     --------
Increase in cash and temporary cash investments ......
Cash and temporary cash investments at
 beginning of year ...................................
                                                        --------     --------    --------    --------     --------     --------
Cash and temporary cash investments at
 end of year (a) .....................................
                                                        ========     ========    ========    ========     ========     ========
Supplemental Disclosures of Cash Flow Information
     Cash paid for interest
     Cash paid for income tax (net of refunds)



(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


*    CONFIDENTIAL TREATMENT REQUESTED

F-6A (2 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                      F-6A Page 2
                                                          CBG          CBL         CCL         CEC          CEH         Total
                                                        --------     --------    --------    --------     --------    -----------
Net Cash From Operations (See F-6A Page 6 for detail)      *           *           *           *            *             *
                                                        --------     --------    --------    --------     --------     --------

Investment Activities
  Capital expenditures ...............................
  Acquisitions and other investments - net ...........
                                                        --------     --------    --------    --------     --------     --------
Net Investment Activities ............................
                                                        --------     --------    --------    --------     --------     --------
Financing Activities
  Dividends paid .....................................
  Capital contributions ..............................
  Retirement of long-term debt .......................
  Issuance of common stock -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance of long-term debt -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance (Repayment) of short-term debt ............
  Other financing activities .........................
                                                        --------     --------    --------    --------     --------     --------
Net Financing Activities .............................
                                                        --------     --------    --------    --------     --------     --------
Increase in cash and temporary cash investments ......
Cash and temporary cash investments at
 beginning of year ...................................
                                                        --------     --------    --------    --------     --------     --------
Cash and temporary cash investments at
 end of year (a) .....................................
                                                        ========     ========    ========    ========     ========     ========
Supplemental Disclosures of Cash Flow Information
     Cash paid for interest
     Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*    CONFIDENTIAL TREATMENT REQUESTED

F-6A (3 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                       F-6A Page 3
                                                         CEK         CEL       CGG        CGP        CEPL      CGR       Total
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Cash From Operations (See F-6A Page 7 for detail)      *           *        *          *          *         *          *
                                                        --------   --------  --------  --------   --------  --------   ---------
Investment Activities
  Capital expenditures ...............................
  Acquisitions and other investments - net ...........
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Investment Activities ............................
                                                        --------   --------  --------  --------   --------  --------   ---------
Financing Activities
  Dividends paid .....................................
  Capital contributions ..............................
  Retirement of long-term debt .......................
  Issuance of common stock -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance of long-term debt -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance (Repayment) of short-term debt ............
  Other financing activities .........................
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Financing Activities .............................
                                                        --------   --------  --------  --------   --------  --------   ---------
Increase in cash and temporary cash investments ......
Cash and temporary cash investments at
 beginning of year ...................................
                                                        --------   --------  --------  --------   --------  --------   ---------
Cash and temporary cash investments at
 end of year (a) .....................................
                                                        ========   ========  ========  ========   ========  ========   =========
Supplemental Disclosures of Cash Flow Information
     Cash paid for interest
     Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*    CONFIDENTIAL TREATMENT REQUESTED

F-6A (4 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                       F-6A Page 4
                                                            CHC     CLP       CRL        CVG         CVL      CLM       Total
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Cash From Operations (See F-6A Page 8 for detail)       *         *        *         *           *        *           *
                                                        --------   --------  --------  --------   --------  --------   ---------
Investment Activities
  Capital expenditures ...............................
  Acquisitions and other investments - net ...........
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Investment Activities ............................
                                                        --------   --------  --------  --------   --------  --------   ---------
Financing Activities
  Dividends paid .....................................
  Capital contributions ..............................
  Retirement of long-term debt .......................
  Issuance of common stock -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance of long-term debt -
    Issued by Registrant .............................
    Issued by Subsidiary to Registrant ...............
  Issuance (Repayment) of short-term debt ............
  Other financing activities .........................
                                                        --------   --------  --------  --------   --------  --------   ---------
Net Financing Activities .............................
                                                        --------   --------  --------  --------   --------  --------   ---------
Increase in cash and temporary cash investments ......
Cash and temporary cash investments at
 beginning of year ...................................
                                                        --------   --------  --------  --------   --------  --------   ---------
Cash and temporary cash investments at
 end of year (a) .....................................
                                                        ========   ========  ========  ========   ========  ========   =========
Supplemental Disclosures of Cash Flow Information
     Cash paid for interest
     Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*    CONFIDENTIAL TREATMENT REQUESTED

F-6A (5 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                          F-6A        F-6A        F-6A                   Consolidating     CEC
                                                         Page 6       Page 7      Page 8     Combined     Entries      Consolidated
                                                        -------      --------    --------    --------     --------     ----------
Net Income Reconciliation
  Net income (loss) ................................       *             *           *            *            *            *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations ................
    Loss on disposal .................................
    Equity in undistributed earnings of subsidiaries
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions ..
    Other - net ......................................

  Changes in components of working capital:
    Accounts receivable, net .........................
    Sale of accounts receivable ......................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas receivable/payable ..................
    Other working capital ............................
                                                         -------      --------    --------     --------     --------        -------
Net Cash From Continuing Operations ..................
Net Cash From Discontinued Operations ................
                                                         -------      --------    --------     --------     --------        -------
Net Cash From Operating Activities ...................
                                                         =======      ========    ========     ========     ========        =======

 *    CONFIDENTIAL TREATMENT REQUESTED

F-6A (6 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                      F-6A Page 6
                                                               CBG        CBL         CCL         CEC        CEH         Total
                                                            --------   ----------  ---------   --------   ---------   -----------
Net Income Reconciliation
  Net income (loss) .....................................       *          *           *           *          *             *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations....................
    Loss on disposal.....................................
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings from equity inv., net of distributions .....
    Other - net .........................................

  Changes in components of working capital:
    Accounts receivable, net.............................
    Sale of accounts receivable..........................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations.......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                            --------   ----------  ---------   --------   ---------   -----------

Net Cash From Continuing Operations......................
Net Cash From Discontinued Operations....................
                                                            --------   ----------  ---------   --------   ---------   -----------
Net Cash From Operating Activities.......................
                                                            ========   ==========  =========   ========   =========   ===========


*CONFIDENTIAL TREATMENT REQUESTED

F-6A (7 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6A Page 7
                                                              CEK        CEL      CGG        CGP       CEPL       CGR       Total
                                                            --------   -------  --------   -------   --------   -------  -----------
Net Income Reconciliation
  Net income (loss) .....................................      *          *        *          *          *         *         *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations....................
    Loss on disposal.....................................
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings from equity inv., net of distributions .....
    Other - net .........................................

  Changes in Components of working capital:
    Accounts receivable, net.............................
    Sale of accounts receivable..........................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations.......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                            --------   -------  --------   -------   --------   -------  -----------

Net Cash From Continuing Operations......................
Net Cash From Discontinued Operations....................
                                                            --------   -------  --------   -------   --------   -------  -----------
Net Cash From Operating Activities.......................
                                                            ========   =======  ========   =======   ========   =======  ===========

*CONFIDENTIAL TREATMENT REQUESTED

F-6A (8 of 8)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6A Page 8
                                                               CHC       CLP      CRL        CVG       CVL        CLM       Total
                                                            --------   -------  --------   -------   --------   -------  -----------
Net Income Reconciliation
  Net income (loss) .....................................       *         *        *          *         *          *          *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations....................
    Loss on disposal.....................................
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings from equity inv., net of distributions .....
    Other - net .........................................

  Changes in components of working capital:
    Accounts receivable, net.............................
    Sale of accounts receivable..........................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations.......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                            --------   -------  --------   -------   --------   -------  -----------

Net Cash From Continuing Operations......................
Net Cash From Discontinued Operations....................
                                                            --------   -------  --------   -------   --------   -------  -----------
Net Cash From Operating Activities.......................
                                                            ========   =======  ========   =======   ========   =======  ===========

*CONFIDENTIAL TREATMENT REQUESTED

F-6B (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consolidating        CCC
                                                              TGT        CTC        CCC      Combined      Entries      Consolidated
                                                            --------   --------   --------   --------   -------------   ------------
Net Cash From Operations (refer to F-6B (2 of 2)).........     *           *         *           *             *              *
                                                            --------   --------   --------   --------   -------------   ------------

Investment Activities
  Capital expenditures ...................................
  Acquisitions and other investments - net...............
                                                            --------   --------   --------   --------   -------------   ------------

Net Investment Activities ................................
                                                            --------   --------   --------   --------   -------------   ------------

Financing Activities
  Dividends paid .........................................
  Capital contributions ..................................
  Retirement of long-term debt ...........................
  Issuance of common stock -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance of long-term debt -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance (Repayment) of short-term debt ................
  Other financing activities .............................
                                                            --------   --------   --------   --------   -------------   ------------

Net Financing Activities .................................
                                                            --------   --------   --------   --------   -------------   ------------

Increase in cash and temporary cash investments ..........
Cash and temporary cash investments at
 beginning of year .......................................
                                                            --------   --------   --------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year (a) .........................................
                                                            ========   ========   ========   ========   =============   ============

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6B (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consolidating        CCC
                                                             TGT         CTC        CCC      Combined      Entries      Consolidated
                                                          ---------   ---------   --------   --------   -------------   ------------
Net Income Reconciliation
  Net income (loss) ....................................      *            *         *           *             *              *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations...................
    Loss on disposal ...................................
    Equity in undistributed earnings of subsidiaries ...
    Depreciation and depletion .........................
    Deferred income taxes ..............................
    Earnings from equity inv., net of distributions ....
    Other - net ........................................

  Changes in components of working capital:
    Accounts receivable, net............................
    Sale of accounts receivable.........................
    Gas inventory ......................................
    Prepayments ........................................
    Accounts payable ...................................
    Accrued taxes ......................................
    Accrued interest ...................................
    Estimated rate refunds .............................
    Estimated supplier obligations .....................
    Under/Overrecovered gas costs ......................
    Exchange gas receivable/payable.....................
    Other working capital ..............................
                                                          ---------   ---------   --------   --------   -------------   ------------

Net Cash From Continuing Operations.....................
Net Cash From Discontinued Operations...................
                                                          ---------   ---------   --------   --------   -------------   ------------
Net Cash From Operating Activities......................
                                                          =========   =========   ========   ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6C (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                               Consolidating        CLG
                                                               CLNG         CLG     Combined      Entries      Consolidated
                                                            ----------   --------   --------   -------------   ------------
Net Cash From Operations (refer to F-6C (2 of 2)).........       *           *         *             *               *
                                                            ----------   --------   --------   -------------   ------------

Investment Activities
  Capital expenditures ...................................
  Acquisitions and other investments - net................
                                                            ----------   --------   --------   -------------   ------------

Net Investment Activities ................................
                                                            ----------   --------   --------   -------------   ------------

Financing Activities
  Dividends paid .........................................
  Capital contributions ..................................
  Retirement of long-term debt ...........................
  Issuance of common stock -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance of long-term debt -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance (Repayment) of short-term debt.................
  Other financing activities..............................
                                                            ----------   --------   --------   -------------   ------------

Net Financing Activities  ................................
                                                            ----------   --------   --------   -------------   ------------

Increase in cash and temporary cash investments ..........
Cash and temporary cash investments at
 beginning of year .......................................
                                                            ----------   --------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year (a) .........................................
                                                            ----------   --------   --------   -------------   ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6C (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating        CLG
                                                             CLNG         CLG      Combined      Entries      Consolidated
                                                          ----------   ---------   --------   -------------   ------------
Net Income Reconciliation
  Net income (loss) ....................................       *           *          *             *               *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations...................
    Loss on disposal ...................................
    Depreciation and depletion .........................
    Deferred income taxes ..............................
    Earnings from equity inv., net of distributions ....
    Other - net ........................................

  Changes in components of working capital:
    Accounts receivable, net............................
    Sale of accounts receivable.........................
    Gas inventory ......................................
    Prepayments ........................................
    Accounts payable ...................................
    Accrued taxes ......................................
    Accrued interest ...................................
    Estimated rate refunds .............................
    Estimated supplier obligations .....................
    Under/Overrecovered gas costs ......................
    Exchange gas receivable/payable.....................
    Other working capital ..............................
                                                          ----------   ---------   --------   -------------   ------------

Net Cash From Continuing Operations.....................
Net Cash From Discontinued Operations...................
                                                          ----------   ---------   --------   -------------   ------------
Net Cash From Operating Activities......................
                                                          ==========   =========   ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6D (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
          Consolidating Statement of Cash Flows as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                         Consolidating       CES
                                                      CEM    CPM    CRC    CSP    ECC    CES   Combined     Entries     Consolidated
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------
 Net Cash From Operations (refer to F-6D (2 of 2)).    *      *      *      *      *      *        *           *              *
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Investment Activities
   Capital expenditures ...........................
   Acquisitions and other investments - net........
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Net Investment Activities ........................
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Financing Activities
   Dividends paid .................................
   Capital contributions ..........................
   Retirement of long-term debt ...................
   Issuance of common stock -
     Issued by Registrant .........................
     Issued by Subsidiary to Registrant ...........
   Issuance of long-term debt -
     Issued by Registrant .........................
     Issued by Subsidiary to Registrant ...........
   Issuance (Repayment) of short-term debt ........
   Other financing activities .....................
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Net Financing Activities .........................
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Increase in cash and temporary cash investments ..
 Cash and temporary cash investments at
  beginning of year ...............................
                                                     -----  -----  -----  -----  -----  -----  --------  -------------  ------------

 Cash and temporary cash investments at
  end of year  (a) ................................
                                                     =====  =====  =====  =====  =====  =====  ========  =============  ============

 Supplemental Disclosures of Cash Flow Information
   Cash paid for interest
   Cash paid for income taxes (net of refunds)

 (a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6D (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
          Consolidating Statement of Cash Flows as of December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                         Consolidating      CES
                                                         CEM   CPM   CRC   CSP    ECC    CES   Combined     Entries     Consolidated
                                                         ----  ----  ----  ----  -----  -----  --------  -------------  ------------
 Net Income Reconciliation
   Net income (loss) ..................................   *     *     *     *      *      *       *            *             *
   Adjustments to reconcile net income
     to net cash from continuing operations:
     Loss from discontinued operations.................
     Loss on disposal..................................
     Equity in undistributed earnings of subsidiaries .
     Depreciation and depletion .......................
     Deferred income taxes ............................
     Earnings from equity inv., net of distributions ..
     Other - net ......................................

   Changes in components of working capital:
    Accounts receivable, net...........................
    Sale of accounts receivable........................
     Gas inventory ....................................
     Prepayments ......................................
     Accounts payable .................................
     Accrued taxes ....................................
     Accrued interest .................................
     Estimated rate refunds ...........................
     Estimated supplier obligations ...................
     Under/Overrecovered gas costs ....................
     Exchange gas receivable/payable...................
     Other working capital ............................
                                                         ----  ----  ----  ----  -----  -----  --------  -------------  ------------

Net Cash From Continuing Operations....................
Net Cash From Discontinued Operations..................
                                                         ----  ----  ----  ----  -----  -----  --------  -------------  ------------
Net Cash From Operating Activities.....................
                                                         ====  ====  ====  ====  =====  =====  ========  =============  ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6E (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consolidating       CNS
                                                             CMC         EN         CNS      Combined      Entries      Consolidated
                                                          ---------   ---------   --------   --------   -------------   ------------
Net Cash From Operations (refer to F-6E (2 of 2))...          *           *          *          *             *               *
                                                          ---------   ---------   --------   --------   -------------   ------------

Investment Activities
  Capital expenditures  ............................
  Acquisitions and other investments - net..........
                                                          ---------   ---------   --------   --------   -------------   ------------

Net Investment Activities ..........................
                                                          ---------   ---------   --------   --------   -------------   ------------

Financing Activities
  Dividends paid ...................................
  Capital contributions ............................
  Retirement of long-term debt .....................
  Issuance of common stock -
    Issued by Registrant ...........................
    Issued by Subsidiary to Registrant .............
  Issuance of long-term debt -
    Issued by Registrant ...........................
    Issued by Subsidiary to Registrant .............
  Issuance (Repayment) of short-term debt ..........
  Other financing activities .......................
                                                          ---------   ---------   --------   --------   -------------   ------------

Net Financing Activities ...........................
                                                          ---------   ---------   --------   --------   -------------   ------------

Increase in cash and temporary cash investments ....
Cash and temporary cash investments at
 beginning of year .................................
                                                          ---------   ---------   --------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year  (a) ..................................
                                                          =========   =========   ========   ========   =============   ============

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes inter-company money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6E (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
           (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consolidating       CNS
                                                             CMC         EN         CNS      Combined      Entries      Consolidated
                                                          ---------   ---------   --------   --------   -------------   ------------
Net Income Reconciliation
  Net income (loss) ....................................      *           *           *          *            *              *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations...................
    Loss on disposal ...................................
    Equity in undistributed earnings of subsidiaries ...
    Depreciation and depletion .........................
    Deferred income taxes ..............................
    Earnings from equity inv., net of distributions ....
    Other - net ........................................

  Changes in components of working capital:
    Accounts receivable, net............................
    Sale of accounts receivable.........................
    Gas inventory ......................................
    Prepayments ........................................
    Accounts payable ...................................
    Accrued taxes ......................................
    Accrued interest ...................................
    Estimated rate refunds .............................
    Estimated supplier obligations .....................
    Under/Overrecovered gas costs ......................
    Exchange gas receivable/payable.....................
    Other working capital ..............................
                                                          ---------   ---------   --------   --------   -------------   ------------

Net Cash From Continuing Operations.....................
Net Cash From Discontinued Operations...................
                                                          ---------   ---------   --------   --------   -------------   ------------
Net Cash From Operating Activities......................
                                                          =========   =========   ========   ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6F (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                  Consolidating      CER
                                                         CNR    HH    CU    AD    CER   Combined     Entries     Consolidated
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------
Net Cash From Operations (refer to F-6C (2 of 2))....     *     *     *     *      *       *            *              *
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Investment Activities
  Capital expenditures ..............................
  Acquisitions and other investments - net...........
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Net Investment Activities ...........................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Financing Activities
  Dividends paid ....................................
  Capital contributions .............................
  Retirement of long-term debt ......................
  Issuance of common stock -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant ..............
  Issuance of long-term debt -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant...............
  Issuance (Repayment) of short-term debt............
  Other financing activities.........................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Net financing activities ............................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Increase in cash and temporary cash investments .....
Cash and temporary cash investments at
 beginning of year ..................................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Cash and temporary cash investments at
 end of year (a) ....................................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6F (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                  Consolidating       CER
                                                         CNR    HH    CU    AD    CER   Combined     Entries     Consolidated
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------
Net Income Reconciliation
  Net income (loss) ...................................   *     *     *     *      *        *           *              *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations..................
    Loss on disposal...................................
    Equity in undistributed earnings of subsidiaries ..
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv., net of distributions....
    Other - net .......................................

  Changes in components of working capital:
    Accounts receivable, net...........................
    Sale of accounts receivable........................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas receivable/payable....................
    Other working capital .............................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------

Net Cash From Continuing Operations....................
Net Cash From Discontinued Operations..................
                                                         ----  ----  ----  ----  -----  --------  -------------  ------------
Net Cash From Operating Activities.....................
                                                         ====  ====  ====  ====  =====  ========  =============  ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6G (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating        CPL
                                                             CDW          CPL      Combined      Entries      Consolidated
                                                          ----------   ---------   --------   -------------   ------------
Net Cash From Operations (refer to F-6G (2 of 2))....         *            *          *             *               *
                                                          ----------   ---------   --------   -------------   ------------

Investment Activities
  Capital expenditures ..............................
  Acquisitions and other investments - net...........
                                                          ----------   ---------   --------   -------------   ------------

Net Investment Activities ...........................
                                                          ----------   ---------   --------   -------------   ------------

Financing Activities
  Dividends paid ....................................
  Capital contributions .............................
  Retirement of long-term debt ......................
  Issuance of common stock -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant ..............
  Issuance of long-term debt -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant ..............
  Issuance (Repayment) of short-term debt ...........
  Purchase of treasury stock ........................
  Other financing activities ........................
                                                          ----------   ---------   --------   -------------   ------------

Net Financing Activities  ...........................
                                                          ----------   ---------   --------   -------------   ------------

Increase in cash and temporary cash investments .....
Cash and temporary cash investments at
 beginning of year ..................................
                                                          ----------   ---------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year (a) ....................................
                                                          ----------   ---------   --------   -------------   ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6G (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                               Consolidating       CPL
                                                              CDW          CPL      Combined      Entries      Consolidated
                                                           ----------   ---------   --------   -------------   ------------
Net Income Reconciliation
  Net income (loss) .....................................      *            *          *             *               *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations....................
    Loss on disposal ....................................
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings from equity inv., net of distributions .....
    Other - net .........................................

  Changes in components of working capital:
    Accounts receivable, net.............................
    Sale of accounts receivable..........................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations ......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                           ----------   ---------   --------   -------------   ------------

Net Cash From Continuing Operations......................
Net Cash From Discontinued Operations....................
                                                           ----------   ---------   --------   -------------   ------------
Net Cash From Operating Activities.......................
                                                           ==========   =========   ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6H (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating       CFC
                                                             CAR          CFC      Combined      Entries      Consolidated
                                                          ----------   ---------   --------   -------------   ------------
Net Cash From Operations (refer to F-6H (2 of 2))......        *           *          *             *               *
                                                          ----------   ---------   --------   -------------   ------------

Investment Activities
  Capital expenditures ................................
  Acquisitions and other investments - net.............
                                                          ----------   ---------   --------   -------------   ------------

Net Investment Activities .............................
                                                          ----------   ---------   --------   -------------   ------------

Financing Activities
  Dividends paid ......................................
  Capital contributions ...............................
  Retirement of long-term debt ........................
  Issuance of common stock -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance of long-term debt -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance (Repayment) of short-term debt..............
  Other financing activities...........................
                                                          ----------   ---------   --------   -------------   ------------

Net Financing Activities  .............................
                                                          ----------   ---------   --------   -------------   ------------

Increase in cash and temporary cash investments .......
Cash and temporary cash investments at
 beginning of year ....................................
                                                          ----------   ---------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year (a) ......................................
                                                          ----------   ---------   --------   -------------   ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)


(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6H (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Columbia Finance Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating       CFC
                                                             CAR          CFC      Combined     Entries       Consolidated
                                                          ----------   ---------   --------   -------------   ------------
Net Income Reconciliation
  Net income (loss) ....................................      *            *           *           *               *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations...................
    Loss on disposal....................................
    Equity in undistributed earnings of subsidiaries ...
    Depreciation and depletion .........................
    Deferred income taxes ..............................
    Earnings from equity inv., net of distributions ....
    Other - net ........................................

  Changes in components of working capital:
    Accounts receivable, net............................
    Sale of accounts receivable.........................
    Gas inventory ......................................
    Prepayments ........................................
    Accounts payable ...................................
    Accrued taxes ......................................
    Accrued interest ...................................
    Estimated rate refunds .............................
    Estimated supplier obligations .....................
    Under/Overrecovered gas costs ......................
    Exchange gas receivable/payable.....................
    Other working capital ..............................
                                                          ----------   ---------   --------   -------------   ------------

Net Cash From Continuing Operations.....................
Net Cash From Discontinued Operations...................
                                                          ----------   ---------   --------   -------------   ------------
Net Cash From Operating Activities......................
                                                          ==========   =========   ========   =============   ============

*CONFIDENTIAL TREATMENT REQUESTED

F-6I (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating       CPC
                                                          CPC    PET   CPLP   CPH   Combined     Entries     Consolidated
                                                         -----  -----  ----  -----  --------  -------------  ------------
Net Cash From Operations (refer to F-6I (2 of 2))...       *      *     *      *       *             *             *
                                                         -----  -----  ----  -----  --------  -------------  ------------

Investment Activities
  Capital expenditures  ............................
  Acquisitions and other investments - net..........
                                                         -----  -----  ----  -----  --------  -------------  ------------

Net Investment Activities ..........................
                                                         -----  -----  ----  -----  --------  -------------  ------------

Financing Activities
  Dividends paid ...................................
  Capital contributions ............................
  Retirement of long-term debt .....................
  Issuance of common stock -
    Issued by Registrant ...........................
    Issued by Subsidiary to Registrant .............
  Issuance of long-term debt -
    Issued by Registrant ...........................
    Issued by Subsidiary to Registrant .............
  Issuance (Repayment) of short-term debt ..........
  Other financing activities .......................
                                                         -----  -----  ----  -----  --------  -------------  ------------

Net Financing Activities ...........................
                                                         -----  -----  ----  -----  --------  -------------  ------------

Increase in cash and temporary cash investments ....
Cash and temporary cash investments at
 beginning of year .................................
                                                         -----  -----  ----  -----  --------  -------------  ------------

Cash and temporary cash investments at
 end of year  (a) ..................................
                                                         =====  =====  ====  =====  ========  =============  ============

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes inter-company money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

*CONFIDENTIAL TREATMENT REQUESTED

F-6I (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Columbia Propane Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1999
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                              Consolidating       CPC
                                                          CPC    PET   CPLP   CPH   Combined     Entries     Consolidated
                                                         -----  -----  ----  -----  --------  -------------  ------------
Net Income Reconciliation
  Net income (loss) ...................................     *     *      *     *        *           *              *
  Adjustments to reconcile net income
    to net cash from continuing operations:
    Loss from discontinued operations..................
    Loss on disposal ..................................
    Equity in undistributed earnings of subsidiaries ..
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv., net of distributions ...
    Other - net .......................................

  Changes in components of working capital:
    Accounts receivable ...............................
    Sale of accounts receivable........................
    Gas inventory .....................................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas receivable/payable....................
    Other working capital .............................
                                                         -----  -----  ----  -----  --------  -------------  ------------

Net Cash From Continuing Operations....................
Net Cash From Discontinued Operations..................
                                                         -----  -----  ----  -----  --------  -------------  ------------
Net Cash From Operating Activities.....................
                                                         =====  =====  ====  =====  ========  =============  ============

*CONFIDENTIAL TREATMENT REQUESTED

                                    SIGNATURE


       The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.



                              COLUMBIA ENERGY GROUP



                              By:   /s/J. W. Grossman
                                    -------------------------------------
                                    J. W. Grossman
                                    Vice President and Controller



Date:  April 28, 2000

Item 10. Continued

                Exhibits filed as a part of this Report:

                A   - Securities Exchange Act of 1934 Reports incorporated by
                      reference

                B   - Index to Corporate Organization & By-Laws Exhibits in the
                      Report filed herewith and/or filed under cover of Form SE

                C   - Indentures or Contracts incorporated by reference

                D   - Tax Allocation Agreement for 1999 filed herewith

                E   - Other Documents Prescribed by Rule or Order

                F   - Report of Independent Public Accountants filed herewith

                G   - Financial Data Tables

                H   - Organizational Chart of Exempt Wholesale Generators or
                      Foreign Utility Holding Companies

                I   - Audited Financial Statements of Exempt Wholesale
                      Generators or Foreign Utility Holding Companies

EXHIBIT A

              The financial statements listed below included in Columbia Energy Group's 1999 Form 10-K filed with the Commission on March 2, 2000 are incorporated herein by reference. The report of Arthur Andersen LLP, independent public accountants, dated January 25, 2000 regarding such financial statements is included on Exhibit F filed herewith. The Corporation's 1999 Annual Report to Shareholders is filed under cover of Form SE.

              Financial Statements:

                                                                                                          Annual
                                                                                                          Report
                                                                                                           Page
                                                                                                            No.
                                                                                                         ---------
              Statements of Consolidated Income for the year ended  December 31, 1999 ...............         43
              Consolidated Balance Sheets as of December 31, 1999 ...................................      44-45
              Consolidated Statements of Cash Flows for the year ended December 31, 1999 ............         46
              Statements of Consolidated Common Stock Equity for the year ended December 31, 1999 ...         47
              Notes to Consolidated Financial Statements ............................................      48-69

EXHIBIT B

Exhibit B. Index to corporate organization and by-laws exhibits filed pursuant to the Public Utility Holding Company Act of 1935.

                                                                                                Exhibit B Notes
                                                                                      ---------------------------------
                                                                                      Articles of            By-Laws or
                                                                                      Incorporation         Regulations
                                                                                      -------------         -----------
Columbia Energy Group...........................................                  1-A, 2-A (1)                   (2)
Atlantic Energy, Inc............................................                           (3)                   (4)
Columbia Atlantic Trading Corporation ..........................                           (5)                   (6)
Columbia Energy Services Corporation............................                           (7)                   (8)
    Columbia Energy Marketing Corporation ......................                           (9)                  (10)
    Columbia Energy Power Marketing Corporation.................                      3-A (11)                  (12)
    Columbia Energy Retail Corporation..........................                      4-A (13)              1-B (14)
    Energy.com Corporation .....................................                          (15)                  (16)
    Columbia Service Partners, Inc..............................                          (17)                  (18)
      Columbia Assurance Agency, Inc............................                      5-A (19)                  (20)
Columbia Gas of Kentucky, Inc...................................                          (21)                  (22)
Columbia Gas of Maryland, Inc...................................                          (23)                  (24)
Columbia Gas of Ohio, Inc. .....................................                          (25)                  (26)
Columbia Gas of Pennsylvania, Inc. .............................                          (27)                  (28)
Columbia Energy Group Service Corporation ......................                          (29)                  (30)
Columbia Gas Transmission Corporation...........................                          (31)                  (32)
    Columbia Transmission Investment Corporation ...............                          (33)                  (34)
Columbia Gulf Transmission Company .............................                          (35)                  (36)
Columbia Pipeline Corporation ..................................                          (37)                  (38)
    Columbia Deep Water Services  Company.......................                          (39)                  (40)
Columbia Insurance Corporation, Ltd.............................                          (41)                  (42)
Columbia LNG Corporation .......................................                      6-A (43)                  (44)
   CLNG Corporation.............................................                          (45)                  (46)
 Columbia Energy Resources, Inc.................................                          (47)                  (48)
    Columbia Natural Resources, Inc.............................                          (49)                  (50)
    Alamco, Inc.................................................                          (51)                  (52)
    Alamco-Delaware, Inc........................................                          (53)                  (54)
    Hawg Hauling & Disposal, Inc................................                          (55)                  (56)
    Columbia Natural Resources Canada, Ltd......................                          (57)                  (58)
Columbia Networks Services Corporation..........................                          (59)                  (60)
    CNS Microwave, Inc..........................................                          (61)                  (62)
    Energy Net L.L.C............................................                          (63)                  (64)
Columbia Finance Corporation....................................                      7-A (65)              2-B (66)
   Columbia Accounts Receivable Corporation.....................                      8-A (67)              3-B (68)
Columbia Propane Corporation....................................                          (69)                  (70)
   Columbia Petroleum Corporation...............................                      9-A (71)              4-B (72)
   CP Holdings, Inc.............................................                     10-A (73)              5-B (74)
   Columbia Propane LP..........................................   11-A, 12-A, 13-A, 14-A (75)         6-B, 7-B (76)
Columbia Gas of Virginia, Inc...................................                          (77)                  (78)
Columbia Energy Group Capital Corporation ......................                          (79)                  (80)
    TriStar Gas Technologies, Inc. .............................                          (81)                  (82)
    Columbia Transmission Communications Corporation. ..........                          (83)                  (84)
Columbia Electric Corporation...................................                          (85)                  (86)
    Columbia Electric Pedrick General Corporation...............                          (87)                  (88)
    Columbia Electric Pedrick Limited Corporation ..............                          (89)                  (90)

    Columbia Electric Binghamton General Corporation ...........                          (91)                  (92)
    Columbia Electric Binghamton Limited Corporation ...........                          (93)                  (94)
   Columbia Electric Vineland General Corporation...............                          (95)                  (96)
   Columbia Electric Vineland Limited Corporation...............                          (97)                  (98)
   Columbia Electric Rumford Limited Corporation................                          (99)                 (100)
   Columbia Electric Limited Holdings Corporation ..............                         (101)                 (102)
   Columbia Electric Liberty Corporation........................                         (103)                 (104)
   Columbia Electric Pedrick Limited II Corporation.............                    15-A (105)             8-B (106)
   Columbia Electric Pedrick General II Corporation.............                    16-A (107)             9-B (108)
   Columbia Electric Liberty Member Corporation.................                    17-A (109)            10-B (110)
   Columbia Electric Gregory General Corporation................                    18-A (111)            11-B (112)
   Columbia Electric Gregory Remington Corporation..............                    19-A (113)            12-B (114)
   Columbia Electric Kelson Corporation.........................                    20-A (115)            13-B (116)
   Columbia Electric Haverstraw Corporation.....................                    21-A (117)            14-B (118)
   Columbia Electric Liberty Member II Corporation..............                    22-A (119)            15-B (120)
   Columbia Electric Liberty II Corporation.....................                    23-A (121)            16-B (122)
       Unconsolidated
        Columbia Capacity, LLC..................................                    24-A (123)            17-B (124)

NOTES:
              (1) Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as
                      Exhibit 1-A to Form U5S (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to
                      Item 14 of Form 10-K (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed herewith as Exhibit 1-A to Form U5S (1997); Corrected Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 1, 1999, filed herewith as Exhibit 1-A and Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 2, 1999, filed herewith as Exhibit 2-A to Form U5S (1999).

              (2) By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987); amendment dated January 16, 1998, filed as Exhibit 1-B to Form U5S (1998).

              (3) Certificate of Incorporation of Atlantic Energy, Inc. as amended through April 28, 1972, filed as Exhibit 1-A to Form U5S (1981).

              (4) By-Laws of Atlantic Energy, Inc. as amended through January 20, 1982, filed as Exhibit 1-Bto Form U5S (1981); amendment dated April 17, 1995, filed herewith as Exhibit 1-B to form U5S (1996).

              (5) CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S
                      (1988); amendment dated August 18, 1997, filed herewith as
                      Exhibit 2-A to Form U5S (1997).

              (6) CAT By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988).

              (7) Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993).

              (8) By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993).

              (9) Certificate of Incorporation of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-A to Form U5S (1995).

              (10) By-Laws of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-B to Form U5S (1995).

              (11) Certificate of Incorporation of Columbia Power Marketing Corporation dated June 19, 1997 filed herewith as Exhibit 3-A and amendment changing name to Columbia Energy Power Marketing Corporation dated March 2, 1998, filed herewith as Exhibit 4-A to Form U5S (1997); amendment dated January 16, 1998, filed herewith as Exhibit 3-A to Form U5S (1999).

              (12) By laws of Columbia Power Marketing Corporation as adopted June 23, 1997 filed herewith as Exhibit 1-B to Form U5S
                      (1997).

              (13) Certificate of Incorporation of Columbia Energy Retail Corporation dated October 28, 1998, filed herewith as
                      Exhibit 4-A to Form U5S (1999).

              (14) By-Laws of Columbia Energy Retail Corporation dated December 1, 1998, filed herewith as Exhibit 1-B to Form U5S (1999).

              (15) Certificate of Incorporation of Energy.com Corporation dated December 15, 1997, filed as Exhibit 1-A to Form U5S
                      (1998).

              (16) By-Laws of Energy.com Corporation dated January 5, 1998, filed as Exhibit 2-B to Form U5S (1998).

              (17) Certificate of Incorporation of Columbia Service Partners, Inc. dated March 21, 1996 file herewith as Exhibit 1-A to Form U5S (1996).

              (18) By laws of Columbia Service Partners, Inc. as adopted April 17, 1996 file herewith as Exhibit 2-B to Form U5S
                      (1996).

              (19) Article of Incorporation of Columbia Assurance Agency, Inc., dated June 23, 1997, filed as Exhibit 2-A to Form U5S (1998); amendment dated May 3, 1999, filed herewith as
                      Exhibit 5-A to Form U5S (1999).

              (20) Code of Regulations of Columbia Assurance Agency, Inc., dated July 30, 1997, filed as Exhibit 3-B to Form U5S
                      (1998).

              (21) Articles of Incorporation, as amended to January 1, 1958, filed as Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S
                      (1981); amendment dated November 15, 1988, filed as
                      Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S
                      (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995).

              (22) By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S
                      (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as
                      Exhibit 2-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as
                      Exhibit 2-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 2-B to Form U5S (1997).

              (23) Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995).

              (24) By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S (1972); amendment dated May 1, 1985, filed as
                      Exhibit 3-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as
                      Exhibit 3-B to Form U5S (1995); amendment dated June 30, 1997, filed herewith as Exhibit 3-B and amendment dated November 1, 1997, filed herewith as Exhibit 4-B to Form U5S (1997).

              (25) Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as Exhibit 2-A to Form U5S
                      (1964); amendment dated February 21, 1964, filed as
                      Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as
                      Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S (1995).

              (26) Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 4-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 5-B to Form U5S (1997).

              (27) Articles of Incorporation as adopted during the year 1960, filed as Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S
                      (1981); amendment dated February 15, 1995, filed as
                      Exhibit 7-A to Form U5S (1995).

              (28) By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S (1972); amendment dated May 1, 1985, filed as
                      Exhibit 7-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as
                      Exhibit 5-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 6-B to Form U5S (1997).

              (29) Certificate of Incorporation, as amended through May 17, 1991, filed as Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed herewith as Exhibit 5-A to Form U5S (1997); amendment dated January 16, 1998, filed herewith as Exhibit 3-A to Form U5S (1998).

              (30) By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S (1988); amendment dated December 29, 1997, filed herewith as Exhibit 7-B to Form U5S (1997).

              (31) Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as
                      Exhibit 3-A to Form U5S (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, filed herewith as Exhibit 6-A and amendment dated June 30, 1997, filed herewith as Exhibit 7-A to Form U5S (1997).

              (32) By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file herewith as Exhibit 3-B to Form U5S (1996).

              (33) Certificate of Incorporation as adopted March 18, 1992, filed as Exhibit 4-A to Form U5S (1991).

              (34) By-Laws as of March 18, 1992, filed as Exhibit 4-B to Form U5S (1991).

              (35) Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as Exhibit 6-A to Form U5S
                      (1981); amendment dated December 23, 1994, filed as
                      Exhibit 2-A to Form U5S (1994); amendment dated June 30, 1997, filed herewith as Exhibit 8-A to Form U5S (1997).

              (36) By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S
                      (1991); amendment dated January 17, 1996, file herewith as
                      Exhibit 4B to Form U5S (1996).

              (37) Certificate of Incorporation of Columbia Pipeline Corporation dated October 13, 1998, filed as Exhibit 4-A to Form U5S (1998).

              (38) By-Laws of Columbia Pipeline Corporation dated November 1, 1998, filed as Exhibit 4-B to Form U5S (1998).

              (39) Certificate of Incorporation of Columbia Deep Water Services Company dated January 7, 1998, filed as Exhibit 5-A to Form U5S (1998).

              (40) By-Laws of Columbia Deep Water Services Company dated January 8, 1998, filed as Exhibit 5-B to Form U5S (1998).

              (41) Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed herewith as Exhibit 2-A to Form U5S (1996).

              (42) By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file herewith as Exhibit 5-B to Form U5S
                      (1996).

              (43) Restated Certificate of Incorporation of Columbia LNG Corporation as amended to December 18, 1989, filed as
                      Exhibit 18-A to Form U5S (1989); amendments dated January 31, 1992, November 2, 1992, June 13, 1994 and April 13,
                      1995 filed as Exhibits 3-A-1, 3-A-2, 3-A-3 and 3-A-4,
                      respectively to Form U5S; amendment dated January 15, 1997, filed herewith as Exhibit 9-A to Form U5S (1997; Unanimous Written Consent in Lieu of an Organizational Meeting of the Board of Directors dated July 10, 1998, filed herewith as Exhibit 6-A to Form U5S (1999).

              (44) By-Laws of Columbia LNG Corporation as amended through October 10, 1990, filed as Exhibit 1-B to Form U5S (1990); amendment dated July 27, 1992, filed as Exhibit 3-B to Form U5S (1992); amendment dated December 21, 1994 filed as Exhibit 1-B to Form U5S (1994); amendment dated October 17, 1995 and amendment dated June 1, 1996, filed herewith as Exhibits 6B and 7B to Form U5S (1996).

              (45) Certificate of Incorporation of CLNG Corporation as adopted January 21, 1994, filed as Exhibit 4-A to Form U5S
                      (1994).

              (46) By-Laws of CLNG Corporation as amended through December 21, 1994 filed as Exhibit -B to Form U5S (1994).

              (47) Certificate of Amendment of Certificate of Incorporation of Columbia Natural Resources, Inc. (changing name to Columbia Energy Resources, Inc.) dated September 28, 1998, filed as Exhibit 6-A to Form U5S (1998).

              (48) By-Laws of Columbia Energy Resources, Inc. dated September 30, 1998, filed as Exhibit 6-B to Form U5S (1998).

              (49) Certificate of Incorporation of Columbia Natural Resources, Inc. adopted on November 21, 1984, filed as
                      Exhibit 4-A to Form U5S (1984).

              (50) By-Laws as of November 26, 1984, filed as Exhibit 2-B to Form U5S (1984).

              (51) Amended and Restated Certificate of Incorporation of Alamco, Inc. dated August 7, 1997, filed herewith as exhibit 10-A to Form U5S (1997); Alamco, Inc. merged with and into Columbia Natural Resources, Inc., on October 1, 1998.

              (52) Amended and Restated Bylaws of Alamco, Inc. as adopted August 7, 1997, filed herewith as Exhibit 8-B to Form U5S
                      (1997).

              (53) Certificate of Incorporation of Alamco-Delaware, dated July 21, 1994, filed herewith as Exhibit 11-A to Form U5S
                      (1997).

              (54) By-Laws of Alamco-Delaware filed as Exhibit 9-B to Form U5S (1997).

              (55) Certificate of Incorporation of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed herewith as Exhibit 12-A to Form U5S (1997.

              (56) By-Laws of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed herewith as Exhibit 10-B to Form U5S (1997.

              (57) Article of Incorporation of 758117 Alberta Ltd. dated October 6, 1997, filed as Exhibit 7-A and amendment changing name to Columbia Natural Resources Canada, Ltd., dated December 12, 1997, filed as Exhibit 8-A to Form U5S
                      (1998).

              (58) By-laws of 758117 Alberta Ltd., dated December 12, 1997, filed as Exhibit 7-B to Form U5S (1998).

              (59) Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed herewith as Exhibit 3-A Form U5S (1996).

              (60) By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed herewith as Exhibit 8-B to Form U5S (1996).

              (61) Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed herewith as Exhibit 4-A to Form U5S (1996).

              (62) By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed herewith as Exhibit 9-B to Form U5S (1996).

              (63) Certificate Formation of EnergyNet, L.L.C., dated June 13, 1997, filed herewith as Exhibit 13-A to Form U5S (1997) .

              (64) By-Laws of EnergyNet, L.L.C., dated June 13, 1997, filed herewith as Exhibit 11-B to Form U5S (1997).

              (65) Certificate of Incorporation of Columbia Finance Corporation dated November 5, 1998, filed herewith as
                      Exhibit 7-A to Form U5S (1999).

              (66) By-Laws of Columbia Finance Corporation dated November 5, 1998, filed herewith as Exhibit 2-B to Form U5S (1999).

              (67) Certificate of Incorporation of Columbia Accounts Receivable Corporation dated November 5, 1998, filed herewith as Exhibit 8-A to Form U5S (1999).

              (68) By-Laws of Columbia Accounts Receivable Corporation dated November 5, 1998, filed herewith as Exhibit 3-B to Form U5S (1999).

              (69) Certificate of Incorporation as adopted August 19, 1957, filed as Exhibit 3-A to Form U5S (1959); amendment dated December 18, 1989, filed as Exhibit 1-A to Form U5S
                      (1989); Certificate of Merger of CPI with and into CPC dated October 1, 1997, filed herewith as Exhibit 14-A and amendment dated October 1, 1997, filed herewith as Exhibit 15-A to Form U5S (1997).

              (70) By-Laws, as amended to December 4, 1957, filed as Exhibit 4-B to Form U5S (1959); amendment dated May 31, 1966, filed as Exhibit 2-B to Form U5S (1966); amendment dated August 3, 1967, filed as Exhibit 4-B to Form U5S (1967); amendment dated October 3, 1968, filed as Exhibit 6-B to Form U5S (1968); amendment dated February 4, 1971, filed as Exhibit 4-B to Form U5S (1971); amendment dated March 11, 1981, filed as Exhibit 2-B to Form U5S (1981); amendment dated June 14, 1989, filed as Exhibit 8-B to Form U5S (1989); amendment dated October 1, 1997, filed as
                      Exhibit 12-B to Form U5S (1997).

              (71) Certificate of Incorporation of Columbia Petroleum Corporation dated March 12, 1999, filed herewith as
                      Exhibit 9-A to Form U5S (1999).

              (72) By-Laws of Columbia Petroleum Corporation dated March 12, 1999, filed herewith as Exhibit 4-B to Form U5S (1999).

              (73) Certificate of Incorporation of CP Holdings, Inc. dated March 23, 1999, filed herewith as Exhibit 10-A to Form U5S
                      (1999).

              (74) By-Laws of CP Holdings, Inc. dated March 23, 1999, filed herewith as Exhibit 5-B to Form U5S (1999).

              (75) Certificate of Limited Partnership of Columbia Propane, L.P. dated March 25, 1999, filed herewith as Exhibit 11-A, Certificate of Merger of National Propane Partner, L.P. into Columbia Propane, L.P. dated July 19, 1999, filed herewith as Exhibit 12-A, Certificate of Cancellation of Certificate of Limited Partnership of Columbia Propane L.P. dated August 16, 1999, filed herewith as Exhibit 13-A and Certificate of Amendment of Certificate of Limited Partnership of National Propane, L.P. dated August 17, 1999, filed herewith as Exhibit 14-A to Form U5S (1999).

              (76) Agreement of Limited Partnership of Columbia Propane, L.P. dated March 30, 1999, filed herewith as Exhibit 6-B and Amended and Restated Agreement of Limited Partnership of National Propane dated June 21, 1999, filed herewith as
                      Exhibit 7-B to Form U5S (1999).

              (77) Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as
                      Exhibit 8-A to Form U5S (1995); amendment dated January 16, 1998, filed herewith as Exhibit 16-A to Form U5S
                      (1997).

              (78) By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S
                      (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S
                      (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S
                      (1992);amendment dated November 1, 1997, filed herewith as
                      Exhibit 13-B to Form U5S (1997).

              (79) Certificate of Incorporation of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 2-A to Form U5S (1990); amendment dated June 30, 1997, filed herewith as Exhibit 17-A to Form U5S (1997); amendment changing name to Columbia Energy Group Capital Corporation dated June 2, 1998, filed herewith as Exhibit 9-A to Form U5S (1998).

              (80) By-Laws of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 4-B to Form U5S (1990).

              (81) Certificate of Incorporation of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 3-A to Form U5S (1990).

              (82) By-Laws of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 5-B to Form U5S (1990).

              (83) Certificate of Incorporation of Columbia Energy Telecommunications Company dated April 17, 1998 filed as
                      Exhibit 10-A and amendment changing name to Columbia Transmission Communications Corporation, dated September 24, 1997 filed as Exhibit 11-A to Form U5S (1998).

              (84) By-Laws of Columbia Energy Telecommunications Company dated May 11, 1998, filed as Exhibit 8-B to Form U5S
                      (1998).

              (85) Restated Certificate of Incorporation of TriStar Ventures Corporation as of July 22, 1986, filed as Exhibit 2-A to Form U5S (1986); amendment dated June 1, 1997, filed herewith as Exhibit 18-A and amendment changing name to Columbia Electric Corporation dated January 16, 1998, filed herewith as Exhibit 19-A to Form U5S (1997).

              (86) By-Laws as of March 22, 1984, filed as Exhibit 1-B to Form U5S (1984); amended to change the name from Columbia Gas Brokerage Corporation to TriStar Ventures Corporation by the Consent to Action in Lieu of a Special Meeting of the Board of Directors dated July 11, 1986, filed as Exhibit 10-B to Form U5S (1986).

              (87) Certificate of Incorporation of TriStar CPA Corporation dated April 29, 1988, filed as Exhibit 2-A to Form U5S
                      (1989); amendment changing name to TriStar Pedrick General Corporation, dated August 2, 1989, filed as Exhibit 3-A to Form U5S (1989); amendment changing name to Columbia Electric Pedrick General Corporation dated August 4, 1998, filed as Exhibit 13-A to Form U5S (1998).

              (88) By-Laws of TriStar CPA Corporation (name later changed to TriStar Pedrick General Corporation) dated April 29, 1988, filed as Exhibit 14-B to Form U5S (1989).

              (89) Certificate of Incorporation of TriStar Rumford Corporation dated April 29, 1988, filed as Exhibit 4-A to Form U5S (1989); amendment changing name to TriStar Pedrick Limited Corporation, dated August 2, 1989, filed as Exhibit 5-A to Form U5S (1989); amendment changing name to Columbia Electric Pedrick Limited Corporation, dated August 4, 1998, filed as Exhibit 14-A to Form U5S (1998).

              (90) By-Laws of TriStar Rumford Corporation (name later changed to TriStar Pedrick Limited Corporation) dated April 29, 1988, filed as Exhibit 15-B to Form U5S (1989).

              (91) Certificate of Incorporation of TVC Two Corporation dated December 28, 1989, filed as Exhibit 7-A to Form U5S
                      (1989); amendment changing name to TriStar Binghamton General Corporation, dated May 8, 1990, filed as Exhibit 6-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton General Corporation, dated August 4, 1998, filed as Exhibit 16-A to Form U5S (1998).

              (92) By-Laws of TVC Two Corporation (name later changed to TriStar Binghamton General Corporation) dated December 28, 1989, filed as Exhibit 17-B to Form U5S (1989).

              (93) Certificate of Incorporation of TVC Three Corporation dated December 28, 1989, filed as Exhibit 8-A to Form U5S
                      (1989); amendment changing name to TriStar Binghamton Limited Corporation, dated May 8, 1990, filed as Exhibit 7-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton Limited Corporation, dated August 4, 1998, filed as Exhibit 17-A to Form U5S (1998).

              (94) By-Laws of TVC Three Corporation (name later changed to TriStar Binghamton Limited Corporation) dated December 28, 1989, filed as Exhibit 18-B to Form U5S (1989).

              (95) Certificate of Incorporation of TVC Six Corporation dated December 28, 1989, filed as Exhibit 11-A to Form U5S
                      (1989); amendment changing name to TriStar Vineland General Corporation, dated May 8, 1990, filed as Exhibit 10-A to Form U5S (1990); amendment changing name to Columbia Electric Vineland General Corporation, dated August 4, 1998, filed as Exhibit 20-A to Form U5S (1998).

              (96) By-Laws of TVC Six Corporation (name later changed to TriStar Vineland General Corporation) dated December 28, 1989, filed as Exhibit 21-B to Form U5S (1989).

              (97) Certificate of Incorporation of TVC Seven Corporation dated December 28, 1989, filed as Exhibit 12-A to Form U5S
                      (1989); amendment changing name to TriStar Vineland Limited Corporation, dated May 8, 1990, filed as Exhibit 11-A to Form U5S (1990); amendment changing name to Columbia Electric Vineland Limited Corporation, dated August 4, 1998, filed as Exhibit 21-A to Form U5S (1998).

              (98) By-Laws of TVC Seven Corporation (name later changed to TriStar Vineland Limited Corporation) dated December 28, 1989, filed as Exhibit 22-B to Form U5S (1989).

              (99) Certificate of Incorporation of TVC Eight Corporation dated December 28, 1989, filed as Exhibit 13-A to Form U5S
                      (1989); amendment changing name to TriStar Rumford Limited Corporation, dated September 26, 1990, filed as Exhibit 12-A to Form U5S (1990); amendment changing name to Columbia Electric Rumford Limited Corporation, dated August 4, 1998, filed as Exhibit 22-A to Form U5S (1998).

              (100) By-Laws of TVC Eight Corporation (name later changed to TriStar Rumford Limited Corporation) dated December 28, 1989, filed as Exhibit 23-B to Form U5S (1989).

              (101) Certificate of Incorporation of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 14-A to Form U5S
                      (1989); amendment changing name to Columbia Electric Limited Holdings Corporation, dated August 4, 1998, filed as Exhibit 23-A to Form U5S (1998).

              (102) By-Laws of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 24-B to Form U5S (1989).

              (103) Certificate of Incorporation of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 15-A to Form U5S
                      (1989); amendment changing name to Columbia Electric Liberty Corporation, date August 4, 1998, filed as Exhibit 24-A to Form U5S (1998).

              (104) By-Laws of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 25-B to Form U5S (1989).

              (105) Certificate of Incorporation of Columbia Electric Pedrick Limited II Corporation dated November 29, 1999, filed herewith as Exhibit 15-A to Form U5S (1999).

              (106) By-Laws of Columbia Electric Pedrick Limited II Corporation dated November 29, 1999, filed herewith as
                      Exhibit 8-B to Form U5S (1999).

              (107) Certificate of Incorporation of Columbia Electric Pedrick General II Corporation dated November 30, 1999, filed herewith as Exhibit 16-A to Form U5S (1999).

              (108) By-Laws of Columbia Electric Pedrick General II Corporation dated November 30, 1999, filed herewith as
                      Exhibit 9-B to Form U5S (1999).

              (109) Certificate of Incorporation of Columbia Electric Liberty Member Corporation dated December 23, 1999, filed herewith as Exhibit 17-A to Form U5S (1999).

              (110) By-Laws of Columbia Electric Liberty Member Corporation dated December 23, 1999, filed herewith as Exhibit 10-B to Form U5S (1999).

              (111) Certificate of Incorporation of Columbia Electric Gregory General Corporation dated May 21, 1998, filed herewith as
                      Exhibit 18-A to Form U5S (1999).

              (112) By-Laws of Columbia Electric Gregory General Corporation dated May 21, 1998, filed herewith as Exhibit 11-B to Form U5S (1999).

              (113) Certificate of Incorporation of Columbia Electric Gregory Remington Corporation dated May 21, 1998, filed herewith as Exhibit 19-A to Form U5S (1999).

              (114) By-Laws of Columbia Electric Gregory Remington Corporation dated May 21, 1998, filed herewith as Exhibit 12-B to Form U5S (1999).

              (115) Certificate of Incorporation of Columbia Electric Kelson Corporation dated November 10, 1999, filed herewith as
                      Exhibit 20-A to Form U5S (1999).

              (116) By-Laws of Columbia Electric Kelson Corporation dated November 10, 1999, filed herewith as Exhibit 13-B to Form U5S (1999).

              (117) Certificate of Incorporation of Columbia Electric Haverstraw Corporation dated September 14, 1999, filed herewith as Exhibit 21-A to Form U5S (1999).

              (118) By-Laws of Columbia Electric Haverstraw Corporation dated September 14, 1999, filed herewith as Exhibit 14-B to Form U5S (1999).

              (119) Certificate of Incorporation of Columbia Electric Liberty Member II Corporation dated September 14, 1999, filed herewith as Exhibit 22-A to Form U5S (1999).

              (120) By-Laws of Columbia Electric Liberty Member II Corporation dated September 14, 1999, filed herewith as Exhibit 15-B to Form U5S (1999).

              (121) Certificate of Incorporation of Columbia Electric Liberty II Corporation dated September 14, 1999, filed herewith as
                      Exhibit 23-A to Form U5S (1999).

              (122) By-Laws of Columbia Electric Liberty II Corporation dated September 14, 1999, filed herewith as Exhibit 16-B to Form U5S (1999).

              (123) Certificate of Formation of Columbia Capacity, LLC dated August 11, 1999, filed herewith as Exhibit 24-A to Form U5S (1999).

              (124) Limited Liability Company Agreement of Columbia Capacity, LLC dated August 11, 1999, filed herewith as Exhibit 17-B to Form U5S (1999).

               EXHIBIT C

(a) *Reference is made to Columbia Energy Group's 1999 Form 10- K, pages 74 through 76, filed with the Commission on March 2, 2000, for the indentures and other fundamental documents defining the rights of security holders.

             *Incorporated herein by reference.

EXHIBIT D


              A copy of the System Tax Allocation Agreement (Agreement) is filed herewith as Exhibit D to Form U5S (1999).

EXHIBIT E

              Copies of other documents prescribed by rule or order.

              The Registrant's Chart of Accounts was filed on November 24, 1975, as Amendment No. 1 to Form U5S (1974), modified by Amendment No. 1 to Form U5S (1980), filed on July 10, 1981, and by Amendment No. 1 to Form U5S (1981), filed on September 24, 1982. No changes, other than those required by the Federal Energy Regulatory Commission, occurred during the year 1996.

              Columbia's personnel policy of general application, permitting retirees to secure subsidiary contingent tax liabilities relating to Pension Restoration Plan distributions, effective as of December 1, 1993, filed as Exhibit E to Form U5S (1993), is incorporated herein by reference.

                                                                       EXHIBIT F

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Columbia Energy Group:

We have audited the consolidated balance sheets of Columbia Energy Group (a Delaware corporation, the "Corporation") and subsidiaries as of December 31, 1999 and 1998, and the related statements of consolidated income, cash flows and common stock equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


New York, New York
January 25, 2000

EXHIBIT G

      Financial Data Tables are filed herewith as Exhibit 27.

                                    EXHIBIT H


              Organizational Chart of Exempt Wholesale Generators


                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT I


          Audited Financial Statements of Exempt Wholesale Generators


                        CONFIDENTIAL TREATMENT REQUESTED